As filed with the Securities and Exchange Commission on January 23, 2025

Registration No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JE Cleantech Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrants name into English)

Cayman Islands	3990	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Woodlands Sector 1

Singapore 738361

+65 6368 4198

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry F. Schlueter, Esq. Celia Velletri, Esq. Schlueter & Associates, P.C. 5655 South Yosemite Street, Suite 350 Greenwood Village, CO 80111 Telephone: (303) 292-3883

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated ______________, 2025

PRELIMINARY PROSPECTUS

JE Cleantech Holdings Limited

Up to 800,000 Ordinary Shares

This prospectus relates to the resale of up to 800,000 Ordinary Shares, $0.003 par value per share, (the “Ordinary Shares” or the “Resale Shares”) of JE Cleantech Holdings Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), that may be sold from time to time by JE Cleantech Global Limited, the controlling shareholder of the Company (the “Resale Shareholder”). The Resale Shareholder is wholly owned by Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer.

No Ordinary Shares are being registered hereunder for sale by the Company. We will not receive any proceeds from the sale of the Ordinary Shares by the Resale Shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Resale Shareholder (see “Use of Proceeds”). The Resale Shareholder is offering its securities to further enhance liquidity in the public trading market for our equity securities in the United States. Unlike an initial public offering, any sale by the Resale Shareholder of the Ordinary Shares is not being underwritten by any investment bank.

Our registration of the Ordinary Shares covered by this prospectus does not mean that the Resale Shareholder will offer or sell any of the shares. The Resale Shareholder may offer and sell or otherwise dispose of the Ordinary Shares covered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol JCSE. On January 17, 2025, the closing sales price of our Ordinary Shares was $1.465 per share, as reported by Nasdaq.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our subsidiaries in Singapore. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors in our Ordinary Shares should be aware that they do not directly hold equity interests in our subsidiaries but rather are purchasing equity solely in our Company.

We are an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, we may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary - Implications of Our Being an Emerging Growth Company” and “Prospectus Summary - Implications of Our Being a Foreign Private Issuer” beginning on page 6 of this prospectus.

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 9 of this prospectus before investing in our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2025.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Resale Shareholder may offer from time to time up to 800,000 Ordinary Shares. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. We take no responsibility for and provide no assurance about the reliability of any information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the Resale Shareholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data, forecasts and market research are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified the data.

PRESENTATION OF FINANCIAL INFORMATION

Basis of Presentation

Unless otherwise indicated, all financial information contained or incorporated by reference in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them, and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

On October 13, 2023, the Company completed a reverse share split that resulted in a reduction of the number of Ordinary Shares outstanding from 15,020,000 to 5,006,666 that has been retroactively restated to the beginning of the first period presented herein.

Financial Information in U.S. Dollars

Our reporting currency is the Singapore dollar. This prospectus and the documents incorporated herein by reference also contain translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Singapore dollars into U.S. dollars were made at SGD1.00 to US$0.7580 or SGD1.00 to US$0.7379, the exchange rates set forth in the statistical release of the Federal Reserve Board on December 29, 2023 and June 28, 2024, respectively. We make no representation that the Singapore dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate or at all.

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MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe,” “plan,” “expect,” “intend,” “should,” “seek,” “estimate,” “will,” “aim” and “anticipate,” or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this prospectus or in documents incorporated by reference in this prospectus, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the United States Securities and Exchange Commission, other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, regional, national or global political, economic, business, competitive, market and regulatory conditions, the risk factors set forth in “Risk Factors” and the following:

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●	our business and operating strategies and our various measures to implement such strategies;

●	our operations and business prospects, including development and capital expenditure plans for our existing business;

●	changes in policies, legislation, regulations or practices in the industry and those countries or territories in which we operate that may affect our business operations;

●	our financial condition, results of operations and dividend policy;

●	changes in political and economic conditions and competition in the area in which we operate, including a downturn in the general economy;

●	the regulatory environment and industry outlook in general;

●	future developments in the cleaning solutions market and actions of our competitors;

●	catastrophic losses from man-made or natural disasters, such as fires, floods, windstorms, earthquakes, diseases, epidemics, other adverse weather conditions or natural disasters, war, international or domestic terrorism, civil disturbances and other political or social occurrences;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;

●	the overall economic environment and general market and economic conditions in the jurisdictions in which we operate;

●	our ability to execute our strategies;

●	changes in the need for capital and the availability of financing and capital to fund those needs;

●	our ability to anticipate and respond to changes in the markets in which we operate, and in client demands, trends and preferences;

●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;

●	changes in interest rates or rates of inflation; and

●	legal, regulatory and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and that have been filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for cleaning systems and centralized dishwashing services may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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DEFINITIONS

“AI” means artificial intelligence, which refers to intelligence demonstrated by machines.

“Amended and Restated Memorandum” means the amended and restated memorandum of association of our Company adopted on January 18, 2022 and as supplemented, amended or otherwise modified from time to time, a copy of which was filed as Exhibit 3.1 to our registration statement filed with the SEC on March 10, 2022.

“Amended and Restated Articles” means the amended and restated articles of association of our Company adopted on January 18, 2022, as amended from time to time, a copy of which was filed as Exhibit 3.2 to our registration statement filed with the SEC on March 10, 2022.

“ASEAN” means the Association of Southeast Asian Nations.

“B2B” means business-to-business, the exchange of products, services or information between businesses, rather than between businesses and consumers.

“bizSAFE” means a five-step program to assist companies in increasing their workplace safety and health capabilities to achieve quantum improvements in safety and health standards at the workplace, and organized under the Workplace Safety and Health Council of Singapore.

“Business Day” means a day (other than a Saturday, Sunday or public holiday in the U.S.) on which licensed banks in the U.S. are generally open for normal business to the public.

“BVI” means the British Virgin Islands.

“CAGR” means compound annual growth rate.

“CNC” means computer numerical control, which is the automated operation of machines using computers.

“Company” or “our Company” means JE Cleantech Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on January 29, 2019.

“Companies Act” means the Companies Act (2023 Revision) of the Cayman Islands.

“COVID-19” means the Coronavirus Disease 2019.

“Euromonitor” means Euromonitor International Limited, a business consulting firm involved in market research, analysis and growth strategy consulting and an Independent Third Party.

“Evoluxe” means Evoluxe Pte. Ltd., a company incorporated in Singapore on May 6, 2016 and an indirect wholly-owned subsidiary of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Greater China” means mainland China, Hong Kong, Macau and Taiwan in East Asia.

“Group,” “our Group,” “we,” “us” or “our” means our Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company became the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or, as the case may be, their predecessors.

“Halal certification” means an award of endorsement given by a credible Islamic body to attest that a product or service is suitable for Muslim consumption or use.

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“Halal dishware” means dishware used at food and beverage establishments that have obtained a Halal certification and are suitable for Muslim use.

“HDD” means hard-disk drive.

“Hygieia” means Hygieia Warewashing Pte. Ltd., a company incorporated in Singapore on December 29, 2010 and an indirect wholly-owned subsidiary of the Company.

“Hygieia Facility” means the centralized dishwashing facility and office leased by Hygieia, located at 17 Woodlands Sector 1, Singapore 738354.

“Independent Third Party” means a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company.

“Industry 4.0” means the Fourth Industrial Revolution, which is the ongoing automation of traditional manufacturing and industrial practices, using modern smart technology. In Singapore the movement toward the Industry 4.0 model is backed by government support and funding.

“Initial Public Offering” means the initial public offering of 3,000,000 of the Company’s Ordinary Shares, plus 562,500 Ordinary Shares subject to the underwriters’ over-allotment option and 750,000 Ordinary Shares offered by a selling shareholder, pursuant to a registration statement on Form F-1, which offering was completed in April 2022.

“IoT” means Internet of Things, which describes physical objects that are embedded with sensors, processing ability, software and other technologies that connect and exchange data with other devices and systems over the Internet or other communications networks.

“ISO 9001: 2015” means a quality management system standard that is based on a number of quality management principles including a strong customer focus, the motivation and implication of top management, the process approach and continual improvement.

“ISO 45001:2018” means a quality management system standard that specifies requirements for an occupational health and safety management system and gives guidance for its use enabling organizations to provide safe and healthy workplaces by preventing work-related injury and ill health as well as by proactively improving its occupational health and safety management system performance.

“ISO 22000:2005” means a quality management system standard that specifies requirements for a food safety management system where an organization in the food chain needs to demonstrate its ability to control food safety hazards in order to ensure that food is safe at the time of human consumption.

“JCS” means JCS-Echigo Pte Ltd, a company incorporated in Singapore on November 25, 1999 and an indirect wholly-owned subsidiary of the Company.

“JCS Facility” means the manufacturing and office facility leased by JCS, located at 3 Woodlands Sector 1 Singapore 738361.

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012.

“kHz” means kiloHertz, which is equivalent to 1,000 Hertz or 1,000 cycles per second.

“megasonic” means frequency acoustic energy of between 0.8 to 1.2 mHz.

“mHz” means megaHertz, which is equivalent to 1,000,000 Hertz, or 1,000,000 cycles per second.

“MOM” means the Singapore Ministry of Manpower.

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‘‘MYR’’ means Ringgit Malaysia, the lawful currency of Malaysia.

“NAS” means North Asian sources, being countries from which foreign workers can be employed by Singapore entities, comprising Hong Kong, Macau, South Korea and Taiwan.

“NEA” means the National Environment Agency of Singapore.

“PRC” means the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Resale Shareholder” means JE Cleantech Global Limited, a controlling shareholder of our Company, which is directly owned as to 100.00% by Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer.

“R&D” means research and development.

“S$” or “SGD” means Singapore dollars(s), the lawful currency of Singapore.

“SEC” or “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SME 1000” means the annual recognition program organized by Experian Credit Services Singapore Pte Ltd, the official ranking body of companies in Singapore, which is a guide that profiles the success of businesses based on financial indicators such as revenue, net profit, return on equity and overseas revenue.

“SSD” means solid state drive.

“ultrasonic” means frequency acoustic energy of generally between 20 and 200 kHz.

“US$,” “$” or “USD” means United States dollar(s), the lawful currency of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus or incorporated by reference in this prospectus, before deciding to invest in our Securities. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

Our Group’s history began in November 1999 when JCS was founded by Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer, and her then business partner, Mr. Yeo Hock Huat. Our Group commenced business in the selling of cleaning systems in 2005, before starting our business in the design, development, manufacture and sale of cleaning systems in Singapore in 2006. We manufacture a broad range of cleaning systems, including aqueous washing systems, plating and cleaning systems, train cleaning systems and other equipment. Since 2013, we have also been in the business of providing centralized dishwashing services for the food and beverage industry, mainly for food and beverage establishments in Singapore such as food courts, hawker centers, restaurants, cookhouses, eldercare homes and an inflight catering service provider. We have also provided general cleaning services since 2015, mainly for food courts in Singapore.

Our mission is to be an industry leader in the cleaning systems and provision of centralized dishwashing services industry and in the design, development and manufacturing of precision cleaning systems industry.

Recent and Other Developments

Initial Public Offering

On April 22, 2022, we closed on our Initial Public Offering of 3,020,000 Ordinary Shares at a price of $4.00 per share. In addition, a selling shareholder affiliated with us sold an aggregate of 750,000 Ordinary Shares in the offering. The gross proceeds of the offering to us, before underwriting discounts and commissions and estimated offering expenses, were approximately $12 million (including the partial exercise of the overallotment option). We did not receive any of the proceeds from the sale of Ordinary Shares by the selling shareholder.

Nasdaq Deficiencies

On November 3, 2022, we received a written notification from Nasdaq indicating that, because the closing bid price of our Ordinary Shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement (the “Minimum Bid Price Requirement”) under Nasdaq rule 5550(a)(2) (the “Listing Rule”). As of November 3, 2023, we regained compliance with the Minimum Bid Requirement Listing Rule, and the matter was closed.

Subsequently, on December 14, 2023, we received another written notification from Nasdaq stating that our Ordinary Shares failed to maintain a minimum bid price of $1.00 over the last 30 consecutive business days as required by the Minimum Bid Price Requirement. Subsequently, we informed Nasdaq that, as of August 1, 2024, the trading price of our Ordinary Shares had closed for ten consecutive days at or above the $1.00 minimum bid price and therefore satisfied the Minimum Bid Price Requirements. On August 27, 2024, we received a letter from the Listing Qualifications Department of Nasdaq informing us that we had regained compliance with Nasdaq’s Minimum Bid Price Requirements and that Nasdaq considered the matter closed. Accordingly, our Ordinary Shares continue to be listed on The Nasdaq Capital Market. See “Risk Factors - Risks Related to Our Securities - We may not be able to maintain compliance with Nasdaq’s continued listing requirements.”

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Share Consolidation

At a Special Meeting of Stockholders held on August 29, 2023, our members (Stockholders) approved a share consolidation (the “Share Consolidation”) and granted our Board of Directors the authority to determine the final ratio and when to proceed with the Share Consolidation.

We effected the Share Consolidation at a ratio of 1-for-3, effective October 13, 2023 (the “Effective Time”), in order to regain compliance with the minimum $1.00 bid price per share requirement of Nasdaq’s Marketplace Rule 5450(a)(1). Our Ordinary Shares began trading on a Share Consolidation-adjusted basis on Nasdaq as of the opening of trading on October 16, 2023, under the existing ticker symbol “JCSE.” The CUSIP number for the Company’s Ordinary Shares changed to G50875 205 following the Share Consolidation.

As of the Effective Time, every three of our issued and outstanding Ordinary Shares were combined into one issued and outstanding Ordinary Share, thereby reducing the number of outstanding shares from 15,020,000 to 5,006,666. The total number of authorized Ordinary Shares was reduced from 100,000,000 to 33,333,333.33, and the par value changed from $0.001 per share to $0.003 per share. No fractional Ordinary Shares were issued in connection with the Share Consolidation, and any shareholders of record who otherwise would have been entitled to receive a fraction of a share because they held a number of pre-consolidation Ordinary Shares not evenly divisible by three became entitled to receive such number of Ordinary Shares as rounded down to the nearest whole share.

As of the Effective Time, proportional adjustments were also made to the number of Ordinary Shares issuable upon the exercise of any outstanding stock options, the number of shares issuable pursuant to outstanding restricted stock awards and the number of shares authorized and reserved for issuance pursuant to the Company’s 2022 Equity Incentive Plan. The exercise prices and stock price targets of any outstanding stock options, warrants and equity awards were also proportionately adjusted, as applicable.

Following the Share Consolidation, the daily closing bid price of our Ordinary Shares remained above $1.00 per share for ten consecutive business days from October 16, 2023 to October 27, 2023. Consequently, we were in compliance with all applicable Nasdaq listing standards and the prior bid price deficiency matter was closed.

Stock Repurchase Program

On September 6, 2023, the Company announced that its Board of Directors had authorized a stock repurchase program of up to $1,000,000 of the Company’s outstanding Ordinary Shares. As of November 30, 2024, the Company had repurchased 46,406 shares at an average purchase price of US$1.02 or a total of US$47,334.12. As of the date of this prospectus, the Company is authorized to repurchase up to an additional US$952,665.88 of its Ordinary Shares under the stock repurchase program.

Competitive Advantages

Long and proven track record in precision cleaning in Singapore

We have been providing cleaning systems to our customers for over 18 years and have accumulated extensive industry experience. We believe our strong research and development (“R&D”) and engineering capabilities enable us to design, develop and manufacture quality precision cleaning systems and other cleaning systems for various industrial end-use applications, which are customized to each of our customers’ needs.

In April 2018, JCS was awarded the Singapore Quality Class Certification by Enterprise Singapore, which validates JCS’s commitment towards continuous improvement and sustainable business performance and commendable management practices. The management system of JCS has also been assessed as conforming to ISO 9001: 2015 and ISO 45001: 2018 for design, manufacture, supply, installation and serving of integrated cleaning systems.

We believe our strong track record in precision cleaning will facilitate the promotion and demand for our products with both existing and new customers, as well as the expansion of our business. We will continue to develop products for different industrial end-use applications and to meet the needs of our customers across various industries by expanding our product portfolio.

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Stable relationships with our major customers

Since 2006, we have developed stable relationships with our major customers and we believe that our engineering know-how and ability to design, develop and manufacture customized cleaning systems to meet our customers’ requirements and specifications and our ability to provide centralized dishwashing services have been the key drivers for them to appoint us as their suppliers over the years.

We have maintained stable business relationships with a majority of our major customers. During the years ended December 31, 2021, 2022 and 2023 and the six-month period ended June 30, 2024, our top five customers included renowned HDD manufacturers, international engine and industrial solutions providers and food and beverage establishment operators in Singapore, three of which have more than 11 years of business relationships with us. As of the date of this prospectus, our customers continue to be from such various industries. We believe that certain customers, such as multinational corporations, may have stringent selection processes for their suppliers and we have had to meet certain criteria and audit checks before becoming an approved qualified supplier.

Experienced R&D and engineering team

We have an experienced R&D and engineering team led by Mr. Zhao Liang, who is also a member of our senior management team. Our directors believe that our Group has strong in-house R&D and engineering capabilities to design high quality precision cleaning systems and other cleaning systems customized to meet the standards and particular needs of our customers, including HDD, semiconductor and industrial electronic equipment/product manufacturers. As of the date of this prospectus, our R&D and engineering team has 11 members, six of whom have obtained a bachelor’s degree in engineering.

With our strong R&D and engineering team, we are able to design and develop customized cleaning systems catered to our customers’ requirements and specifications. Against the backdrop of Industry 4.0 and an increasing demand for digitized and automated machinery in the manufacturing space, we have entered into collaborations with a customer, as well as other parties, to develop new customized cleaning solutions. In addition to previously co-developing a high performance dryer with one of our customers, we have developed a robotic floor scrubber, which integrates various types of technology, such as sensors, cameras and navigation systems, to clean floors without human intervention. We are now in the development stage of an autonomous cleaning robot that will be capable of cleaning windows and other applications based on the configuration of the object being cleaned. Our directors believe that such customized cleaning systems and collaborations demonstrate our customers’ belief in the strength of our R&D and engineering capabilities.

Experienced management team

We have an experienced management team, led by Ms. Hong Bee Yin, our Chairman, Executive Director, Chief Executive Officer and founder, who has been instrumental in spearheading the growth of our Group. Ms. Hong has over 25 years of experience in the cleaning solutions industry in Singapore and she is primarily responsible for planning and execution of our Group’s business strategies, including product development, as well as managing our Group’s relationships.

Our Group is supported by a senior management team with substantial experience in the cleaning solutions industry. Our senior management team includes members such as Mr. Zhao Liang, who is the head of our R&D and engineering team and has over 18 years of experience in the precision cleaning equipment industry.

For details of the profiles of the senior management team, please refer to “Management” in this prospectus.

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Growth strategies

Our principal objective is to sustain continuous growth in our business and strengthen our market position in the cleaning systems industry in Singapore, Malaysia and other countries such as Thailand, Belgium and South Korea, and in the centralized dishwashing services industry in Singapore with the following strategies:

●	Expand our product portfolio;

●	Expand our research and development and engineering team;

●	Improve the production efficiency of our centralized dishwashing services business;

●	Expand our production capability for cleaning systems and other equipment;

●	Acquire additional software systems and hardware; and

●	Establish a new office in Malaysia.

Risks and Challenges

Investing in our Ordinary Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 9 of this prospectus, which you should carefully consider before making a decision to purchase Ordinary Shares from the Resale Shareholder. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Ordinary Shares would likely decline, and you may lose all or part of your investment.

These risks include but are not limited to the following:

Risks related to our business and industry:

●	We only have a limited number of customer groups and our business is significantly dependent on our major customer groups’ demands and our relationships with them.

●	We are exposed to the credit risks of our customers.

●	We may be affected by the prospects of the industries in which our customers are engaged.

●	We are vulnerable to fluctuations in the cost or supply of our raw materials.

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates.

●	Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

●	We may be affected by adverse changes in the political, economic, regulatory or social conditions in the countries in which we and our customers and suppliers operate or into which we intend to expand, such as Singapore, Malaysia, Thailand, Belgium and South Korea.

●	Our business and operations may be materially and adversely affected in the event of a re-occurrence of a prolonged global pandemic outbreak of COVID-19 or other epidemic or natural disaster.

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Risks related to our Ordinary Shares:

●	There may not be an active trading market for our Ordinary Shares when a purchaser desires to sell his shares and the trading price and trading volume for our Ordinary Shares fluctuates significantly.

●	We may not maintain the listing of our Ordinary Shares on Nasdaq, which could limit investors’ ability to make transactions in our Ordinary Shares and subject us to additional trading restrictions.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

●	As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	Certain judgments obtained against us by our shareholders may not be enforceable.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	Our controlling shareholder, which is also the Resale Shareholder, has substantial influence over the Company.

●	If securities or industry analysts do not publish research or reports about our business causing us to lose visibility in the financial markets or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

Corporate Information

We were incorporated in the Cayman Islands on January 29, 2019. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111 Cayman Islands. Our principal executive office is at 3 Woodlands Sector 1, Singapore 738361. Our telephone number at this location is +65 6368 4198. Our principal website address is http://www.jecleantech.sg. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections titled “Risk Factors” and “Enforceability of Civil Liabilities” for more information.

Implications of Our Being a “Controlled Company”

We are currently a “controlled company,” as defined under the Nasdaq Stock Market Rules, because Ms. Hong Bee Yin, through her 100% equity ownership of the Resale Shareholder, holds more than 50% of our voting power. If all 800,000 Ordinary Shares being offered hereby are sold, Ms. Hong will still control 51.3% of our outstanding shares. As a result, for so long as we remain a controlled company as defined under the Nasdaq Stock Market Rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that: (i) a majority of our Board of Directors must be independent directors; (ii) our compensation committee must be composed entirely of independent directors; and (iii) our nomination committee must be composed entirely of independent directors.

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Implications of Our Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	scaled-down disclosure requirements both in an IPO and periodic reporting; and

●	an exemption from compliance with the auditor attestation requirement of the Sarbanes-Oxley Act on the effectiveness of our internal control over financial reporting.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the fifth anniversary of the completion of our Initial Public Offering occurred; (2) the last day of the fiscal year in which we have total annual gross revenue of at least US$1.235 billion; (3) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700.0 million as of the end of the prior December 31; and (4) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some, but not all, of the available exemptions. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Implications of Our Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither emerging growth companies nor foreign private issuers.

In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of Nasdaq. Although we currently intend to comply with most of the corporate governance requirements of Nasdaq, such as that a majority of the directors on our Board of Directors are independent directors, our audit committee has three members and our compensation committee and our nomination committee are comprised entirely of independent directors, we may, in the future, choose to rely on home country practice to be exempted from certain of the corporate governance requirements of Nasdaq.

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The Offering

Ordinary Shares currently issued and outstanding	5,260,260 Ordinary Shares

Securities offered by the Resale Shareholder	Up to 800,000 Ordinary Shares

Ordinary Shares to be held by the Resale Shareholder after this offering	2,400,000 Ordinary Shares assuming all Ordinary Shares are sold by the Resale Shareholder.

Use of proceeds	We will not receive any of the proceeds from the sale of the Ordinary Shares covered by this prospectus.

Risk factors	You should read the “Risk Factors” section starting on page 9 of this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Dividends	We do not intend to pay any dividends on our Ordinary Shares for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. See “Dividends and Dividend Policy” for more information.

Terms of Offering	The Resale Shareholder will determine when and how it will sell the Ordinary Shares offered in this prospectus. See “Plan of Distribution.”

Listing	Our Ordinary Shares are listed on the Nasdaq Capital Market.

Trading Symbol	JCSE

Transfer Agent	VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598; telephone: 212-828-8436, toll-free: 855-9VSTOCK; facsimile: 646-536-3179

Summary Financial Data

You should read the following summary financial data together with our financial statements and the related notes incorporated by reference in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have derived the financial data for the fiscal years ended December 31, 2021, 2022 and 2023 from our audited financial statements incorporated by reference in this prospectus. We have derived the financial data for the six-month period ended June 30, 2024 from our unaudited financial statements incorporated by reference in this prospectus.

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Fiscal Year Ended December 31, 2023

Results of Operations Data:

	For the fiscal years ended December 31,
	2021		2022		2023	2023
	SGD’000		SGD’000		SGD’000	USD’000(1)
Revenues	14,764		18,631		18,032	13,668
Net income	2		1,192		519	393
Basic and diluted net income per Ordinary Share	0.00		0.25		0.10	0.08
Weighted average number of Ordinary Shares outstanding	4,000,000	*	4,697,772	*	5,006,666	5,006,666

(1) Calculated at the rate of US$0.7580 = SGD1 as set forth in the statistical release of the Federal Reserve System on December 29, 2023.

* Giving retroactive effect to the reverse share split effected on October 13, 2023, which is detailed in Note 15 to our audited consolidated financial statements

Balance Sheet Data:

	As of December 31,
	2022	2023	2023
	SGD’000	SGD’000	USD’000(1)
Cash and cash equivalents	6,561	5,089	3,858
Working capital	12,534	12,902	9,779
Total assets	35,465	35,493	26,903
Total liabilities	19,184	18,780	14,236
Total shareholders’ equity	16,281	16,713	12,667

(1) Calculated at the rate of US$0.7580 = SGD1as set forth in the statistical release of the Federal Reserve System on December 29, 2023.

Six-Month Periods Ended June 30, 2023 and 2024

Results of Operations Data:

	For the six-month periods ended June 30,
	2023	2024	2024
	SGD’000	SGD’000	USD’000(1)
Revenues	8,814	10,742	7,927
Net income	279	598	441
Basic and diluted net income per Ordinary Share	0.06	0.12	0.09
Weighted average number of Ordinary Shares outstanding	5,006,666	5,006,666	5,006,666

(1) Calculated at the rate of US$0.7379 = SGD1 as set forth in the statistical release of the Federal Reserve System on June 28, 2024.

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Balance Sheet Data:

	As of June 30,
	2024	2024
	SGD’000	USD’000(1)
Cash and cash equivalents	4,807	3,547
Working capital	13,206	9,745
Total assets	34,538	25,486
Total liabilities	17,256	12,734
Total shareholders’ equity	17,282	12,752

(1) Calculated at the rate of US$0.7379 = SGD1 as set forth in the statistical release of the Federal Reserve System on June 28, 2024.

RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus (or incorporated by reference herein), before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We only have a limited number of customer groups and our business is significantly dependent on our major customer groups’ needs and our relationships with them. We may be unsuccessful in attracting new customers.

Our aggregate sales generated from our top five customer groups amounted to approximately 80.6%, 68.1% and 66.1% of our revenue for the years ended December 31, 2021, 2022 and 2023, respectively. For the six-month periods ended June 30, 2023 and 2024, our aggregate sales generated from our top five customer groups were approximately 63.3% and 75.9% of our revenue, respectively. In particular, sales to our largest customer group, which is principally engaged in the manufacture of hard disk drives (“HDD”) and semiconductors, amounted to approximately SGD4.8 million, SGD4.1 million and SGD4.4 million, representing approximately 32.7%, 22.0% and 24.2% of our revenue, for the years ended December 31, 2021, 2022 and 2023, respectively, and approximately SGD5.2 million, or 48.0% of our revenue, for the six-month period ended June 30, 2024.

Accordingly, our sales would be significantly affected by changes in our relationship with or in the needs of our major customer groups, particularly our largest customer group, as well as other factors that may affect their purchases from us, many of which are beyond our control. Any adverse changes in the economic conditions in the markets in which our customer groups operate and in their business expansion plans may negatively affect their purchasing practices and result in a reduction in demand for our products and services. Furthermore, we have a limited number of customer groups for both our sale of cleaning systems and other equipment business and our centralized dishwashing and general cleaning services business. Our centralized dishwashing services and general cleaning services business provided centralized dishwashing services to 54, 60 and 123 customer groups during the years ended December 31, 2021, 2022 and 2023, respectively, and provided general cleaning services to 7, 3 and 4 customer groups, respectively, during those periods. During the six-month period ended June 30, 2024, they provided centralized dishwashing services to 145 customer groups and general cleaning services to 3 customer groups. If our major customer groups do not place their new orders with us, our business, financial condition, results of operations and prospects could be materially and adversely affected. In addition to maintaining and growing our business with existing customers, the success of our business also depends on our ability to attract new customers. If we are unable to attract new customers, our business growth will be hampered and our business, financial condition, results of operations and prospects may be materially and adversely affected.

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We are dependent upon our largest customer group for a substantial amount of our revenue.

We derived a significant portion of our revenue from our largest customer group during the years ended December 31, 2021, 2022 and 2023 and the six-month period ended June 30, 2024. Our sales to that customer group amounted to approximately SGD4.8 million, SGD4.1 million and SGD4.4 million for the years ended December 31, 2021, 2022 and 2023, respectively, which accounted for approximately 32.7%, 22.0% and 24.2% of our total revenue for those years. During the six-month period ended June 30, 2024, sales to our largest customer group amounted to SGD5.2 million, or approximately 48.0% of total revenue. We expect that this customer group will continue to account for a significant portion of our total revenue for a considerable period of time if we cannot expand our customer base and our geographical coverage. There is no assurance that we will be able to maintain the same or achieve even higher sales amounts to that customer group. Our sales to such customer group will be affected by the results of operations of the companies within that group, which may in turn be affected by many factors such as global and/or regional political, economic or social conditions, foreign trade or monetary policies, legal or regulatory requirements or taxation or tariff regime, demand for their products and implementation of sales and marketing strategies for their products. If the companies within our largest customer group are unable to launch their marketing plans for their products successfully, or if there is any material and adverse change in political, economic or social conditions, foreign trade or monetary policies, legal or regulatory requirements or taxation or tariff regime or if the demand for their products weakens materially, and if we are unable to develop new customers and secure purchase orders of comparable size or under substantially the same terms, our business, financial condition, results of operations and prospects may be materially and adversely affected. Further, if we fail to achieve more diversified income or reduce our reliance on such customer group, or if we fail to secure a similar level of business from other customers on comparable commercial terms, such that the reduction in revenue from our largest customer group could be partly or wholly offset, our business, financial condition, results of operations and prospects may be materially and adversely affected.

In addition, there is generally no long-term commitment from customers of our cleaning systems and other equipment business to purchase an agreed amount from us. Therefore, any material change in a customer’s product development plan may also directly affect its demand for our products. If we fail to quote a competitive price to our customer, if the quality of our products does not meet our customer’s specifications or if there is any disruption to our business relationship with our customer, we may be unable to secure further business from such customer. Any significant decrease in sales to any of our customers for any reason, including any disruption to our business relationship with them, may materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to risks relating to the operation of our production and processing facilities.

We are dependent on our JCS Facility and Hygieia Facility for our operations. Our production and processing facilities are subject to the risk of operational breakdowns caused by accidents occurring during the production process, including, but not limited to, faulty machines, suspension of utilities, human error or subpar output or efficiency. Any interruption in, or prolonged suspension of any part of production at, or any damage to or destruction of, any of our production and processing facilities arising from unexpected or catastrophic events or otherwise may prevent us from carrying out our businesses of the sale of cleaning systems and other equipment and provision of centralized dishwashing services to our customers, which in turn may result in a material adverse effect on our results of operations and financial condition. In addition, any interruption or suspension of the production process or failure to supply our products and/or services to our customers in a timely manner may result in breach of contract and loss of sales, as well as expose us to liability and the requirement to pay compensation under the relevant contracts with our customers, lawsuits and damage to our reputation, which may have a material and adverse effect on our business, financial condition, results of operations and prospects.

The operation of our production and processing facilities is also subject to risks and issues in respect of our production processes such as mechanical and system failures, equipment upgrades and delays in the delivery of machinery and equipment, any of which could cause interruption or suspension of the production process and reduced output.

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Additionally, there may be accidents or injuries to our workers caused by the use of machinery or equipment at our production and processing facilities, which could interrupt our operations and result in legal and regulatory liabilities. While none of our workers were involved in any work-related accidents or suffered any work-related injuries during the years ended December 31, 2021, 2022 and 2023, or during the period from January 1, 2024 through the present date, there is no assurance that there will not be any such accidents or injuries in the future, which could cause operational breakdowns. Any such operational breakdowns, interruptions or suspensions may affect our business, financial condition, results of operations and prospects.

The non-recurring nature of our cleaning systems and other equipment business means that there is no guarantee that we will be able to secure new orders, leading to fluctuations in revenue.

We do not enter into any long term agreements with our customers for sale of cleaning systems and other equipment, and sell cleaning systems and other equipment on an order-by-order basis. Therefore, our customers are under no obligation to continue to award contracts to or place orders with us and there is no assurance that we will be able to secure new orders in the future. In this regard, the number of contracts and orders and the amount of revenue that we are able to derive therefrom are affected by a series of factors including but not limited to changes in our customers’ businesses and changes in market and economic conditions.

Accordingly, there is uncertainty as to whether we will be able to secure new contracts and orders in the future and in the event that our Group fails to secure new contracts or orders of contract values, size and/or margins comparable to previous orders, our business, financial condition, results of operations and prospect may be materially and adversely affected.

We do not enter into long-term agreements for the provision of centralized dishwashing and general cleaning services and there is no assurance that such agreements will be renewed in the future.

The term of our agreements for our provision of centralized dishwashing services and general cleaning services is usually for a period of one to two years. Our customers are not obliged to renew the agreement or engage us again for the provision of such services upon the expiration of the agreement. We do not have any long-term agreements with our customers.

There is no assurance that our existing customers will renew their agreements or that we will be able to secure new contracts from our existing and new customers with similar or better terms. In the event that we are unable to secure new contracts from existing or new customers, there may be a significant decrease in revenue and our business, financial condition, results of operations and prospects may be materially and adversely affected.

We depend on our key management team and our experienced and skilled personnel and our business may be severely disrupted if we are unable to retain them or to attract suitable replacements.

Our performance depends on the continued service and performance of our directors and senior management because they play an important role in guiding the implementation of our business strategies and future plans. We also depend on our key employees, Mr. Wui Chin Hou and Mr. Zhao Liang. The relationships that our experienced management team has developed with our customers over the years are important to the future development of our business. If any of our directors, any members of our senior management or either of our key employees were to terminate their services or employment, there is no assurance that we would be able to find suitable replacements in a timely manner. The loss of services of either of these key personnel and/or the inability to identify, hire, train and retain other qualified engineering, technical and operations personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects.

As Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer, contributes significantly to various key aspects of our business, including business development and operations, the continued success and growth of our Group is dependent on our ability to retain her services. We do carry key person life insurance on the life of Ms. Hong. The loss of Ms. Hong’s services as our Chairman, Executive Director and Chief Executive Officer may materially and adversely affect our business, future plans and prospects.

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We also rely on experienced and skilled personnel for our operations and our ability to design and manufacture quality products and provide good customer care service depends to a large extent on whether we are able to secure adequately skilled personnel for our operations. In particular, we rely on our team of qualified engineers for the design and manufacture of our cleaning systems. If we are unable to employ suitable personnel, or if our personnel do not fulfill their roles or if we experience a high turnover of experienced and skilled personnel without suitable, timely or sufficient replacements, the quality of our products and/or services may decline, which may adversely affect our business, financial condition, results of operations and prospects.

We may be affected by the prospects of the industries in which our customers are engaged.

Our cleaning systems and other equipment sales business is largely dependent on orders and contracts from our major customers, which are primarily in the hard-disk drive, semiconductor and industrial electronics equipment/product manufacturing industries in Singapore and Malaysia. Our provision of centralized dishwashing services and ancillary services is dependent on contracts from our customers in the food and beverage industry in Singapore. We are therefore dependent on the outlook for these industries, and are indirectly exposed to the uncertainties and business fluctuations of these industries. Accordingly, our business may be adversely affected if there is any slowdown in the growth and development of such industries that compels industry participants to reduce their capital expenditures and budgets. These industries are also subject to the impact of the industry cycle, general market and economic conditions and government policies and expenditures, which are factors beyond our control. A decline in the number of new contracts and orders due to these factors may cause us to operate in a more competitive environment, and we also may be required to be more competitive in our pricing which, in turn, may adversely impact our business, financial condition, results of operations and prospects.

The war in Ukraine could materially and adversely affect our business and results of operations.

The outbreak of war in February 2022 in Ukraine has affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our customers’ businesses and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. In addition, Russia and Ukraine are major exporters of critical minerals needed for semiconductors, which could have a significant negative impact on many of our customers. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be unable to meet the specifications of our customers or keep up with fast-changing technological developments.

The needs of our customers may change as a result of new developments in technology. Our future success depends on our ability to launch better cleaning systems that meet evolving market demands of our customers, and in particular, new cleaning systems that are compatible with new products sold by our customers. The preferences and purchasing patterns of our customers can change rapidly due to technological developments in their respective industries. There is no assurance that we will be able to respond to changes in the specifications of our customers in a timely manner. Our success depends on our ability to adapt our products to the requirements and specifications of our customers. There is also no assurance that we will be able to sufficiently and promptly respond to changes in customer preferences to make corresponding adjustments to our products or services, and failing to do so may have a material and adverse effect on our business, financial condition, results of operations and prospects.

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We are vulnerable to fluctuations in the cost or supply of our raw materials.

Expenses for raw materials, such as stainless steel, aluminum and electronic components, are the largest component of our cost of revenues, representing approximately 43.5%, 57.8% and 40.5% of our total cost of revenues for the years ended December 31, 2021, 2022 and 2023, respectively. Raw materials represented approximately 26.1% of our total cost of revenues for the six-month period ended June 30, 2024. Expenses for raw materials as a percentage of our total cost of revenue have not materially changed through the present date. A shortage of raw materials or material increases in the cost of raw materials may materially and adversely affect our operations and profitability, and there is no assurance that we will be able to identify suitable alternatives at comparable prices and quality in order to meet our contract requirements.

As our contract price is fixed at the time that our customer confirms an order, it is difficult for us to manage the pricing of our cleaning systems and other equipment to pass on any increase in costs to our customers. In the event of a shortage of raw materials, there may be a resultant material increase in the purchase prices of such key materials. In such event, if we are unable to pass on such price increases to our customers, our cost of production will increase whereupon our gross margin and profitability may be adversely affected.

The prices at which we purchase such raw materials are determined principally by market forces such as the relevant supply of and demand for such raw materials, as well as our bargaining power with our suppliers. During the six-month period ended June 30, 2024, the majority of our raw materials were commonly available from the market, although their prices have been affected by market forces. We monitor supply and cost trends of these raw materials and take appropriate action to obtain the materials we need for production. We expect fluctuations in the cost of key materials to continue to affect our margins.

All of the raw materials we procure, including stainless steel, aluminum and electronic components, are purchased from a number of suppliers to ensure adequate supply and efficient delivery to our production and processing facilities.

We are subject to risks relating to computer hardware or software systems and potential computer system failure and disruptions.

Part of our work is carried out by computers and software systems used for design and engineering works such as the ANSYS Discovery, SolidWorks and AutoCAD software systems. During the years ended December 31, 2021, 2022 and 2023 and during the six-month period ended June 30, 2024, we engaged third party information technology service providers to provide support services for our various hardware and software systems. The computer systems of our Group are currently located at our office in Singapore, with access restricted to authorized personnel. A physical breakdown of and/or damage to our computer hardware and software systems and/or data storage facilities may lead to a loss of data. In addition, our software systems may be vulnerable to interruptions due to events beyond our control, including, but not limited to, telecommunications or electricity failure, computer viruses, hackers and other security issues, and any such interruption or failure could disrupt our business and operations. There is no assurance that we have sufficient ability to protect our computer hardware and software systems and data storage facilities from all possible damage, including telecommunications or electricity failure or other unexpected events.

We are subject to environmental, health and safety regulations and penalties, and may be adversely affected by new and changing laws and regulations.

We are subject to laws, regulations and policies relating to the protection of the environment and to workplace health and safety. We are required to adopt measures to control the discharge of polluting matters, toxic substances or hazardous substances and noise at our production and processing facilities in accordance with such applicable laws and regulations and to implement such measures that ensure the safety and health of our employees. Changes to current laws, regulations or policies or the imposition of new laws, regulations and policies in the cleaning systems or the dishwashing industry could impose new restrictions or prohibitions on our current practices. We may incur significant costs and expenses and need to budget additional resources to comply with any such requirements, which may have a material and adverse effect on our business, financial condition, results of operations and prospects.

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We may be unable to successfully implement our business strategies and future plans.

As part of our business strategies and future plans, we intend to expand our product portfolio, expand our research and development and engineering team, strengthen our production capability for cleaning systems and other equipment and improve the production efficiency of our centralized dishwashing services business. While we have planned such expansion based on our outlook regarding our business prospects, there is no assurance that such expansion plans will be commercially successful or that the actual outcome of those expansion plans will match our expectations. The success and viability of our expansion plans are dependent upon our ability to successfully implement our research and development projects, hire and retain skilled employees to carry out our business strategies and future plans and implement strategic business development and marketing plans effectively and upon an increase in demand for our products and services by existing and new customers in the future.

Further, the implementation of our business strategies and future plans may require substantial capital expenditures and additional financial resources and commitments. There is no assurance that these business strategies and future plans will achieve the expected results or outcome such as an increase in revenue that will be commensurate with our investment costs or the ability to generate any costs savings, increased operational efficiency and/or productivity improvements to our operations. There is also no assurance that we will be able to obtain financing on terms that are favorable, if at all. If the results or outcome of our future plans do not meet our expectations, if we fail to achieve a sufficient level of revenue or if we fail to manage our costs efficiently, we may not be able to recover our investment costs and our business, financial condition, results of operation and prospects may be adversely affected.

Increased labor costs could affect our financial performance.

We intend to recruit additional staff to expand our research and development and engineering team and to build up our business development team. Both the cleaning equipment industry and the dishwashing industry face labor shortages and rising labor costs in Singapore. This may result in a need to employ more foreign workers for companies involved in the manufacturing sector in Singapore. If we are unable to recruit and retain sufficient and qualified staff, including foreign workers, for us to execute our business, or if we have to increase our costs to attract and maintain such staff, our results of operations and financial performance may be materially and adversely affected and our future growth may be inhibited. Further, we may be unable to recruit additional staff necessary to implement our business strategies. We incurred employee benefit expenses of approximately SGD3.2 million, SGD4.5 million and SGD4.0 million, representing approximately 21.6%, 24.2% and 22.2% of our total revenue for the years ended December 31, 2021, 2022 and 2023, respectively. During the six-month period ended June 30, 2024, we incurred employee benefit expenses of approximately SGD2.6 million, representing approximately 24.3% of our total revenue for that period. Although our labor costs will increase upon recruitment of additional staff, there is no assurance that our revenue or gross profit will increase accordingly. As such, in the event we are unable to obtain more orders for both our sale of cleaning systems and other equipment business and our centralized dishwashing and ancillary services business after implementation of such planned investment, our business, financial position and profitability may be adversely affected.

Non-renewal of permits and business licenses would have a material adverse effect on our operations.

In order to carry on our business operations, we are required to obtain certain permits, licenses and certificates from various governmental authorities and organizations. As of the date of this prospectus, we have obtained all material permits and licenses for our business operations. However, certain of these permits and licenses are subject to periodic renewal and reassessment by the relevant government authorities and organizations, and the standards of compliance required in relation thereto may be subject to change. Non-renewal of our permits, licenses and certificates would have a material adverse effect on our operations. We would be unable to carry on our business without such permits, licenses and certificates being granted or renewed. In addition, if there are any subsequent modifications of, additions or new restrictions to compliance standards for our permits, licenses or certificates, it may be costly for us to comply with such subsequent modifications of, additions or new restrictions to, these compliance standards. In such event, we may incur additional costs to comply with such new or modified standards which may adversely affect our profitability.

We depend on the quality of the work of our sub-contractors.

We engage third party sub-contractors, mainly for specific works during the production and manufacturing of our cleaning systems and other equipment and for the provision of labor for our centralized dishwashing operations and on-site cleaning services from time to time. We generally select our sub-contractors based on their pricing, quality of services, capacity and market reputation. However, there is no assurance that the sub-contractors will meet the requirements of our Group and our customers. We may be unable to monitor the performance of our sub-contractors as directly and efficiently as with our own staff. As we remain contractually responsible for the delivery of products and/or services in accordance with the requirements and contract terms of our customers, any delay, non-performance or poor performance by our sub-contractors may cause us to breach our contracts with our customers and expose us to the risk of damages. If such events were to occur, there may be a material and adverse effect on our business, financial condition and results of operations, as well as reputational damage to our Group.

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We are exposed to the credit risks of our customers.

We extend credit terms to our customers. Our average accounts receivable turnover days were approximately 86.7 days and 96.7 days for the years ended December 31, 2022 and 2023, respectively. Our average accounts receivable turnover days were approximately 82.8 days for the six-month period ended June 30, 2024. The decrease in our average receivables turnover days from approximately 96.7 days for the fiscal year ended December 31, 2023 to approximately 82.8 days for the six-month period ended June 30, 2024 was mainly due to faster collection from customers.

Our customers may be unable to meet their contractual payment obligations to us, either in a timely manner or at all. The reasons for payment delays, cancellations or default by our customers may include insolvency or bankruptcy, or insufficient financing or working capital due to late payments by their respective customers. While we did not experience any material order cancellations by our customers during the years ended December 31, 2021, 2022 and 2023, or during the six-month period ended June 30, 2024, there is no assurance that our customers will not cancel their orders and/or refuse to make payment in the future in a timely manner or at all. We may not be able to enforce our contractual rights to receive payment through legal proceedings. In the event that we are unable to collect payments from our customers, we are still obliged to pay our suppliers in a timely manner and thus our business, financial condition and results of operations may be adversely affected.

If we are unable to maintain and protect our intellectual property, or if third parties assert that we infringe on their intellectual property rights, our business could suffer.

Our business depends, in part, on our ability to identify and protect proprietary information and other intellectual property such as our client lists and information and business methods. We rely on trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. However, we may not adequately protect these rights, and their disclosure to, or use by, third parties may harm our competitive position. Our inability to detect unauthorized use of, or to take appropriate or timely steps to enforce, our intellectual property rights may harm our business. Also, third parties may claim that our business operations infringe on their intellectual property rights. These claims may harm our reputation, be a financial burden to defend, distract the attention of our management and prevent us from offering some services. Intellectual property is increasingly stored or carried on mobile devices, such as laptop computers, which increases the risk of inadvertent disclosure if the mobile devices are lost or stolen and the information has not been adequately safeguarded or encrypted. This also makes it easier for someone with access to our systems, or someone who gains unauthorized access, to steal information and use it to our disadvantage. Advances in technology, which permit increasingly large amounts of information to be stored on mobile devices or on third-party “cloud” servers, may increase these risks.

If we fail to maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Although our management has concluded that our internal control over financial reporting is effective, our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. After conducting its own independent testing, it may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company may also place a burden on our management, operational and financial resources and systems for the foreseeable future such that we may be unable to timely complete our evaluation testing and any required remediation.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. There can be no assurance that our internal controls will continue to be effectively implemented.

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Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Ordinary Shares.

Upon the completion of our Initial Public Offering in April 2022, we became a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis.”

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from Nasdaq, to regulatory investigations and to civil or criminal sanctions.

We may be unable to detect, deter and prevent all instances of fraud or other misconduct committed by our employees or other third parties.

We are exposed to the risk of fraud or other misconduct by our employees and other third parties. Misconduct by such parties may include theft, unauthorized business transactions, bribery or breaches of applicable laws and regulations, which may be difficult to detect or prevent. We are not aware of any instances of fraud, theft or other misconduct involving employees and other third parties that had any material and adverse impact on our business and results of operations during the years ended December 31, 2021, 2022 and 2023, or during the period from December 31, 2023 and the date of this prospectus. However, there is no assurance that there will not be any such instances in the future. We may be unable to prevent, detect or deter all instances of misconduct. Any misconduct committed against our interests, which may include past acts that have gone undetected or future acts, could subject us to financial losses and harm our reputation and may have a material and adverse effect on our business, financial condition, results of operations and prospects.

We may be harmed by negative publicity.

We operate in highly competitive industries and there are other companies in the market that offer similar products and services. We derive most of our customers through word of mouth and we rely on the positive feedback of our customers. Thus, customer satisfaction with our cleaning systems and other equipment, and with our centralized dishwashing and ancillary services, is critical to the success of our business as this will also result in potential referrals from our existing customers. If we fail to meet our customers’ expectations, there may be negative feedback regarding our products and/or services, which may have an adverse impact on our business and reputation. In the event we are unable to maintain a high level of customer satisfaction or any customer dissatisfaction is inadequately addressed, our business, financial condition, results of operations and prospects may also be adversely affected.

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Our reputation may also be adversely affected by negative publicity in reports, publications such as major newspapers and forums, or any other negative publicity or rumors. There is no assurance that our Group will not experience negative publicity in the future or that such negative publicity will not have a material and adverse effect on our reputation or prospects. This may result in our inability to attract new customers or retain existing customers and may in turn adversely affect our business and results of operations.

Our insurance coverage may be inadequate.

We maintain insurance coverage for our major assets and operations, including insurance covering plant and machinery, fire, theft, accident and key person life insurance. However, we do not have or are unable to obtain insurance in respect of losses arising from certain operating risks, such as acts of terrorism. Our insurance policies may be insufficient to cover all of our losses in all events. The occurrence of certain incidents, including fraud, confiscation by investigating authorities or misconduct committed by our employees or third parties, severe weather conditions, war, flooding and power outages may not be covered adequately, if at all, by our insurance policies. If our losses exceed the insurance coverage or are not covered by our insurance policies, we may be liable to bear such losses. Our insurance premiums may also increase substantially due to claims made. In such circumstances, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are exposed to risks in respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions and other uncontrollable events.

Unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics or outbreaks of communicable diseases such as COVID-19, Severe Acute Respiratory Syndrome, Middle East Respiratory Syndrome, Ebola or other contagious diseases, may disrupt our operations and cause loss and damage to our production and processing facilities, and acts of war, terrorist attacks or other acts of violence may further materially and adversely affect the global financial markets and consumer confidence. Our business may also be affected by macroeconomic factors in the countries in which we operate, such as general economic conditions, market sentiment, social and political unrest and regulatory, fiscal and other governmental policies, all of which are beyond our control. Any such events may cause damage or disruption to our business, markets, customers and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our business and operations may be materially and adversely affected if there is a major resurgence of COVID-19 or another significant natural disaster or pandemic in the future.

COVID-19 was initially reported in China in December 2019, and in March 2020, the World Health Organization characterized COVID-19 as a pandemic. Although on May 5, 2023, the WHO declared the end to the COVID-19 pandemic as a global health emergency, it stressed that COVID-19 is here to stay, that it remains a global threat and that the risk remains of new variants emerging that may cause new surges in cases and deaths. COVID-19 has had a widespread and detrimental effect on the global economy as a result of the ongoing number of cases and affected countries and actions taken by public health and governmental authorities, businesses, other organizations and individuals to address the pandemic, including travel bans and restrictions, quarantines, shelter in place, stay at home or total lock-down orders and business limitations and shutdowns.

The outbreak of COVID-19 had a material adverse impact on the global, regional and local economies of Singapore and other countries in which our clients are or were based, which decreased the demand for our services. A significant recurrence of COVID-19 or the occurrence of another epidemic or natural disaster in Singapore may result in a similar decrease in the demand for our services in the future, may cause delay in the tender and/or quotation processes of prospective contracts and/or may cause termination of our existing orders and contracts by our customers. In addition, such a recurrence or event could result in further disruption of the global supply chain, a delay or shortage of raw materials, supplies and/or services by our suppliers and sub-contractors, the re-imposition of lockdown measures or quarantines or a significant number of our workers being unable to report to work due to illness, any of which may materially and adversely affect our business and operations. Our revenue and profitability also may be materially affected if any such occurrence materially affects the overall economic and market conditions in Singapore or in any of the other countries in which we have significant operations, as an economic slowdown and/or negative business sentiment could potentially have an adverse impact on our business and operations.

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We cannot predict if or when any new outbreaks of COVID-19 or another pandemic or natural disaster may occur or how long it may take for any such outbreaks to be contained or for the effects of any such disaster to be rectified, and we cannot predict the impact that any such event may have on our operations. If Singapore or any of the other countries in which we have significant operations experiences a major resurgence of COVID-19 or if another pandemic or a significant natural disaster were to occur in the future, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We are exposed to risks arising from fluctuations of foreign currency exchange rates.

Our business is exposed to certain foreign currency exchange risks as our reporting currency is Singapore dollars and our overseas sales and procurement are denominated in United States dollars during the years ended December 31, 2021, 2022 and 2023 and the six-month period ended June 30, 2024. To the extent that our Group’s sales, purchases and operating costs are not denominated in the same currency and to the extent that there are timing differences between invoicing and payment from our customers and to our suppliers, we may be exposed to foreign currency exchange gains or losses arising from transactions in currencies other than our reporting currency.

We may be affected by adverse changes in the political, economic, regulatory or social conditions in the countries in which we and our customers and suppliers operate or into which we intend to expand.

We and our customers and suppliers are governed by the laws, regulations and government policies in each of the countries in which we and our customers and suppliers operate or into which we intend to expand our business and operations, such as Singapore, Malaysia, Thailand, Belgium and South Korea. Our business and future growth are dependent on the political, economic, regulatory and social conditions in these countries, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

We may face the risk of inventory obsolescence.

As of December 31, 2022 and 2023, we had inventories of SGD11.9 million and SGD14.1 million, respectively. The higher inventory for the year ended December 31, 2023 was primarily the result of purchasing more raw materials in anticipation of slower delivery times due to supply chain issues and increased orders received for precision cleaning systems. As of June 30, 2024, we had inventories of SGD12.9 million.

Our inventory turnover days for the years ended December 31, 2022 and 2023 were 122.0 days and 346.7 days, respectively. The higher number of days for the year ended December 31, 2023 was mainly due to the extension by a major customer of its delivery schedule for certain projects to 2024 and 2026. Our inventory turnover days for the six-month period ended June 30, 2024 was 311.2 days. The decrease in inventories from December 31, 2023 to June 30, 2024 and the decrease in average inventory turnover days between the year ended December 31, 2023 and the six-month period ended June 30, 2024 were primarily the result of an increase in sales of precision cleaning systems.

Our business relies on customer demand for our products. Any reduction in customer demand for our products may have an adverse impact on our product sales, which may in turn lead to inventory obsolescence, decline in inventory value or inventory write-off. In that case, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our business is subject to various cybersecurity and other operational risks.

We face various cybersecurity and other operational risks relating to our businesses on a daily basis. We rely heavily on financial, accounting, communication and other data processing systems as well as the experienced staff who operate them to securely process, transmit and store sensitive and confidential customer information, and to communicate with our staff, customers, partners and suppliers. We also depend on various third-party software and cloud-based storage platforms as well as other information technology systems in our business operations. These systems may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, including for reasons beyond our control.

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Our customers typically provide us with sensitive and confidential information as part of our business arrangements. We are susceptible to attempts to obtain unauthorized access to such sensitive and confidential customer information. We also may be subject to cyber-attacks involving leaks and destruction of sensitive and confidential customer information and our proprietary information, which could result from an employee’s or agent’s failure to follow data security procedures or from actions by third parties, including actions by government authorities. Although cyber-attacks have not had a material impact on our operations to date, breaches of our or third-party network security systems on which we rely could involve attacks that are intended to obtain unauthorized access to and disclose sensitive and confidential customer information and our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses and other means, and could originate from a wide variety of sources, including state actors or other unknown third parties. The increase in using mobile technologies can heighten these and other operational risks.

We cannot assure you that we or the third parties on which we rely will be able to anticipate, detect or implement effective preventative measures against frequently changing cyber-attacks. We may incur significant costs in maintaining and enhancing appropriate protections to keep pace with increasingly sophisticated methods of attack. In addition to the implementation of data security measures, we require our employees to maintain the confidentiality of the proprietary information that we hold. If an employee’s failure to follow proper data security procedures results in the improper release of confidential information, or our systems are otherwise compromised, malfunctioning or disabled, we could suffer a disruption of our business, financial losses, liability to customers, regulatory sanctions and damage to our reputation.

Risks Related to Our Securities

We may not be able to maintain compliance with Nasdaq’s continued listing requirements.

On November 3, 2022, we received a written notification from Nasdaq indicating that, because the closing bid price of our Ordinary Shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement (the “Minimum Bid Price Requirement”) under Nasdaq rule 5550(a)(2) (the “Listing Rule”). As of November 3, 2023, we regained compliance with the Minimum Bid Requirement Listing Rule, and the matter was closed.

Subsequently, on December 14, 2023, we received another written notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “2023 Nasdaq Notification”) stating that our Ordinary Shares failed to maintain a minimum bid price of $1.00 over the last 30 consecutive business days as required by the Minimum Bid Price Requirement. Receipt of the 2023 Nasdaq Notification did not result in the immediate delisting of our Ordinary Shares and had no immediate effect on the listing or the trading of our Ordinary Shares on the Nasdaq Capital Market under the symbol “JCSE.”

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days from the date of the 2023 Nasdaq Notification, or until June 11, 2024, to regain compliance with the Minimum Bid Requirement. If at any time before June 11, 2024, the closing bid of our Ordinary Shares was at least $1.00 for a minimum of 10 consecutive business days, we would have been deemed to have regained compliance with the Minimum Bid Requirement following which Nasdaq would have provided a written confirmation of compliance and the matter would be closed.

The Company did not regain compliance with the Rule by June 11, 2024 and was not eligible for a second 180-day remediation period. The staff, therefore, determined to delist the Company’s Ordinary Shares, suspend trading of the Company’s Ordinary Shares at the open of trading on June 26, 2024, and file a Form 25-NSE with the Securities and Exchange Commission (the “SEC”), which would remove the Company’s securities from listing and registration on The Nasdaq Stock Market (the “Delisting Determination”). The Company requested a hearing based on written submissions for a fee of $20,000 and proposed a share consolidation at a ratio of 1-for 3 to remedy non-compliance with the Minimum Bid Price Requirement. See “Prospectus Summary - Recent Developments – Share Consolidation” below.

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Subsequently, as of August 1, 2024, we informed Nasdaq that the trading price of our Ordinary Shares had closed for ten consecutive days at or above the $1.00 minimum bid price and therefore satisfied the Minimum Bid Price Requirements.

On August 27, 2024, we received a letter dated August 27, 2024 (the “Compliance Letter”) from the Listing Qualifications Department of Nasdaq. The Compliance Letter informed us that we had regained compliance with Nasdaq’s Minimum Bid Price Requirements in Listing Rule 5550(a)(2), as required by the Nasdaq Hearing Panel’s decision dated July 15, 2024. Accordingly, our Ordinary Shares continued to be listed on The Nasdaq Capital Market and Nasdaq considered the matter closed. See “Information on the Company - History of the Company - Recent and Other Developments - Nasdaq Deficiency.”

If in the future our Ordinary Shares are delisted from Nasdaq, we could face significant material adverse consequences, including:

●	limited availability of market quotations for our Ordinary Shares;

●	reduced liquidity for our Ordinary Shares;

●	a determination that our Ordinary Shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	decreased ability to issue additional securities or obtain additional financing in the future.

In addition, as long as our Ordinary Shares are listed on Nasdaq, U.S. federal law prevents or preempts the states from regulating their sale, although the law does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. If we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our shares.

Certain recent initial public offerings of companies with public floats comparable to our public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of their businesses. We have experienced similar volatility, which makes it difficult to assess the value of our Ordinary Shares.

In addition to the risks addressed below in “- An active trading market for our Ordinary Shares may not continue and the trading price for our Ordinary Shares may fluctuate significantly,” our Ordinary Shares have been subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with public floats and initial public offering sizes comparable to ours have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective companies’ underlying performance. Although the specific cause of such volatility is unclear, our public float may amplify the impact that actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Since our Ordinary Shares have experienced a decline, and may continue to experience either run-ups or declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines or if such investors purchase our Ordinary Shares prior to any price decline.

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Holders of our Ordinary Shares may not be able to readily liquidate their investments or may be forced to sell at depressed prices due to low trading volume. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, extreme volatility may confuse public investors regarding the value of our stock, distort the market perception of our stock price and our financial performance and public image and negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we continue to encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and understand the value thereof.

An active trading market for our Ordinary Shares may not continue and the trading price for our Ordinary Shares has fluctuated significantly.

We cannot assure you that an active public market for our Ordinary Shares will continue. If an active public market for our Ordinary Shares does not continue, the market price and liquidity of our Ordinary Shares may be materially and adversely affected. As a result, investors in our Ordinary Shares may experience a significant decrease in the value of their Ordinary Shares.

The trading price and trading volume of our Ordinary Shares has been volatile, which could result in substantial losses to investors.

Since our Ordinary Shares commenced trading on April 22, 2022, the trading price of our Ordinary Shares has been volatile and has fluctuated widely due to factors beyond our control. This may continue in the future because of broad market and industry factors, such as the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our revenues, earnings and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In addition, our Ordinary Shares have been subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Although the specific cause of such volatility is unclear, the relatively small size of our public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Since our Ordinary Shares have experienced a decline, and may continue to experience either run-ups or declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines or if such investors purchase our Ordinary Shares prior to any price decline.

Holders of our Ordinary Shares also may not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our financial performance and public image and negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we continue to encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and to understand the value thereof.

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In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for our Ordinary Shares and trading volume could decline.

The trading market for our shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our shares to decline.

The sale or availability for sale of substantial amounts of our Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our shares and could materially impair our ability to raise capital through equity offerings in the future. We currently have 5,260,260 Ordinary Shares, of which 1,760,260 shares are freely tradable without restriction or further registration under the Securities Act. Of the remaining 3,500,000 shares, all of which are beneficially owned by the Resale Shareholder or by Ms. Hong Bee Yin, the sole shareholder of the Resale Shareholder, 800,000 are being registered under the registration statement of which this prospectus forms a part and may also be sold in the public market in the future. We cannot predict what effect, if any, the market sale of securities held by our Resale Shareholder or any other shareholder or the availability of these securities for future sale will have on the market price of our shares.

Short selling may drive down the market price of our Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

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Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Singapore law. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors as determined by our Board of Directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value or even maintain the price at which you purchase our shares. You may not realize a return on your investment in our shares and you may even lose your entire investment.

If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

It is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. We treat our affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Material Tax Considerations - Passive Foreign Investment Company Considerations.”

Ms. Hong Bee Yin will continue to control the Company after the sale of the 800,000 Ordinary Shares offered herein. Her interests may not be aligned with the interests of our other shareholders, and could prevent or cause a change of control or other transactions.

Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer, through her 100% equity ownership of the Resale Shareholder and her direct ownership of 300,000 shares, currently beneficially owns an aggregate of approximately 66.5% of our issued and Ordinary Shares. Upon the sale of the 800,000 Ordinary Shares being registered herein, Ms. Hong’s beneficial ownership of our outstanding shares will be reduced to approximately 51.3%. Therefore, Ms. Hong will continue to control the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions, including the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without Ms. Hong’s consent, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may adversely affect the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Security Ownership of Certain Beneficial Owners and Management.”

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As a “controlled company,” we are exempt from certain Nasdaq corporate governance requirements, which may result in our independent directors not having as much influence as they would if we were not a controlled company.

We are currently a “controlled company,” as defined under the Nasdaq Stock Market Rules, because one of our shareholders holds more than 50% of our voting power. As a result, for so long as we remain a controlled company as defined under that rule, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that: (i) a majority of our Board of Directors must be independent directors; (ii) our compensation committee must be composed entirely of independent directors; and (iii) our nomination committee must be composed entirely of independent directors.

Although we intend to have a majority of independent directors and for our compensation and our nomination committees to be composed entirely of independent directors, that may change in the future so long as we remain a controlled company.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer whose Ordinary Shares are traded on Nasdaq, we rely on a provision in the Nasdaq corporate governance listing standards that allows us to follow Cayman Islands law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

For example, we are exempt from Nasdaq regulations that require a listed U.S. company to:

●	have a majority of the board of directors consist of independent directors;

●	require non-management directors to meet on a regular basis without management present;

●	have an independent compensation committee;

●	have an independent nominating committee; and

●	seek shareholder approval for the implementation of certain equity compensation plans and dilutive issuances of Ordinary Shares, such as transactions, other than a public offering, involving the sale of 20% or more of our Ordinary Shares for less than the greater of book or market value of the shares.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. Although we intend to have a majority of independent directors and for our compensation and our nomination committees to be composed entirely of independent directors, that may change in the future.

However, our audit committee is required to comply with the provisions of Rule 10A-3 of the Exchange Act, which is applicable to U.S. companies listed on Nasdaq. Therefore, we intend to maintain a fully independent audit committee in accordance with Rule 10A-3 of the Exchange Act. However, because we are a foreign private issuer, our audit committee is not subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies, including the requirements to have a minimum of three members and to affirmatively determine that all members are “independent,” using more stringent criteria than those applicable to us as a foreign private issuer.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Amended and Restated Memorandum of Association (our “Amended and Restated Memorandum”) and our Amended and Restated Articles of Association (our “Amended and Restated Articles”), the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the Amended and Restated Memorandum and Amended and Restated Articles) or to obtain copies of lists of shareholders of these companies. Our directors are not required under our Amended and Restated Memorandum or our Amended and Restated Articles to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as U.S. states. Currently, we do not plan to follow home country practice with respect to most corporate governance matters. However, if we so choose, we may do so in the future. Accordingly, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board of Directors or controlling shareholder than they would as shareholders of a company incorporated in a U.S. state.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our current directors and officers are nationals and residents of countries other than the United States and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

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The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have early adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months after the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2024. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents; and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid the loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we do not incur as a foreign private issuer.

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Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our environmental, social and governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition and/or stock price of such a company could be materially and adversely affected.

We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us. If we do not meet these standards, our business and/or our ability to access capital could be harmed.

Additionally, certain investors and lenders may exclude companies, such as us, from their investing portfolios altogether due to environmental, social and governance factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our then indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.

ENFORCEABILITY OF CIVIL LIABILITIES

Our Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the U.S. federal courts.

All of our current operations are conducted outside of the United States and all of our current assets are located outside of the United States, with the majority of our operations and current assets being located in Singapore. All of the directors and executive officers of our Company and the auditors of our Company reside outside the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or any such persons, or to enforce in the United States any judgment obtained in the U.S. courts against us or any of such persons, including judgments based upon the civil liability provisions of the U.S. securities laws or any U.S. state or territory.

We have appointed Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the U.S. securities laws or the securities laws of any U.S. state; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

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We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States will be recognized or enforced by the Singapore courts, and there is doubt as to whether the Singapore courts will enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. An in personam final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. However, the Singapore courts are unlikely to enforce a foreign judgment if (i) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties; (ii) the enforcement of the foreign judgment would contravene the public policy of Singapore; (iii) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (iv) the foreign judgment was obtained by fraud; or (v) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law, except where any such component of the judgement can be duly severed form the rest of the judgment sought to be enforced.

In particular, the Singapore courts may potentially not allow the enforcement of any foreign judgment for a sum payable in respect of taxes, fines, penalties or other similar charges, including the judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States. In respect of civil liability provisions of the United States federal and state securities laws that permit punitive damages against us and our directors or executive officers, we are unaware of any decision by the Singapore courts that has considered the specific issue of whether a judgment of a United States court based on such civil liability provisions of the securities laws of the United States or any state or territory of the United States is enforceable in Singapore. Such a determination has yet to be made by a Singapore court in a reported decision.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Resale Shareholder. All net proceeds from the sale of the Ordinary Shares will go to the Resale Shareholder.

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DIVIDENDS AND DIVIDEND POLICY

Dividends of approximately SGD2.9 million, Nil and Nil were paid by the companies comprising our Group for the years ended December 31, 2021, 2022 and 2023. In addition, the Company paid a US$0.09 per share dividend on December 20, 2024 to its shareholders of record as of December 10, 2024. Such dividend payments should not be considered as a guarantee or indication that those companies will declare and pay dividends in such manner in the future or at all.

We have adopted a dividend policy, according to which our board of directors shall take into account, among other things, the following factors when deciding whether to propose a dividend and in determining the dividend amount: (a) operating and financial results; (b) cash flow situation; (c) business conditions and strategies; (d) future operations and earnings; (e) taxation considerations; (f) interim dividend paid, if any; (g) capital requirement and expenditure plans; (h) interests of shareholders; (i) statutory and regulatory restrictions; (j) any restrictions on payment of dividends; and (k) any other factors that our board may consider relevant. The payment of dividends, in certain circumstances is also subject to the approval of our Shareholders, the Cayman Islands Companies Act and our Articles of Association as well as any other applicable laws. Currently, we do not have any predetermined dividend distribution ratio.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our Group is based in Singapore and is principally engaged in (i) the sale of cleaning systems and other equipment; and (ii) the provision of centralized dishwashing and ancillary services. Our Group commenced business in the selling of cleaning systems in 2005, before starting our business in the design, development, manufacture and sale of cleaning systems in Singapore in 2006. We design, develop, manufacture and sell cleaning systems for various industrial end-use applications to our customers mainly in Singapore and Malaysia. We also have provided centralized dishwashing services since 2013 and general cleaning services since 2015 mainly for food and beverage establishments in Singapore.

For the years ended December 31, 2021, 2022 and 2023, our revenue amounted to approximately SGD14.8 million, SGD18.6 million and SGD18.0 million, respectively. Our net income amounted to approximately SGD2,000, SGD1.2 million and SGD0.5 million for the years ended December 31, 2021, 2022 and 2023, respectively.

For the six-month periods ended June 30, 2023 and 2024, our revenue amounted to approximately SGD8.8 million, and SGD10.7 million, respectively. Our net income amounted to approximately SGD0.3 million and SGD0.6 million for the six-month periods ended June 30, 2023 and 2024, respectively.

Key Factors Affecting the Results of Our Group’s Operations

Our financial condition and results of operation have been and will continue to be affected by a number of factors, many of which may be beyond our control, including those factors set out in the section headed ‘‘Risk Factors’’ in this prospectus and those set out below:

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Demand from our major customer groups

Our aggregate sales generated from our top five customers were approximately 80.6%, 68.1% and 66.1% of our revenue for the years ended December 31, 2021, 2022 and 2023, respectively. In particular, sales to our largest customer amounted to approximately SGD4.8 million, SGD4.1 million and SGD4.4 million, representing approximately 32.7%, 22.0% and 24.2% of our revenue for the years ended December 31, 2021, 2022 and 2023, respectively. Our aggregate sales generated from our top five customers were approximately 75.9% of our revenue for the six-month period ended June 30, 2024. Accordingly, our sales would be significantly affected by the demands of our top five customer groups. Maintaining a certain level of customer orders is subject to certain inherent risks, including, among others, risks related to changes and developments in the local political, regulatory and business conditions that may affect customers’ purchases from us, many of which are beyond our control. These uncertainties could have a material adverse effect on our business, results of operations and financial condition, and affect our ability to remain profitable and achieve business growth.

Non-recurring nature of our sale of cleaning systems and other equipment business

We design, manufacture and sell cleaning systems and other equipment on an order-by-order basis. Our customers are under no obligation to continue to award contracts to or place orders with us and there is no assurance that we will be able to secure new orders in the future. Moreover, our Group generally must go through a tendering or quotation process to secure new orders, and the number of orders and the amount of revenue that we are able to derive therefrom are affected by a series of factors including but not limited to changes in our clients’ businesses and changes in market and economic conditions. The result of such process is beyond our control and there is no assurance that our Group will secure new projects from future tender submissions or new orders. Accordingly, our results of operations, revenue and financial performance may be adversely affected if our Group is unable to obtain new orders from our customers of contract values, size and/or margins comparable to previous orders.

Fluctuations in the cost of our raw materials

Raw materials, such as steel and electronic components, are the largest component of our cost of revenues, representing approximately 46.3%, 57.8% and 40.1% of our total cost of revenues for the years ended December 31, 2021, 2022 and 2023, respectively. Raw materials represented approximately 26.1% of our total cost of revenues for the six-month period ended June 30, 2024. As our contract price is fixed once our customer confirms an order for a cleaning system or other equipment, it is difficult for us to manage the pricing of our cleaning systems and other equipment to pass on any increase in costs to our customers. Any fluctuations in the cost of raw materials would affect our profitability.

The prices at which we purchase such raw materials are determined principally by market forces such as the relevant supply and demand of such raw materials, as well as our bargaining power with our suppliers. During the years ended December 31, 2021, 2022 and 2023 and the six-month period ended June 30, 2024, the majority of our raw materials were commonly available from the marketplace, and their prices are affected by market forces. We monitor supply and cost trends of these raw materials and take appropriate actions to obtain the materials we need for production. We expect fluctuations in the cost of key materials to continue to affect our margins.

All of the raw materials we procure, including stainless steel, aluminum and electronic components, are purchased from a number of suppliers to ensure adequate supply and efficient delivery to our production and processing facilities.

Selected Consolidated Financial Data

The following selected consolidated financial data as of December 31, 2022 and 2023 and for the years ended December 31, 2021, 2022 and 2023 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The following selected consolidated financial data as of June 30, 2024 and for the six-month periods ended June 30, 2023 and 2024 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus, the documents incorporated by reference herein and other documents that we may file from time to time with the securities regulators to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

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Results of Operations

The following table shows our Statement of Operations data for the years ended December 31, 2021, 2022 and 2023.

Year Ended December 31, 2021, 2022 and 2023

	For the fiscal years ended December 31,
	2021	2022	2023	2023
	SGD’000	SGD’000	SGD’000	US$’000(1)

Revenues	14,764	18,631	18,032	13,668
Cost of revenues	(12,416)	(13,503)	(13,666)	(10,359)
Gross profit	2,348	5,128	4,366	3,309

Operating expenses:
Selling and marketing expenses	(22)	(27)	(53)	(40)
General and administrative expenses	(2,267)	(3,337)	(3,303)	(2,504)
Total operating expenses	(2,289)	(3,364)	(3,356)	(2,544)

Income from operations	59	1,764	1,010	765

Other income (loss):
Other income	707	542	728	552
Interest expense	(217)	(336)	(511)	(387)
Other expense	(550)	(545)	(597)	(453)
Change in fair value in financial instrument	3	2	-	-
Total other loss	(57)	(337)	(380)	(288)

Income before tax expense	2	1,427	630	477
Income tax expense	-	(235)	(111)	(84)
Net income	2	1,192	519	393
Other comprehensive income
Foreign currency translation gain/ (loss), net	(24)	2	(69)	(52)
Total comprehensive income (loss)	(22)	1,194	450	341

(1) Calculated at the rate of US$0.7580 = SGD1, as set forth in the statistical release of the Federal Reserve System on December 29, 2023.

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Comparison of Years Ended December 31, 2020 and 2021

During the year ended December 31, 2021, our revenue was derived from (i) our sale of cleaning systems and other equipment business; and (ii) our provision of centralized dishwashing and ancillary services business.

Revenue

The decrease in our total revenue by approximately SGD6.6 million or 31.0% to approximately SGD14.8 million for the year ended December 31, 2021 from approximately SGD21.4 million for the year ended December 31, 2020 was mainly attributable to the decrease in revenue generated from our sale of cleaning systems and other equipment business of approximately SGD8.0 million, while partially offset by the increase in revenue generated from our provision of centralized dishwashing and ancillary services business of approximately SGD1.3 million. The decrease in revenue generated from our sale of cleaning systems and other equipment business for the year ended December 31, 2021 was primarily attributable to an approximately SGD8.4 million decrease in revenue from subsidiaries of a certain customer group in Malaysia caused by the disruption by COVlD-19 of their expansion in production facilities that resulted in the postponement of delivery of their orders.

Revenue by geographical locations

Our Group’s provision of centralized dishwashing and ancillary services business is located in Singapore. During the year ended December 31, 2021, the customers for our cleaning systems and other equipment were mainly located in Singapore and Malaysia.

Singapore

The increase in revenue in Singapore for the year ended December 31, 2021 was mainly due to the increase in revenue generated from provision of centralized dishwashing and general cleaning services by approximately SGD1.3 million.

Malaysia

The decrease in revenue in Malaysia for the year ended December 31, 2021 was primarily attributable to the decrease in revenue from subsidiaries of a certain customer group in Malaysia of approximately SGD8.3 million mainly due to the delivery for the orders received for the sales of precision cleaning machines which took place in fiscal year 2022 as their progress of expansion in production facilities had been disrupted by COVID-19.

Other countries

The revenue contributed by other countries for the year ended December 31, 2021 is relatively stable as compared with the year ended December 31, 2020 with only marginal fluctuation.

Cost of revenues

During the year ended December 31, 2021, our Group’s cost of revenues was mainly comprised of raw materials costs, labor costs, sub-contracting costs and production overhead. For the year ended December 31, 2021, our cost of revenues amounted to approximately SGD12.4 million. The decrease in cost of sales for the year ended December 31, 2021 as compared to the year ended December 31, 2020 was primarily due to a decrease in operating activities and sales due to COVID-19.

Gross profit and gross profit margin

Our total gross profit during the year ended December 31, 2021 was lower than our total gross profit for both fiscal years ended December 31, 2023 and 2022, which was mainly due to the decrease in 2021 in our revenue from the sales of precision cleaning systems and other equipment business.

Selling and marketing expenses

Our selling and marketing expenses mainly included promotion and marketing expenses and transportation expenses. Our selling and marketing expenses amounted to approximately SGD22,000 for the year ended December 31, 2021. The slight increase in promotion and marketing expenses for the year ended December 31, 2021 was primarily attributable to an increase in online marketing activities.

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General and administrative expenses

Our general and administrative expenses primarily consist of (i) staff cost; (ii) depreciation; (iii) office supplies and upkeep expenses; (iv) travelling and entertainment; (v) legal and professional fees; (vi) corporate secretarial and administrative fees; (vii) Nasdaq annual listing fee; (viii) directors’ and officers’ liability insurance; and (ix) miscellaneous expenses.

Our general and administrative expenses amounted to approximately SGD2.3 million for the year ended December 31, 2021, representing approximately 15.4% of our total revenue for the corresponding year.

Staff costs mainly represented the salaries, employee benefits and retirement benefit costs to our employees and directors’ remuneration.

Depreciation expense is charged on our property, plant and equipment, which included (i) leasehold buildings; (ii) right-of-use assets; (iii) computer equipment; and (iv) furniture and fittings.

Office supplies and upkeep expenses mainly represented office supplies, cleaning cost and the relevant utilities expenses such as electricity and water.

Travel and entertainment mainly represented expenditures for business travel and costs incurred for social gatherings and refreshments for our staff.

Legal and professional fees mainly represented auditor’s remuneration and other professional fees for applications, registrations and renewal of trademarks and patents, legal consultation fees, corporate consultation and business advisory fee, corporate secretarial and registered office fees, transfer agent fee and staff recruitment services.

Directors’ and officers’ liability insurance relates to liability insurance payable to the directors and officers of a company, or to the organization itself, as indemnification (reimbursement) for losses or advancement of defense costs in the event an insured suffers such a loss as a result of a legal action brought for alleged wrongful acts in their capacity as directors and officers.

Miscellaneous expenses were mainly comprised of office upkeep and maintenance, membership and subscription fees, recruitment expenses, permits and licenses renewal fees, medical expenses, donations and other miscellaneous expenses.

Other income

Other income of our Group amounted to approximately SGD0.7 million for the year ended December 31, 2021. The income was mainly derived from wholesale sales of STICO anti-slip shoes, Jobs Support Scheme, Jobs Growth Incentive, government capability development grant and gain on disposal of plant and equipment.

Wholesale sales of STICO anti-slip shoes represented the income generated from wholesale of STICO anti-slip shoes mainly to food and beverage establishments in Singapore, which amounted to approximately SGD0.1 million for the year ended December 31, 2021.

Jobs Support Scheme was an initiative introduced by the Singapore Government in February 2020 in response to the outbreak of COVID-19, and further enhanced in April, May and August 2020, to provide wage support to employers to help them retain local employees by co-funding 25% to 75% of the first SGD4,600 of monthly salaries paid to each local employee in a 10-month period up to August 2020, and 10% to 50% of the same in the subsequent seven-month period from September 2020 to March 2021 and further extended to September 2021 with final payout received in March 2022.

Jobs Growth Incentive is an initiative introduced by the Singapore Government in August 2020 to support local hiring from September 2020 to March 2023, to provide wage support to employers to help them in hiring local employees by co-funding monthly salaries paid to each local employee.

33

Interest expense

Our interest expense arose from lease liabilities and secured bank loans.

Other expenses

Other expenses of our Group mainly consist of cost of STICO anti-slip shoes, bank charges and extraordinary expenses.

Income tax

During the year ended December 31, 2021, our income tax expense was comprised of our current tax expense and deferred tax for the year.

Pursuant to the rules and regulations of the Cayman Islands and the BVI, our Group is not subject to any income tax in the Cayman Islands and the BVI. Our Group’s operations are based in Singapore and we are subject to income tax on an entity basis on the estimated chargeable income arising in Singapore at the statutory rate of 17%.

Our income tax decreased to nil for the year ended December 31, 2021 and was generally in line with the decrease in our profit for the year.

Our Group had no tax obligation arising from any other jurisdiction during the year ended December 31, 2021. During the year ended December 31, 2021, our Group had no material dispute or unresolved tax issues with the relevant tax authorities.

Net Income for the year

As a result of the foregoing, our net income for the year amounted to approximately SGD2,000 for the year ended December 31, 2021.

Comparison of Years Ended December 31, 2021 and 2022

Revenue

During the fiscal years ended December 31, 2021 and 2022, our revenue was derived from (i) our sale of cleaning systems and other equipment business; and (ii) our provision of centralized dishwashing and ancillary services business. The following table sets out the revenue generated from each of our business sectors during the fiscal years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021		2022
	SGD’000%		SGD’000%

Sale of cleaning systems and other equipment business
Sale of precision cleaning systems	4,757	32.2	6,644	35.7
Sale of other cleaning systems and other equipment	3,056	20.7	3,838	20.6
Repair and servicing of cleaning systems and sale of related parts	1,162	7.9	961	5.1
Sub-total	8,975	60.8	11,443	61.4

Provision of centralized dishwashing and ancillary services business
Provision of centralized dishwashing and general cleaning services	5,636	38.2	6,879	36.9
Leasing of dishwashing equipment	153	1.0	309	1.7
Sub-total	5,789	39.2	7,188	38.6

Total	14,764	100.0	18,631	100.0

Our total revenue increased by approximately SGD3.9 million or 26.2% to approximately SGD18.6 million for the fiscal year ended December 31, 2022 from approximately SGD14.8 million for the fiscal year ended December 31, 2021. The increase was mainly attributable to an increase in revenue generated from our sale of cleaning systems and other equipment business of approximately SGD2.5 million and an increase in revenue generated from our provision of centralized dishwashing and ancillary services business of approximately SGD1.4 million. The increases were mainly attributable to the recovery of business from the negative impact of COVID-19 pandemic.

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The following table sets forth the movement in orders backlog for our sale of cleaning systems and other equipment in terms of approximate contract value of orders during the fiscal years ended December 31, 2021 and 2022.

	Year Ended December 31,
	2021	2022
	(SGD’000)	(SGD’000)

Outstanding contract value as of beginning of year(1)	5,820	19,997
New contract value for the year	22,208	19,515
Revenue recognized for the year	8,031	10,462
Outstanding contract value as of year end(2)	19,997	29,050

(1) Outstanding contract value as of beginning of year represents the contract value of orders which were not completed as of the beginning of the relevant year.

(2) Outstanding contract value as of year end represents the contract value of ongoing orders as of the end of the relevant year that will be carried forward to the next year.

For the fiscal years ended December 31, 2021 and 2022, approximately 43.6% and 54.4% of our total revenue, respectively, was generated from customers located in Singapore and approximately 33.1% and 22.9% of our total revenue, respectively, was generated from customers located in Malaysia. For the same fiscal years, our revenue generated from customers located in other countries accounted for approximately 23.3% and 22.7% of our total revenue, respectively.

Revenue by geographical locations

Our Group’s provision of centralized dishwashing and ancillary services business is located in Singapore. During the fiscal years ended December 31, 2021 and 2022, the customers for our cleaning systems and other equipment were mainly located in Singapore and Malaysia. The following table sets out a breakdown of our revenue by geographic location of our customers for the fiscal years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021		2022
	SGD’000%		SGD’000%

Singapore
Sale of precision cleaning systems	-	-	917	4.9
Sale of other cleaning systems and other equipment	83	0.6	1,561	8.4
Repair and servicing of cleaning systems and sale of related parts	568	3.8	468	2.5
Provision of centralized dishware washing and general cleaning services	5,636	38.2	6,879	36.9
Leasing of dishware washing equipment	153	1.0	309	1.7
Sub-total	6,440	43.6	10,134	54.4

35

	Year Ended December 31,
	2021		2022
	SGD’000%		SGD’000%

Malaysia
Sale of precision cleaning systems	4,415	29.9	3,896	20.9
Repair and servicing of cleaning systems and sale of related parts	462	3.2	368	2.0
Sub-total	4,877	33.1	4,264	22.9

	Year Ended December 31,
	2021		2022
	SGD’000%		SGD’000%

Other countries(1)
Sale of precision cleaning systems	343	2.3	357	1.9
Sale of other cleaning systems and other equipment	2,998	20.3	3,751	20.1
Repair and servicing of cleaning systems and sale of related parts	106	0.7	125	0.7
Sub-total	3,447	23.3	4,233	22.7
Total	14,764	100.0	18,631	100.0

(1) For the fiscal years ended December 31, 2021 and 2022, other countries include the U.S., Thailand, Belgium, Philippines, India, South Korea, Taiwan, Japan and the PRC.

Singapore

The increase in revenue in Singapore for the fiscal year ended December 31, 2022 was mainly due to the increase in revenue generated from sales of precision and other cleaning systems and equipment from our existing and new customers by approximately SGD2.4 million and provision of centralized dishwashing and general cleaning services by approximately SGD1.4 million attributable to the recovery of business from the negative impact of COVID-19 pandemic.

Malaysia

The decrease in revenue in Malaysia for the fiscal year ended December 31, 2022 was primarily attributable to the decrease in revenue from subsidiaries of a certain customer group in Malaysia of approximately SGD0.5 million.

Other countries

The increase in revenue in other countries for the fiscal year ended December 31, 2022 was mainly due to the increase in orders from an existing customer in Thailand.

Cost of revenues

During the fiscal years ended December 31, 2021 and 2022, our Group’s cost of revenues was mainly comprised of raw materials costs, labor costs, sub-contracting costs and production overhead. For the fiscal years ended December 31, 2021 and 2022, our cost of revenues amounted to approximately SGD12.4 million and SGD13.5 million, respectively.

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	Year Ended December 31,
	2021		2022
	SGD’000%		SGD’000%

Cost of sale of cleaning systems and other equipment	6,885	55.5	7,113	52.7
Cost of provision of centralized dishwashing and ancillary services	5,531	44.5	6,390	47.3
Total	12,416	100.0	13,503	100.0

Gross profit and gross profit margin

The table below sets forth our Group’s gross profit and gross profit margin by business sector during the fiscal years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021		2022
		Gross		Gross
	Gross	Profit	Gross	Profit
	profit	Margin	profit	Margin
	SGD’000%		SGD’000%

Sale of precision cleaning systems and other equipment business
Sale of precision cleaning systems	1,509	30.8	2,657	40.5
Sale of other cleaning systems and other equipment	475	15.9	1,456	37.2
Repair and servicing of cleaning systems and sale of related parts	106	9.7	217	22.6
Sub-total/overall	2,090	23.3	4,330	40.8

	Year Ended December 31,
	2021		2022
		Gross		Gross
	Gross	Profit	Gross	Profit
	profit	Margin	profit	Margin
	SGD’000%		SGD’000%

Provision of centralized dishwashing and ancillary services business	258	4.5	798	11.1
Total/overall	2,348	15.9	5,128	27.5

Our total gross profit amounted to approximately SGD2.3 million and SGD5.1 million for the fiscal years ended December 31, 2021 and 2022, respectively. Our overall gross profit margins were approximately 15.9% and 27.5% for the fiscal years ended December 31, 2021 and 2022, respectively. Our total gross profit increased during the fiscal year ended December 31, 2022, which was generally in line with our revenue growth and revenue contributed from precision cleaning machines during the fiscal year.

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Selling and marketing expenses

Our selling and marketing expenses mainly included promotion and marketing expenses and transportation expenses. The following table sets forth the breakdown of our selling and marketing expenses for the fiscal years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021	2022
	SGD’000	SGD’000

Promotion and marketing expenses	13	12
Transportation expenses	9	15
Total	22	27

Our selling and marketing expenses amounted to approximately SGD22,000 and SGD27,000 for the fiscal years ended December 31, 2021 and 2022, respectively. The increase for the fiscal year ended December 31, 2022 was mainly due to the increase in transportation expenses for overseas business trips to customers’ sites.

General and administrative expenses

Our general and administrative expenses primarily consist of (i) staff cost; (ii) depreciation; (iii) office supplies and upkeep expenses; (iv) travelling and entertainment; (v) legal and professional fees; (vi) property and related expenses; (vii) directors’ and officers’ liability insurance; and (viii) miscellaneous expenses. The following table sets forth the breakdown of our administrative expenses for the fiscal years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021		2022
	SGD’000%		SGD’000%

Staff costs	1,383	61.0	2,090	62.6
Depreciation	379	16.7	409	12.2
Office supplies and upkeep expenses	150	6.6	132	3.9
Travelling and entertainment	105	4.6	158	4.7
Legal and professional fees	49	2.2	197	5.9
Directors’ and officers’ liability insurance	-	-	136	4.1
Miscellaneous expenses	201	8.9	215	6.6
Total	2,267	100.0	3,337	100.0

Our general and administrative expenses amounted to approximately SGD2.3 million and SGD3.3 million for the fiscal years ended December 31, 2021 and 2022, respectively, representing approximately 15.4% and 17.9% of our total revenue for the corresponding years.

Staff costs mainly represented the salaries, employee benefits and retirement benefit costs to our employees and directors’ remuneration. The staff costs of our Group increased by approximately SGD0.7 million mainly due to the directors’ fees paid following the appointment of directors from January 1, 2022, recruitment of an operation manager and mechanical and software engineers and increments and promotions to existing staff.

Depreciation expense is charged on our property, plant and equipment which included (i) leasehold buildings; (ii) right-of-use assets; (iii) plant and machinery; and (iv) furniture and fittings. The increase in depreciation is mainly due to amortization of newly acquired computer equipment, hardware and system.

Office supplies and upkeep expenses mainly represented office supplies, cleaning cost and the relevant utilities expenses such as electricity and water.

Travelling and entertainment mainly represented expenditures for business travel and costs incurred for social gatherings and refreshments for our staff.

Legal and professional fees mainly represented auditor’s remuneration and other professional fees for training and development and staff recruitment services. The increase was mainly due to an increase in audit fee as a result of our Initial Public Offering.

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Directors’ and officers’ liability insurance relates to liability insurance payable to the directors and officers of a company, or to the organization itself, as indemnification (reimbursement) for losses or advancement of defense costs in the event an insured suffers such a loss as a result of a legal action brought for alleged wrongful acts in their capacity as directors and officers.

Miscellaneous expenses were mainly comprised of office upkeep and maintenance, membership and subscription fees, recruitment expenses, permits and licenses renewal fee, medical expenses, donation and other miscellaneous expenses.

Other income

Other income of our Group amounted to approximately SGD0.7 million and SGD0.5 million for the fiscal years ended December 31, 2021 and 2022, respectively. The income was mainly derived from wholesale sales of STICO anti-slip shoes, Jobs Support Scheme, Jobs Growth Incentive, Government capability development grant and gain on disposal of plant and equipment. The following table sets forth the breakdown of our other income for these years:

	Year Ended December 31,
	2021	2022
	SGD’000	SGD’000

Wholesale sales of STICO anti-slip shoes	120	159
Impairment loss reversed	49	-
Jobs Support Scheme	87	10
Jobs Growth Incentive	72	72
Government capability development grant	-	150
Gain on disposal of plant and equipment	71	-
Others(1)	308	151
Total	707	542

(1) Others mainly consists of sale of scrap materials, other government incentives and other miscellaneous income.

Wholesale sales of STICO anti-slip shoes represented the income generated from wholesale of STICO anti-slip shoes mainly to food and beverage establishments in Singapore, which amounted to approximately SGD0.1 million and SGD0.2 million for the years ended December 31, 2021 and 2022, respectively. For the year ended December 31, 2022, wholesale sales of STICO anti-slip shoes increased by approximately 32.5% due to the resumption of demand from food and beverage establishments after COVID-19.

Jobs Support Scheme is an initiative introduced by the Singapore Government in February 2020 in response to the outbreak of COVID-19, and further enhanced in April, May and August 2020, to provide wage support to employers to help them retain local employees by co-funding 25% to 75% of the first SGD4,600 of monthly salaries paid to each local employee in a 10-month period up to August 2020, and 10% to 50% of the same in the subsequent seven-month period from September 2020 to March 2021 and further extended to September 2021 with final payout received in March 2022.

Jobs Growth Incentive is an initiative introduced by the Singapore Government in August 2020 to support local hiring from September 2020 to March 2023, to provide wage support to employers to help them in hiring local employees by co-funding monthly salaries paid to each local employee.

The government capability development grant for the year ended December 31, 2022, is a financial support from the Singapore government to support the capabilities in development of autonomous and robotic products.

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Interest expense

Our interest expense arose from lease liabilities and secured bank loans. For the year ended December 31, 2022, our interest expense increased by approximately SGD0.1 million mainly due to an increase in interest rates. For more details of our bank borrowings, please see the paragraph headed ‘‘Bank Indebtedness’’ in this section.

Other expenses

Other expenses of our Group mainly consist of cost of STICO anti-slip shoes, bank charges and extraordinary expenses. The following table sets forth the breakdown of our other expenses for the years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021	2022
	SGD’000	SGD’000

Cost of STICO anti-slip shoes	96	127
Bank charges	22	36
Extraordinary expenses(1)	234	145
Others(2)	198	237

Total	550	545

(1)	Extraordinary expenses relate to business advisory and consultation fees with respect to our initial public offering.
(2)	Others mainly consist of gifts and donations, and other miscellaneous expenses.

Other expenses of our Group remained relatively unchanged for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Income tax

During the years ended December 31, 2021 and 2022, our income tax expense was comprised of our current tax expense and deferred tax for the year. The following table sets forth the breakdown of our income tax for the years ended December 31, 2021 and 2022:

	Year Ended December 31,
	2021	2022
	SGD’000	SGD’000

Current tax expense	37	289
Deferred tax	(37)	(54)

Total	-	235

Pursuant to the rules and regulations of the Cayman Islands and the BVI, our Group is not subject to any income tax in the Cayman Islands and the BVI. Our Group’s operations are based in Singapore and we are subject to income tax on an entity basis on the estimated chargeable income arising in Singapore at the statutory rate of 17%.

For the year ended December 31, 2022, our income tax increased to approximately SGD0.2 million and our effective tax rate was approximately 16.5%. Such income tax increase was generally in line with the increase in our profit for the year.

Our Group had no tax obligation arising from other jurisdictions during the years ended December 31, 2021 and 2022. During the years ended December 31, 2021 and 2022, our Group had no material dispute or unresolved tax issues with the relevant tax authorities.

Net Income for the year

As a result of the foregoing, our net income for the year amounted to approximately SGD2,000 and SGD1.2 million for the years ended December 31, 2021 and 2022, respectively.

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Comparison of Years Ended December 31, 2022 and 2023

The following discussion is based on our Group’s historical results of operations and may not be indicative of our Group’s future operating performance.

Revenue

During the years ended December 31, 2022 and 2023, our revenue was derived from (i) our sale of cleaning systems and other equipment business; and (ii) our provision of centralized dishwashing and ancillary services business. The following table sets out the revenue generated from each of our business sectors during the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022		2023
	SGD’000%		SGD’000%

Sale of cleaning systems and other equipment business
Sale of precision cleaning systems	6,644	35.7	6,687	37.1
Sale of other cleaning systems and other equipment	3,838	20.6	3,494	19.4
Repair and servicing of cleaning systems and sale of related parts	961	5.1	810	4.5
Sub-total	11,443	61.4	10,991	61.0

Provision of centralized dishwashing and ancillary services business
Provision of centralized dishwashing and general cleaning services	6,879	36.9	6,710	37.2
Leasing of dishwashing equipment	309	1.7	331	1.8
Sub-total	7,188	38.6	7,041	39.0

Total	18,631	100.0	18,032	100.0

Our total revenue decreased by approximately SGD0.6 million, or 3.2%, to approximately SGD18.0 million for the year ended December 31, 2023 from approximately SGD18.6 million for the year ended December 31, 2022. The decrease was mainly attributable to the decrease in revenue generated from our sale of cleaning systems and other equipment business of approximately SGD0.5 million and decrease in revenue generated from our provision of centralized dishwashing and ancillary services business of approximately SGD0.1 million. The decreases were mainly attributable to a slowdown in shipments for other cleaning systems and other equipment in the electronics and hard drive industries and decreased sales for general cleaning services of food courts.

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The following table sets forth the movement in orders backlog for our sale of cleaning systems and other equipment in terms of approximate contract value of orders during the years ended December 31, 2021, 2022 and 2023.

	Year Ended December 31,
	2022	2023
	SGD’000	SGD’000

Outstanding contract value as of beginning of year(1)	19,997	29,050
New contract value for the year	19,515	6,411
Revenue recognized for the year	10,462	10,181
Outstanding contract value as of year end(2)	29,050	25,280

(1) Outstanding contract value as of beginning of year represents the contract value of orders which were not completed as of the beginning of the relevant year.

(2) Outstanding contract value as of year end represents the contract value of ongoing orders as of the end of the relevant year that will be carried forward to the next year.

For the years ended December 31, 2022 and 2023, approximately 54.4% and 73.0% of our total revenue, respectively, was generated from customers located in Singapore and approximately 22.9% and 5.6% of our total revenue, respectively, was generated from customers located in Malaysia. For the same years, our revenue generated from customers located in other countries accounted for approximately 22.7% and 21.4% of our total revenue, respectively.

Revenue by geographical locations

Our Group’s provision of centralized dishwashing and ancillary services business is located in Singapore. During the years ended December 31, 2022 and 2023, the customers for our cleaning systems and other equipment were mainly located in Singapore and Malaysia. The following table sets out a breakdown of our revenue by geographic location of our customers for the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022		2023
	SGD’000%		SGD’000%

Singapore
Sale of precision cleaning systems	917	4.9	5,587	31.0
Sale of other cleaning systems and other equipment	1,561	8.4	22	0.1
Repair and servicing of cleaning systems and sale of related parts	468	2.5	519	2.9
Provision of centralized dishware washing and general cleaning services	6,879	36.9	6,710	37.2
Leasing of dishware washing equipment	309	1.7	331	1.8
Sub-total	10,134	54.4	13,169	73.0

	Year Ended December 31,
	2022		2023
	SGD’000%		SGD’000%

Malaysia
Sale of precision cleaning systems	3,896	20.9	758	4.2
Repair and servicing of cleaning systems and sale of related parts	368	2.0	260	1.4
Sub-total	4,264	22.9	1,018	5.6

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	Year Ended December 31,
	2022		2023
	SGD’000%		SGD’000%

Other countries(1)
Sale of precision cleaning systems	357	1.9	342	1.9
Sale of other cleaning systems and other equipment	3,751	20.1	3,473	19.3
Repair and servicing of cleaning systems and sale of related parts	125	0.7	30	0.2
Sub-total	4,233	22.7	3,845	21.4
Total	18,631	100.0	18,032	100.0

(1) For the years ended December 31, 2022 and 2023, other countries include the U.S., Thailand, Belgium, Philippines, India, South Korea, Taiwan, Japan and the PRC.

Singapore

The increase in revenue in Singapore for the year ended December 31, 2023 was mainly due to an increase in revenue generated from sales of precision cleaning systems from our existing customers with new orders of approximately SGD4.7 million offset by a decrease in revenue generated from sales of other cleaning systems and other equipment of SGD1.5 million due to project completion.

Malaysia

The decrease in revenue in Malaysia for the year ended December 31, 2023 was primarily attributable to a decrease in revenue from subsidiaries of a certain customer group in Malaysia of approximately SGD3.2 million.

Other countries

The marginal decrease in revenue in other countries for the year ended December 31, 2023 was mainly due to a decrease in orders from an existing customer in Thailand.

Cost of revenues

During the years ended December 31, 2022 and 2023, our Group’s cost of revenues was mainly comprised of raw materials costs, labor costs, sub-contracting costs and production overhead. For the years ended December 31, 2022 and 2023, our cost of revenues amounted to approximately SGD13.5 million and SGD13.7 million, respectively.

	Year Ended December 31,
	2022		2023
	SGD’000%		SGD’000%

Cost of sale of cleaning systems and other equipment	7,113	52.7	7,570	55.4
Cost of provision of centralized dishwashing and ancillary services	6,390	47.3	6,096	44.6
Total	13,503	100.0	13,666	100.0

The increase in cost of sales for the year ended December 31, 2023 as compared to the year ended December 31, 2022 was primarily due to an increase in the cost of raw materials, such as stainless steel, aluminum and electronic components, and in production overhead.

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Gross profit and gross profit margin

The table below sets forth our Group’s gross profit and gross profit margin by business sector during the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022		2023
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Margin	profit	Margin
	SGD’000%		SGD’000%

Sale of precision cleaning systems and other equipment business
Sale of precision cleaning systems	2,657	40.5	2,051	30.7
Sale of other cleaning systems and other equipment	1,456	37.2	943	27.0
Repair and servicing of cleaning systems and sale of related parts	217	22.6	427	52.7
Sub-total/overall	4,330	40.8	3,421	31.1

	Year Ended December 31,
	2022		2023
		Gross		Gross
	Gross	Profit	Gross	Profit
	profit	Margin	profit	Margin
	SGD’000%		SGD’000%

Provision of centralized dishwashing and ancillary services business	798	11.1	945	13.4
Total/overall	5,128	27.5	4,366	24.2

Our total gross profit amounted to approximately SGD5.1 million and SGD4.4 million for the years ended December 31, 2022 and 2023, respectively. Our overall gross profit margins were approximately 27.5% and 24.2% for the years ended December 31, 2022 and 2023, respectively. Our total gross profit decreased during the year ended December 31, 2023, primarily due to an increase in the cost of raw materials, such as stainless steel, aluminum and electronic components, and in production overhead. While the provision of centralized dishwashing and ancillary services business activity was lower year-on-year, the Group successfully renewed contracts with certain clients at higher prices and hence resulted increase in gross profit and gross profit margin for this business.

Selling and marketing expenses

Our selling and marketing expenses mainly included promotion and marketing expenses and transportation expenses. The following table sets forth the breakdown of our selling and marketing expenses for the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022	2023
	SGD’000	SGD’000

Promotion and marketing expenses	12	36
Transportation expenses	15	17
Total	27	53

44

Our selling and marketing expenses amounted to approximately SGD27,000 and SGD53,000 for the years ended December 31, 2022 and 2023, respectively. The increase for the year ended December 31, 2023 was mainly due to increased participation in overseas exhibitions.

General and administrative expenses

Our general and administrative expenses primarily consist of (i) staff cost; (ii) depreciation; (iii) office supplies and upkeep expenses; (iv) travelling and entertainment; (v) legal and professional fees; (vi) corporate secretarial and administrative fees; (vii) Nasdaq annual listing fee; (viii) directors’ and officers’ liability insurance; and (ix) miscellaneous expenses. The following table sets forth the breakdown of our administrative expenses for the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022		2023
	SGD’000%		SGD’000%

Staff costs	2,090	62.6	1,689	51.1
Depreciation	409	12.2	163	4.9
Office supplies and upkeep expenses	132	3.9	162	4.9
Travel and entertainment	158	4.7	234	7.1
Legal and professional fees	197	5.9	727	22.0
Corporate secretarial and administrative fees	-	-	25	0.8
Nasdaq annual listing fee	-	-	84	2.5
Directors’ and officers’ liability insurance	136	4.1	137	4.1
Miscellaneous expenses	215	6.6	82	2.5
Total	3,337	100.0	3,303	100.0

Our general and administrative expenses amounted to approximately SGD3.3 million and SGD3.3 million for the years ended December 31, 2022 and 2023, respectively, representing approximately 17.9% and 18.3% of our total revenue for the corresponding years.

Staff costs mainly represented the salaries, employee benefits and retirement benefit costs to our employees and directors’ remuneration. The staff costs of our Group decreased during the year ended December 31, 2023 by approximately SGD0.4 million mainly due to lower accrual of staff incentives.

Depreciation expense is charged on our property, plant and equipment, which included (i) leasehold buildings; (ii) right-of-use assets; (iii) computer equipment; and (iv) furniture and fittings. The decrease in depreciation for the year ended December 31, 2023 as compared to 2022 is mainly due to certain assets being fully depreciated in 2022.

Office supplies and upkeep expenses mainly represented office supplies, cleaning cost and the relevant utilities expenses such as electricity and water.

Travel and entertainment mainly represented expenditures for business travel and costs incurred for social gatherings and refreshments for our staff.

Legal and professional fees mainly represented auditor’s remuneration and other professional fees for applications, registrations and renewal of trademarks and patents, legal consultation fees, corporate consultation and business advisory fee corporate secretarial and registered office fees, transfer agent fee and staff recruitment services. The increase was mainly due to an increase in legal and professional fees post listing in April 2022, corporate consultation services and business advisory fees related to a follow up offering expensed off during the year ended December 31, 2023.

45

Directors’ and officers’ liability insurance relates to liability insurance payable to the directors and officers of a company, or to the organization itself, as indemnification (reimbursement) for losses or advancement of defense costs in the event an insured suffers such a loss as a result of a legal action brought for alleged wrongful acts in their capacity as directors and officers.

Miscellaneous expenses were mainly comprised of office upkeep and maintenance, membership and subscription fees, recruitment expenses, permits and licenses renewal fee, medical expenses, donation and other miscellaneous expenses.

Other income

Other income of our Group amounted to approximately SGD0.5 million and SGD0.7 million for the years ended December 31, 2022 and 2023, respectively. The income was mainly derived from wholesale sales of STICO anti-slip shoes, Jobs Support Scheme, Jobs Growth Incentive, government capability development grant and gain on disposal of plant and equipment. The following table sets forth the breakdown of our other income for these fiscal years:

	Year Ended December 31,
	2022	2023
	SGD’000	SGD’000

Interest income	-	175
Wholesale sales of STICO anti-slip shoes	159	92
Jobs Support Scheme	10	-
Jobs Growth Incentive	72	20
Progressive Wage Credit Scheme	-	55
Government capability development grant	150	214
Others(1)	151	172
Total	542	728

(1) Others mainly consist of sale of scrap materials, other government incentives and other miscellaneous income.

The increase in interest income mainly arose from an increase in fixed deposit placements during the year ended December 31, 2023.

Wholesale sales of STICO anti-slip shoes represented the income generated from the wholesale sale of STICO anti-slip shoes, mainly to food and beverage establishments in Singapore, which amounted to approximately SGD0.2 million and SGD0.1 million for the years ended December 31, 2022 and 2023, respectively. For the year ended December 31, 2023, wholesale sales of STICO anti-slip shoes decreased by approximately 42.1% due to a transition period necessitated by changes in certain models of the shoes that resulted in lower sales for the year.

Jobs Support Scheme was an initiative introduced by the Singapore Government in February 2020 in response to the outbreak of COVID-19, and further enhanced in April, May and August 2020, to provide wage support to employers to help them retain local employees by co-funding 25% to 75% of the first SGD4,600 of monthly salaries paid to each local employee in a 10-month period up to August 2020, and 10% to 50% of the same in the subsequent seven-month period from September 2020 to March 2021 and further extended to September 2021 with final payout received in March 2022.

Jobs Growth Incentive is an initiative introduced by the Singapore Government in August 2020 to support local hiring from September 2020 to March 2023, to provide wage support to employers to help them in hiring local employees by co-funding monthly salaries paid to each local employee.

46

Progressive Wage Credit Scheme is an initiative introduced by the Singapore Government in 2022 to provide transitional wage support for employers to adjust to upcoming mandatory wage increases for lower-wage workers covered by the Progressive Wage and Local Qualifying Salary requirements and to voluntarily raise wages of lower-wage workers. Under the scheme, the Singapore Government will co-fund wage increases of eligible resident employees from 2022 to 2026 and receive the payout for the respective year by the first quarter of the following year.

The government capability development grant for the years ended December 31, 2023 and December 31, 2022 is a financial support from the Singapore Government to support the capabilities in development of autonomous and robotic products.

Interest expense

Our interest expense arose from lease liabilities and secured bank loans. Our interest expense for the year ended December 31, 2023 increased by approximately SGD0.2 million, mainly due to increased interest rates. For more details of our bank borrowings, please see the paragraph headed ‘‘Bank Indebtedness’’ in this section.

Other expenses

Other expenses of our Group mainly consist of cost of STICO anti-slip shoes, bank charges and extraordinary expenses. The following table sets forth the breakdown of our other expenses for the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022	2023
	SGD’000	SGD’000

Cost of STICO anti-slip shoes	127	56
Bank charges	36	24
Exchange loss	-	275
Extraordinary expenses(1)	145	-
Others(2)	237	242
Total	545	597

(1)	Extraordinary expenses relate to business advisory and consultation fees with respect to our Initial Public Offering.
(2)	Others mainly consists of gifts and donations, and other miscellaneous expenses.

Other expenses of our Group amounted to approximately SGD0.6 million for the year ended December 31, 2023 compared to SGD0.5 million for the year ended December 31, 2022.

Income tax

During the years ended December 31, 2022 and 2023, our income tax expense was comprised of our current tax expense and deferred tax for the year. The following table sets forth the breakdown of our income tax for the years ended December 31, 2022 and 2023:

	Year Ended December 31,
	2022	2023
	SGD’000	SGD’000

Current tax expense	289	158
Deferred tax	(54)	(47)
Total	235	111

47

Pursuant to the rules and regulations of the Cayman Islands and the BVI, our Group is not subject to any income tax in the Cayman Islands and the BVI. Our Group’s operations are based in Singapore and we are subject to income tax on an entity basis on the estimated chargeable income arising in Singapore at the statutory rate of 17%.

For the year ended December 31, 2023, our income tax decreased to approximately SGD0.1 million, and our effective tax rate was approximately 17.6%. During the year ended December 31, 2022, our income tax was approximately SGD0.2 million and our effective tax rate was approximately 16.5%.

Our Group had no tax obligation arising from any other jurisdiction during the years ended December 31, 2022 and 2023. During the years ended December 31, 2022 and 2023, our Group had no material dispute or unresolved tax issues with the relevant tax authorities.

Net Income for the year

As a result of the foregoing, our net income for the year amounted to approximately SGD1.2 million and SGD0.5 million for the years ended December 31, 2022 and 2023, respectively.

Periods Ended June 30, 2023 and 2024

	For the six-month periods ended June 30,
	2023	2024	2024
	SGD’000	SGD’000	USD’000(1)

Revenues	8,814	10,742	7,927
Cost of revenues	(6,716)	(7,908)	(5,835)
Gross profit	2,098	2,834	2,092

Operating expenses:
Selling and marketing expenses	(38)	(86)	(63)
General and administrative expenses	(1,868)	(2,181)	(1,609)
Total operating expenses	(1,906)	(2,267)	(1,672)

Income from operations	192	567	420

Other income (loss):
Other income	463	554	408
Interest expense	(183)	(236)	(175)
Other expense	(119)	(64)	(47)
Change in fair value in financial instruments	-	(49)	(37)
Total other income	161	205	149

Income before tax expense	353	772	569
Income tax expense	(74)	(174)	(128)
Net income	279	598	441
Other comprehensive income
Foreign currency translation loss, net of taxes	(52)	(29)	(21)
Total comprehensive income	227	569	420

(1) Calculated at the rate of US$0.7379 = SGD1, as set forth in the statistical release of the Federal Reserve System on June 28, 2024.

48

Comparison of Periods Ended June 30, 2023 and 2024

Revenue

During the six-month periods ended June 30, 2023 and 2024, our customers were from various industries, including HDD manufacturing, semiconductor manufacturing, food and beverage and industrial electronic. As of the date of this prospectus, our customers continue to be from such various industries. Our cleaning systems and other equipment are mainly sold in Singapore and Malaysia, and we provided centralized dishwashing and ancillary services to customers in Singapore.

Our revenue was derived from (i) our sale of cleaning systems and other equipment business; and (ii) our provision of centralized dishwashing and ancillary services business. The following table sets out the revenue generated from each of our business sectors during the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023		2024
	SGD’000%		SGD’000%

Sale of cleaning systems and other equipment business
Sale of precision cleaning systems	3,183	36.1	5,403	50.3
Sale of other cleaning systems and other equipment	2,015	22.9	1,230	11.5
Repair and servicing of cleaning systems and sale of related parts	228	2.5	348	3.2
Sub-total	5,426	61.5	6,981	65.0

Provision of centralized dishwashing and ancillary services business
Provision of centralized dishwashing and general cleaning services	3,225	36.6	3,562	33.2
Leasing of dishwashing equipment	163	1.9	199	1.8
Sub-total	3,388	38.5	3,761	35.0

Total	8,814	100.0	10,742	100.0

Our total revenue increased by approximately SGD1.9 million or 21.9% to approximately SGD10.7 million for the six-month period ended June 30, 2024 from approximately SGD8.8 million for the six-month period ended June 30, 2023. The increase was attributable to the increase in revenue generated from our sale of cleaning systems and other equipment business of approximately SGD1.6 million, which resulted primarily from increase in revenue for our precision cleaning systems and approximately SGD0.3 million increase in revenue from our provision of centralized dishwashing and ancillary services business. The decrease in sale of other cleaning systems and other equipment is mainly due to the slowdown in orders of other cleaning systems and completion of a project sale of other equipment in 2023.

The following table sets forth the movement in orders backlog for our sale of cleaning systems and other equipment in terms of approximate contract value of orders during the six-month periods ended June 30, 2023 and 2024.

	Six-month periods ended June 30,
	2023	2024
	(SGD’000)	(SGD’000)

Outstanding contract value as of beginning of period(1)	29,050	25,280
New contract value for the period	5,986	2,686
Revenue recognized for the period	(5,198)	(6,981)
Outstanding contract value as of period end(2)	29,838	20,985

(1) Outstanding contract value as of beginning of period represents the contract value of orders which were not completed as of the beginning of the relevant period.

(2) Outstanding contract value as of period-end represents the contract value of ongoing orders as of the end of the relevant year or period that will be carried forward to the next year or period.

49

Cost of revenues

During the six-month periods ended June 30, 2023 and 2024, our Group’s cost of revenues was mainly comprised of raw materials costs, labor costs, sub-contracting costs and production overhead. For the six months ended June 30, 2023 and 2024, our cost of revenues amounted to approximately SGD6.7 million and SGD7.9 million, respectively.

	Six-month periods ended June 30,
	2023		2024
	SGD’000%		SGD’000%

Cost of sale of cleaning systems and other equipment	3,796	56.5	4,615	58.4
Cost of provision of centralized dishwashing and ancillary services	2,920	43.5	3,293	41.6

Total	6,716	100.0	7,908	100.0

The cost of revenues increased in line with the increase in our revenues.

Gross profit and gross profit margin

The table below sets forth our Group’s gross profit and gross profit margin by business sector during the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023		2024
	Gross profit	Gross Profit Margin	Gross profit	Gross Profit Margin
	SGD’000%		SGD’000%
Sale of precision cleaning systems and other equipment business
Sale of precision cleaning systems	1,083	34.0	1,943	36.0
Sale of other cleaning systems and other equipment	510	25.3	355	28.9
Repair and servicing of cleaning systems and sale of related parts	37	16.4	68	19.5

Sub-total/overall	1,630	30.0	2,366	33.9

Provision of centralized dishwashing and ancillary services business	468	13.8	468	12.4

Total/overall	2,098	23.8	2,834	26.4

Our total gross profit amounted to approximately SGD2.1 million and SGD2.8 million for the six-month periods ended June 30, 2023 and 2024, respectively. Our overall gross profit margins were approximately 23.8% and 26.4% for the six-month periods ended June 30, 2023 and 2024, respectively.

50

Our total gross profit increased by approximately SGD0.7 million. This increase was mainly due to the increase in our revenue from the sales of precision cleaning systems, which is our most profitable business sub-segment.

Selling and marketing expenses

Our selling and marketing expenses mainly included promotion and marketing expenses and transportation expenses. The following table sets forth the breakdown of our selling and marketing expenses for the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023	2024
	SGD’000	SGD’000

Promotion and marketing expenses	30	70
Transportation expenses	8	16

Total	38	86

Our selling and marketing expenses amounted to approximately SGD38,000 and SGD86,000 for the six-month periods ended June 30, 2023 and 2024, respectively.

The increase in promotion and marketing expenses for the six-month period ended June 30, 2024 was primarily attributable to an increase in our promotion and marketing activities of our products and services.

General and administrative expenses

Our general and administrative expenses primarily consist of (i) staff costs; (ii) depreciation; (iii) office supplies and upkeep expenses; (iv) travel and entertainment; (v) legal and professional fees; (vi) directors and officers liability insurance; and (vii) miscellaneous expenses. The following table sets forth the breakdown of our general and administrative expenses for the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023		2024
	SGD’000%		SGD’000%

Staff costs	976	52.2	1,302	59.7
Depreciation	183	9.8	114	5.2
Office supplies and upkeep expenses	65	3.5	102	4.7
Travel and entertainment	93	5.0	88	4.0
Legal and professional fees	310	16.6	341	15.6
Directors and officers liability insurance	67	3.6	51	2.3
Miscellaneous expenses	174	9.3	183	8.5
Total	1,868	100.0	2,181	100.0

Our general and administrative expenses amounted to approximately SGD1.9 million and SGD2.2 million for the six-month periods ended June 30, 2023 and 2024, respectively, representing approximately 21.2%, and 20.3% of our total revenue for the corresponding periods.

Staff costs mainly represented the salaries, employee benefits and retirement benefit costs attributable to our employees and directors’ remuneration. The increase in staff costs for the six-month period ended June 30, 2024 was mainly due to revision of CEO remuneration package since January 1, 2024 and special bonus as an incentive to our key management personnel.

51

Depreciation expense is charged on our property, plant and equipment which included (i) leasehold buildings; (ii) right-of-use assets; (iii) computer equipment; and (iv) furniture and fittings. The decrease in depreciation was mainly due to the fact that certain computer equipment and furniture and fittings had been fully depreciated by the end of 2023.

Office supplies and upkeep expenses mainly represented office supplies, cleaning cost and the relevant utilities expenses such as electricity and water.

Travel and entertainment mainly represented expenditures for business travel and costs incurred for social gatherings and refreshments for our staff.

Legal and professional fees mainly represented auditor’s remuneration and other professional fees for applications and registrations of trademarks and patents, legal consultation fees, annual listing fee, corporate secretarial and registered office fees, transfer agent fee and staff recruitment services. The increase in legal and professional fees was mainly due to increase in applications and registrations of new trademarks and patents, corporate fees in compliance with continued listing and architect fee for consultation of building structure.

Directors and officers liability insurance relates to liability insurance payable to the directors and officers of a company, or to the organization itself, as indemnification (reimbursement) for losses or advancement of defense costs in the event an insured suffers such a loss as a result of a legal action brought for alleged wrongful acts in their capacity as directors and officers.

Miscellaneous expenses were mainly comprised of business insurance expenses, donation and other miscellaneous expenses.

Other income

Other income of our Group amounted to approximately SGD0.5 million and SGD0.6 million for the six-month periods ended June 30, 2023 and 2024, respectively. Our other income was mainly derived from foreign exchange gain, interest income and Government grants. The following table sets forth the breakdown of our other income for these periods:

	Six-month periods ended June 30,
	2023	2024
	SGD’000	SGD’000

Wholesale sales of STICO anti-slip shoes	74	16
Interest income	-	107
Foreign exchange gain	-	227
Government grants	307	165
Other(1)	82	39
Total	463	554

(1) Other mainly consists of sale of scrap materials and other miscellaneous income.

Government grants mainly represented Jobs Support Scheme, Jobs Growth Incentive and capability development grants received from the Singapore Government. The decrease was mainly due to the fact that the government grant related to the Jobs Support Scheme and the Jobs Support Scheme had ended and, therefore, no grants were received during the 6-month period ended June 30, 2024.

Interest income mainly represented interest income from short-term fixed deposits ranging from 1 month to 3 months placed with Singapore banks. The increase in interest income was due to more placement of short-term fixed deposits during the 6-month period ended June 30, 2024.

52

Foreign exchange gain mainly represented exchange gain from the appreciation of the US dollar and arose from USD denominated bank balances and accounts receivable as of June 30, 2024.

Interest expense

Our interest expense arose from lease liabilities and secured bank loans. For the six-month periods ended June 30, 2023 and 2024, our interest expense increased by approximately SGD0.05 million mainly due to increased interest rates. For more details of our bank borrowings, please see the paragraph headed ‘‘Bank Indebtedness’’ in this section.

Other expenses

Other expenses of our Group mainly consist of the cost of STICO anti-slip shoes, bank charges and others. The following table sets forth the breakdown of our other expenses for the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023	2024
	SGD’000	SGD’000

Cost of STICO anti-slip shoes	47	6
Bank charges	9	8
Others(1)	63	50

Total	119	64

(1) Others mainly consists of professional training expenses, gifts and donations and other miscellaneous expenses.

Other expenses of our Group decreased to approximately SGD0.06 million for the six-month period ended June 30, 2024 mainly due to a decrease in our cost of STICO anti-slip shoes as a result of fewer shoes having been sold.

Income tax

During the six-month period ended June 30, 2024, our income tax expense was comprised of our current tax expense for the period. The following table sets forth the breakdown of our income tax for the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023	2024
	SGD’000	SGD’000

Current tax expense	74	238
Deferred tax	-	(64)

Total	74	174

Pursuant to the rules and regulations of the Cayman Islands and the British Virgin Islands, our Group is not subject to any income tax in the Cayman Islands or in the British Virgin Islands. Our Group’s operations are based in Singapore and we are subject to income tax on an entity basis on the estimated chargeable income arising in Singapore at the statutory rate of 17%.

53

Our income tax, net, increased from SGD74,000 for the six-month period ended June 30, 2023 to SGD174,000 for the six-month period ended June 30, 2024. This was generally in line with the increase in our profit and taxable income.

Our Group had no tax obligation arising from other jurisdictions during the six-month period ended June 30, 2024. During the six-month period ended June 30, 2024, our Group had no material dispute or unresolved tax issues with the relevant tax authorities.

Net Income for the Period

As a result of the foregoing, our net income amounted to approximately SGD0.3 million and SGD0.6 million for the six-month periods ended June 30, 2023 and 2024, respectively.

Liquidity and Capital Resources

Our liquidity and working capital requirements are primarily related to our operating expenses. Historically, we have met our working capital and other liquidity requirements primarily through a combination of cash generated from our operations and loans from banking facilities. Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including but not limited to cash generated from our operations, loans from banking facilities, the net proceeds from our Initial Public Offering and other equity and debt financings as and when appropriate.

The following table sets forth our assets, liabilities and shareholders’ equity as of December 31, 2022 and 2023 and for the six-month period ended June 30, 2024:

	As of December 31,		As of June 30,
	2022	2023	2024	2024
	SGD’000	SGD’000	SGD’000	USD’000(1)

Assets
Current assets:
Cash and cash equivalents	6,561	5,089	4,807	3,547
Accounts receivable, net	5,635	4,775	4,978	3,673
Prepaid expenses and other current assets, net	2,248	2,366	2,672	1,973
Deferred financing costs	-	356	356	263
Inventory	11,892	14,073	12,898	9,517

Total current assets	26,336	26,659	25,711	18,973

Financial instruments	245	245	499	368
Property, plant and equipment, net	8,818	8,515	8,190	6,043
Deferred tax assets	66	74	138	102
Total non-current assets	9,129	8,834	8,827	6,513
TOTAL ASSETS	35,465	35,493	34,538	25,486

Liabilities
Current liabilities:
Bank loans - current	5,457	4,241	5,204	3,840
Lease payable - current	280	300	302	223
Accounts payable, accruals, and other current liabilities	2,664	2,085	1,689	1,246
Warranty liabilities	22	22	22	16
Income taxes payable	319	149	227	168
Contract liabilities	4,319	6,960	5,061	3,735
Loan from controlling shareholder	741	-	-	-
Total current liabilities	13,802	13,757	12,505	9,228

Bank loans - non-current	3,976	3,740	3,624	2,674
Lease payable - non-current	1,406	1,283	1,127	832

Total non-current liabilities	5,382	5,023	4,751	3,506

TOTAL LIABILITIES	19,184	18,780	17,256	12,734

Commitments and contingencies	-	-	-	-

Shareholders’ equity
Ordinary shares US$0.003 par value per share; 33,333,333 authorized as of December 31, 2022, 2023 and June 30, 2024; 5,006,666 shares issued and outstanding, respectively	20	20	20	15
Additional paid-in capital	15,686	15,686	15,686	11,574
Treasury shares (9,952 acquired as of December 31, 2023)	-	(18)	(18)	(13)
Retained earnings	607	1,126	1,724	1,272
Accumulated other comprehensive losses	(32)	(101)	(130)	(96)
Total shareholders’ equity	16,281	16,713	17,282	12,752

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	35,465	35,493	34,538	25,486

Cash Flows for the Years ended December 31, 2021, 2022 and 2023

The following table summarizes our cash flows for the fiscal years ended December 31, 2021, 2022 and 2023:

	Year ended December 31,
	2021	2022	2023
	SGD’000	SGD’000	SGD’000

Cash and cash equivalents at beginning of the year	550	1,108	6,561

Net cash generated from/(used in) operating activities	3,373	(5,239)	1,375
Net cash used in investing activities	(717)	(797)	(211)
Net cash (used in)/generated from financing activities	(2,082)	11,487	(2,567)
Foreign currency effect	(16)	2	(69)

Net change in cash and cash equivalents	558	5,453	(1,472)

Cash and cash equivalents at end of the year	1,108	6,561	5,089

Cash flows from operating activities

During the fiscal years ended December 31, 2021, 2022 and 2023, the cash inflows from our operating activities were primarily derived from the revenue generated from our sale of cleaning systems and other equipment and provision of centralized dishwashing and ancillary services, whereas the cash outflows for our operating activities mainly comprised the purchase of raw materials, production costs and overhead, staff costs and administrative expenses.

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Our net cash generated from/(used in) operating activities primarily reflected our net income, as adjusted for non-operating items, such as depreciation, (gain)/loss on disposal of property, plant and equipment, reversal/provision of loss allowance, change in fair value of financial instruments and effects of changes in working capital such as increase or decrease in inventories, accounts receivable, accounts payable, accruals and other current liabilities.

For the fiscal year ended December 31, 2021, our net cash generated from operating activities was approximately SGD3.4 million, which primarily reflected our profit before tax of approximately SGD2,000, as positively adjusted by (i) the non-cash depreciation of property, plant and equipment of approximately SGD0.6 million; and (ii) the decrease in accounts receivable of approximately SGD5.5 million. The effect of these factors was partially mitigated by (i) the increase in inventories of approximately SGD1.2 million; and (ii) the decrease in accounts payable, accruals and other current liabilities of approximately SGD1.5 million.

For the fiscal year ended December 31, 2022, our net cash used in operating activities was approximately SGD5.2 million, which primarily reflected our net income of approximately SGD1.2 million, as adjusted positively by (i) the non-cash depreciation of property, plant and equipment of approximately SGD0.7 million; and (ii) the increase in accounts payable, accruals and other current liabilities of approximately SGD4.7 million. The effect of these factors was offset by (i) the increase in accounts receivable of approximately SGD2.5 million; and (ii) the increase in inventories of approximately SGD9.3 million, which was primarily the result of purchasing more raw materials in anticipation of slower delivery times due to supply chain issues and increased orders for 2023.

For the fiscal year ended December 31, 2023, our net cash generated from operating activities was approximately SGD1.7 million, which primarily reflected our net income of approximately SGD0.5 million, as positively adjusted by (i) the non-cash depreciation of property, plant and equipment of approximately SGD0.7 million; (ii) the increase in contract liabilities of approximately SGD2.6 million; and (iii) the decrease in accounts receivable of approximately SGD0.8 million. The effect of these adjustments was offset by the decrease in accounts payable, accruals and other current liabilities of approximately SGD0.8 million, the increase in inventories of approximately SGD2.2 million and repayment of lease liabilities of approximately SGD0.3 million.

Cash flows from investing activities

Our cash flows used in investing activities primarily consisted of (i) the proceeds from disposal of property, plant and equipment; and (ii) the purchase of property, plant and equipment.

For the fiscal year ended December 31, 2021, our net cash used in investing activities was approximately SGD0.7 million, primarily due to the purchase of property, plant and equipment of approximately SGD0.8 million for replacement of obsolete equipment and partially offset by the proceeds from disposal of plant and equipment of approximately SGD0.1 million.

For the fiscal year ended December 31, 2022, our net cash used in investing activities was approximately SGD0.8 million, primarily due to the purchase of property, plant and equipment of approximately SGD0.8 million for replacement of obsolete equipment.

For the fiscal year ended December 31, 2023, our net cash used in investing activities was approximately SGD0.2 million, primarily due to the purchase of property, plant and equipment of approximately SGD0.2 million to increase our operating capacity.

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Cash flows from financing activities

Our cash flows (used in)/generated from financing activities primarily consists of proceeds from and repayment of bank loans and controlling shareholder loans, dividends paid, proceeds from the issuance of shares, placement of deposit with escrow agent and payment of deferred financing costs.

For the fiscal year ended December 31, 2021, our Group recorded net cash used in financing activities of approximately SGD2.1 million, which was mainly attributable to (i) dividends paid of SGD2.9 million; (ii) net repayment of bank loans of approximately SGD0.3 million; and (iii) payment of deferred financing costs of approximately SGD0.4 million, while partially mitigated by the cash inflow from the proceeds from a controlling shareholder loan of SGD1.5 million.

For the fiscal year ended December 31, 2022, our Group recorded net cash generated from financing activities of approximately SGD11.5 million, which was mainly attributable to the net proceeds from the issuance of Ordinary Shares of approximately SGD14.9 million; and partially offset by (i) the placement of a deposit with an escrow agent of approximately SGD0.8 million as a result of our Initial Public Offering; (ii) the payment of deferred financing costs of approximately SGD1.5 million; (iii) the repayment of bank loans of approximately SGD0.3 million; and (iv) the repayment of controlling shareholder loans of approximately SGD0.8 million.

For the fiscal year ended December 31, 2023, our Group recorded net cash used in financing activities of approximately SGD2.9 million, which was mainly attributable to the repayment of bank loans of approximately SGD1.7 million, repayment of a controlling shareholder loan of SGD0.7 million and payment of deferred financing costs of SGD0.4 million.

Cash Flows for the Periods ended June 30, 2023 and 2024

The following table summarizes our cash flows for the six-month periods ended June 30, 2023 and 2024:

	Six-month periods ended June 30,
	2023	2024
	SGD’000	SGD’000

Cash and cash equivalents at beginning of the period	6,561	5,089

Net cash generated from/(used in) operating activities	665	(527)
Net cash used in investing activities	(244)	(419)
Net cash (used in)/generated from financing activities	(2,045)	693
Foreign currency effect	(52)	(29)

Net change in cash and cash equivalents	(1,676)	(282)

Cash and cash equivalents at end of the period	4,885	4,807

Cash flows from operating activities

During the six-month periods ended June 30, 2023 and 2024, the cash inflows from our operating activities were primarily derived from the revenue generated from our sale of cleaning systems and other equipment and provision of centralized dishwashing and ancillary services, whereas the cash outflows for our operating activities mainly comprised the purchase of raw materials, production costs and overheads, staff costs and administrative expenses.

Our net cash generated from operating activities primarily reflected our net income, as adjusted for non-operating items, such as depreciation and effects of changes in working capital such as increase or decrease in inventories, accounts receivable and other receivables, accounts payable, accruals and other current liabilities and contract liabilities.

For the six-month period ended June 30, 2023, our net cash generated from operating activities was approximately SGD0.7 million, which reflected our profit before tax of approximately SGD0.3 million, as positively adjusted primarily by (i) the non-cash depreciation of property, plant and equipment of approximately SGD0.3 million; and (ii) the increase in accounts payable, accruals and other current liabilities of approximately SGD1.2 million. The effect of these factors was partially offset by the increase in accounts receivable and other receivables of approximately SGD0.7 million and the increase in inventories of approximately SGD0.4 million.

For the six-month period ended June 30, 2024, our net cash used in operating activities was approximately SGD0.5 million, which reflected our profit before tax of approximately SGD0.6 million, as positively adjusted primarily by (i) the non-cash depreciation of property, plant and equipment of approximately SGD0.4 million; and (ii) the decrease in inventories of approximately SGD1.2 million. The effect of these factors was offset by the decrease of contract liabilities of approximately SGD1.9 million, increase in account receivable and other receivables of approximately SGD0.5 million and the decrease in accounts payable, accruals and other current liabilities of approximately SGD0.4 million, which partially mitigated the effect of the first two factors.

Cash flows from investing activities

Our cash flows used in investing activities primarily consists of (i) the additional financial instrument; and (ii) the purchase of property, plant and equipment.

For the six-month period ended June 30, 2023, our net cash used in investing activities was approximately SGD0.2 million, due to the purchase of property, plant and equipment of approximately SGD0.2 million for tools and equipment and an electric vehicle for the expansion of our fleet of transportation for onsite maintenance and servicing of machinery.

For the six-month period ended June 30, 2024, our net cash used in investing activities was attributable to approximately SGD0.3 million for additional financial instrument due to the purchase of a new keyman insurance and the purchase of property, plant and equipment of approximately SGD0.1 million.

Cash flows from financing activities

Our cash flows used in financing activities primarily consists of repayment of a loan from our controlling shareholder, proceeds from bank loans, repayment of bank loans, principal payment of lease liabilities.

For the six-month period ended June 30, 2023, our Group recorded net cash used in financing activities of approximately SGD2.0 million, which was attributable to the repayment of bank loans of approximately SGD1.5 million and the repayment of a loan from our controlling shareholder of approximately SGD0.5 million.

For the six-month period ended June 30, 2024, our Group recorded net cash generated from financing activities of approximately SGD0.7 million, which was mainly attributable to the net proceeds from the drawdown of bank loans of approximately SGD0.8 million offset by payment of lease liabilities of approximately SGD0.1 million.

Working Capital

We believe that our Group has sufficient working capital for our requirements for at least the next 12 months from the date of this prospectus, in the absence of unforeseen circumstances, taking into account the financial resources presently available to us, including cash and cash equivalents on hand and cash flows from our operations.

Accounts receivable

Our accounts receivable, net, decreased from approximately SGD5.6 million as of December 31, 2022 to approximately SGD4.8 million as of December 31, 2023. The decrease was primarily attributable to a decrease in sales during the year ended December 31, 2023.

Our accounts receivable, net, increased from approximately SGD4.8 million as of December 31, 2023 to approximately SGD5.0 million as of June 30, 2024, mainly as a result of an increase in sales during the six-month period ended June 30, 2024.

We did not charge any interest on, or hold any collateral as security for these accounts receivable balances. We generally offer credit periods of 30 to 60 days to our customers in respect of the manufacture and sale of cleaning systems and other equipment, whereas our customers will be offered credit terms of 7 to 30 days in respect of the provision of centralized dishwashing services and general cleaning services.

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The following table sets forth the ageing analysis of our accounts receivable, net, based on the invoiced date as of the dates mentioned below:

	As of December 31,		As of June 30,
	2022	2023	2024
	SGD’000	SGD’000	SGD’000

Within 30 days	3,094	3,923	3,134
Between 31 and 60 days	1,683	758	1,484
Between 61 and 90 days	270	38	53
More than 90 days	588	56	307

Total accounts receivable, net	5,635	4,775	4,978

Movements in the allowance for expected credit losses of accounts receivable have been as follows:

	As of December 31,		As of June 30,
	2022	2023	2024
	SDG’000	SGD’000	SGD’000

Balance at beginning of the year/period	34	34	23
Addition	-	-	17
Reversal	-	(11)	-

Balance at end of the year/period	34	23	40

We have a policy for determining the allowance for expected credit losses based on the evaluation of collectability and ageing analysis of accounts receivable and on management’s judgement, including the change in credit quality, the past collection history of each customer and the current market condition.

The loss allowance for accounts receivable related to a general provision for accounts receivable applying the simplified approach to providing for expected credit loss(es) (the ‘‘ECL(s)’’). Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. An ECL rate is calculated based on historical loss rates of the industry in which our customers operate and ageing of the accounts receivable.

During the year ended December 31, 2023 and the six-month period ended June 30, 2024, other than the loss allowance for expected credit losses discussed above, no impairment loss was provided for amounts that were past due.

The following table sets forth our average accounts receivable turnover days for the years ended December 31, 2022 and 2023 and for the six-month period ended June 30, 2024:

	As of December 31,		As of June 30,
	2022	2023	2024

Average accounts receivable turnover days(1)	86.7	96.7	82.8

(1) Average accounts receivable turnover days is calculated as the average of the beginning and ending of accounts receivable balance for the respective year/period divided by revenue for the respective year/period and multiplied by the number of days in the respective year/period.

Our average accounts receivable turnover days were approximately 86.7 days, 96.7 days and 82.8 days for the fiscal years ended December 31, 2022 and 2023 and for the six-month period ended June 30, 2024, respectively.

The decrease in average accounts receivable turnover days for the year ended December 31, 2022 was mainly due to faster collection of our accounts receivable. The increase in average accounts receivable turnover days for the year ended December 31, 2023 was mainly due to slower payment term from certain major customers. The average receivables turnover days decreased to approximately 82.8 days for the six-month period ended June 30, 2024 mainly due to faster collection from customers.

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The accounts receivable were closely monitored and reviewed on a regular basis to identify any potential non-payment or delay in payment. Our Group conducted an individual review of each of the customers to determine the impairment, which is aligned with external credit rating agencies’ definition when it is available or based on other data such as available press information about the customer and past due status. Our Group has further implemented certain procedures to strengthen our credit control. For instance, we are actively monitoring the credit terms of our customers and follow up on collection regularly to ensure greater control over our accounts receivable.

Prepaid expenses and other current assets, net

Prepaid expenses and other current assets, net, of our Group mainly represent other receivables, deposits and prepayments. The prepayments consist mainly of prepayments of insurance, annual continued listing fees and upfront payments made to raw materials suppliers. The following table sets forth the breakdown of our prepaid expenses and other current assets, net, as of the dates indicated:

	As of December 31,		As of June 30,
	2022	2023	2024
	SGD’000	SGD’000	SGD’000

Other receivables	58	241	578
Deposits	39	47	47
Prepayments	2,151	2,078	2,047

Total	2,248	2,366	2,672

Our total other receivables, deposits and prepayments increased from approximately SGD0.8 million as of December 31, 2021 to approximately SGD2.2 million as of December 31, 2022, primarily attributable to the increase in prepayments of approximately SGD2.21 million as a result of an increase in upfront payments to raw materials suppliers, directors and officers liability insurance and increase in deposits due to placement of part of the proceeds of our initial public offering as escrowed funds. Our total other receivables, deposits and prepayments increased from approximately SGD2.2 million as of December 31, 2022 to approximately SGD2.4 million as of December 31, 2023, primarily attributable to an increase in other receivables by SGD0.2 million offset by a reduction in prepayments of SGD0.1 million. Our total other receivables, deposits and prepayments increased from approximately SGD2.4 million as of December 31, 2023 to approximately SGD2.7 million as of June 30, 2024, primarily attributable to an increase in other receivables of approximately SGD0.3 million.

Inventory

Our inventory primarily consists of raw materials, work-in-progress and finished goods as of the dates indicated.

	As of December 31,		As of June 30,
	2022	2023	2024
	SGD’000	SGD’000	SGD’000

Raw materials	9,065	10,136	9,795
Work-in-progress	2,078	3,062	2,259
Finished goods	749	875	844
	11,892	14,073	12,898

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The following table sets forth our average inventory turnover days for the years ended December 31, 2022 and 2023 and for the six-month period ended June 30, 2024:

	As of December 31,		As of June 30,
	2022	2023	2024
Average inventory turnover days(1)	122.0	346.7	311.2

(1) Average inventory turnover days is calculated as the average of the beginning and ending of inventory balance for the respective year or period divided by cost of revenues/purchases for the respective year or period and multiplied by the number of days in the respective year or period.

The increase in inventories and in our average turnover period between December 31, 2021 and December 31, 2022 was primarily the result of purchasing more raw materials in anticipation of slower delivery times due to supply chain issues and increased orders for 2023. The increase in inventories and in our average turnover period between December 31, 2022 and December 31, 2023 was primarily the result of purchasing more raw materials in anticipation of slower delivery times due to supply chain issues, increased orders received for precision cleaning systems and the extension of the delivery schedule for certain projects by a major customer to 2024 and 2026. The decrease in inventories and in our average inventory turnover days between December 31, 2023 and June 30, 2024 was primarily the result of an increase in sales for precision cleaning systems. There was no obsolete inventory identified as of December 31, 2023 and as of June 30, 2024.

Accounts payable, accruals and other current liabilities

Accounts payable

The general credit terms from our major suppliers are 15 to 90 days. Our accounts payable decreased from approximately SGD1.4 million as of December 31, 2023 to approximately SGD1.1 million as of June 30, 2024.

The following table sets forth the ageing analysis of our accounts payable based on the invoice date as of the dates mentioned below:

	As of December 31,		As of June 30,
	2022	2023	2024
	SGD’000	SGD’000	SGD’000

Within 30 days	1,199	1,314	986
Between 31 and 60 days	557	82	60
Between 61 and 90 days	6	-	-
More than 90 days	19	-	-

Total	1,781	1,396	1,046

The following table sets forth our average accounts payable turnover days for the years ended December 31, 2021, 2022 and 2023 and six-month period ended June 30, 2024:

	As of December 31,		As of June 30,
	2022	2023	2024
	SGD’000	SGD’000	SGD’000

Average accounts payable turnover days(1)	50.0	42.4	27.1

(1) Average accounts payable turnover days is calculated as the average of the beginning and ending of accounts payable balance for the respective year/period divided by cost of revenues for the respective year/period and multiplied by the number of days in the respective year/period.

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Our average payables turnover days remained within the credit term for the years ended December 31, 2022 and 2023 and for the six-month period ended June 30, 2024.

Our Group did not have any material default in payment of accounts payable during the years ended December 31, 2022 and 2023 and during the six-month period ended June 30, 2024.

Accruals

Accruals and other current liabilities mainly represented expenses related to professional fees, salaries and bonus. As of December 31, 2022 and 2023, our Group’s accruals and other current liabilities amounted to approximately SGD0.4 million, SGD0.8 million and SGD0.7 million, respectively. Our Group’s accruals and other current liabilities decreased to approximately SGD0.6 million as of June 30, 2024, primarily attributable to the repayment of professional fees.

Our Group did not have any material default in payment of other payables during the years ended December 31, 2022 and 2023 and during the six-month period ended June 30, 2024.

Contract liabilities

Our contract liabilities represent the sales deposits and installments received during the year or the period in respect of machineries still under production but not yet recognized as revenue under our revenue recognition policies. Our contract liabilities amounted to SGD4.3 million, SGD7.0 million and SGD5.1 million as of December 31, 2022, 2023 and June 30, 2024, respectively.

Bank indebtedness

As of December 31, 2022, our bank indebtedness equaled an aggregate of SGD9.4 million of which SGD9.2 million is denominated in Singapore dollars and bears interest at a variable rate ranging from 1.25% to 1.5% above the Singapore Interbank Offered Rate (“SIBOR”) and SGD0.2 million is denominated in US dollars and bears interest at 1.25% above the London Interbank Offer Rate (“LIBOR”). SGD5.5 million of our bank indebtedness constitutes current liability and S3.9 million constitutes non-current liability.

As of December 31, 2023, our bank indebtedness equaled an aggregate of SGD8.0 million, of which SGD7.8 million is denominated in Singapore dollars and bears interest at a variable rate ranging from 1.25% to 1.5% above the Singapore Interbank Offered Rate (“SIBOR”) and SGD0.1 million is denominated in US dollars and bears interest at 1.25% above the London Interbank Offer Rate (“LIBOR”). SGD4.2 million of our bank indebtedness constitutes current liability and SGD3.8 million constitutes non-current liability.

As of June 30, 2024, our bank indebtedness equaled an aggregate of SGD8.8 million, of which SGD8.7 million is denominated in Singapore dollars and bears interest at a variable rate ranging from 1.25% to 1.5% above the Singapore Interbank Offered Rate (“SIBOR”) and SGD0.1 million is denominated in US dollars and bears interest at 1.25% above the London Interbank Offer Rate (“LIBOR”). SGD5.2 million of our bank indebtedness constitutes current liability and SGD3.6 million constitutes non-current liability.

Warranty liabilities

Our warranty liabilities during the year ended December 31, 2022, 2023 and the six-month period ended June 30, 2024 mainly represented the provision for warranty for machines sold, which usually covers a 12-month period from the date on which the machines are delivered. The provision is based on estimates made from historical warranty data associated with similar products and services. As of December 31, 2022, 2023 and June 30, 2024, our Group recorded provisions of approximately SGD22 thousand.

Income taxes payable

Our income taxes payable as of December 31, 2022 and 2023 were SGD0.3 million and SGD0.1 million, respectively. The increase in tax payable as at December 31, 2022 was mainly due to increase in income tax provision arising from taxable income. The decrease in income taxes payable as of December 31, 2023 was mainly due to lower taxable income.

Our income taxes payable increased to SGD0.2 million as of June 30, 2024 from SGD0.1 million as of December 31, 2023. The increase was generally due to an additional provision made during the six-month period ended June 30, 2024.

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Deferred tax (assets)/liabilities

Our deferred tax (assets)/liabilities during the years ended December 31, 2022 and 2023 and the six-month period ended June 30, 2024 mainly represented the Singapore tax implication on the temporary difference between the tax written down value and the net book value of the property, plant and equipment owned by our Group. As of December 31, 2022 and 2023 and as of June 30, 2024, our deferred tax assets amounted to SGD66 thousand, SGD74 thousand and SGD138 thousand, respectively.

Commitments

Operating lease commitments as a lessor

Our Group leases out the dishwashing machines pursuant to leases that are classified as non-cancellable operating leases.

The future minimum lease receivables under non-cancellable operating leases contracted for as of December 31, 2022 and 2023 and June 30, 2024, but not recognized as receivables, are as follows:

	As of December 31,		As of June 30,
	2022	2023	2024
	SGD’000	SGD’000	SGD’000

Within one year	40	272	193
After one but within two years	-	126	57
Total	40	398	250

Capital commitments

As of December 31, 2022 and 2023 and June 30, 2024, our Group did not have any capital commitments.

Capital Expenditures

Historical capital expenditures

Our capital expenditures during the years ended December 31, 2022 and 2023 and six-month period ended June 30, 2024 mainly related to replacement of obsolete equipment. For the years ended December 31, 2022 and 2023 and for the six-month period ended June 30, 2024, our capital expenditures in relation to property, plant and equipment were approximately SGD0.7 million, SGD0.2 million and SGD0.1 million, respectively. We principally funded our capital expenditures through cash flows from operations and borrowings during the years ended December 31, 2022 and 2023 and during the six-month period ended June 30 2024. The net proceeds from our Initial Public Offering have been used primarily to fund operations, expansions and upgrades of our manufacturing facilities.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to the consolidated financial statements incorporated by reference in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

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We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include allowance for uncollectible accounts receivable, inventory valuation, useful lives and impairment for property, plant and equipment, valuation allowance for deferred tax assets, fair value of financial instruments, warranty liabilities and contingencies. Actual results could differ from these estimates.

Revenue Recognition

We recognized our revenue under Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC606). We recognize revenue to depict the transfer of promised goods or services (that is, an asset) to customers in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. An asset is transferred when the customer obtains control of that asset. It also requires us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. We elected the modified retrospective method which requires a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have a material impact on the consolidated financial statements.

To achieve that core principle, we apply the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We account for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration to collect is substantially probable.

In accordance with ASC 340-40, which requires the capitalization of all incremental costs from obtaining and fulfilling a contract with a customer if such costs are expected to be recovered within a period of more than one year, we capitalize certain contract acquisition costs consisting primarily of consulting fees, and expect such consulting fees as a result of obtaining customer contracts to be recoverable. For contracts with a realization period of less than one year, the guidance provides a practical expedient that permits an entity to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less.

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Revenue recognition policies for each type of revenue stream are as follows:

(a) Goods and services sold

We recognize revenue for our goods and services sold when we have satisfied a performance obligation by transferring control of a promised good or service to the customer. The amount of revenue recognized is the amount of the transaction price allocated to the satisfied performance obligation, which is the amount of the consideration in the contract to which our Group expects to be entitled in exchange for transferring the promised goods or services.

Revenue may be recognized at a point in time or over time following the timing of satisfaction of the performance obligation. If a performance obligation is satisfied over time, revenue is recognized based on the percentage of completion reflecting the progress towards complete satisfaction of that performance obligation.

(b) Rental of dishware washing machines

We recognize revenue for our rental of our dishware washing machines on a straight-line basis over the term of the lease.

Recent Accounting Pronouncements

See Note 2 of the notes to the unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus for a discussion of recently issued accounting standards.

Impact of Inflation

According to the Monetary Authority of Singapore (the “MAS”), the year-over-year percentage changes in the consumer price index for 2023 and 2022 were 4.8% and 6.1%, respectively, and is expected to come in at 2.5% for 2024. According to the MAS, core inflation has continued to moderate, and is expected to come in at 2.0% for 2024 with an average between 2.5% and 3.0% for 2024 as a whole, down from 4.2% in 2023. (See www.mas.gov.sg/news/monetary-policy-statements/2024/mas-monetary-policy-statement-14oct24.) Inflation in Singapore has not materially affected our profitability and operating results. However, we can provide no assurance that we will be unaffected by higher inflation rates in Singapore or globally in the future.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to interest rate risk while we have short-term bank loans outstanding. Although interest rates for our short-term loans are typically fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the relevant economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

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Foreign Exchange Risk

While our reporting currency is the US Dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in SGD. All of our assets are denominated in SGD. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the US Dollar and SGD. If the SGD depreciates against the US Dollar, the value of our SGD revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

HISTORY AND CORPORATE STRUCTURE

Our Group’s history can be traced back to November 1999 when JCS was founded by Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer, together with her then partner Mr. Yeo Hock Huat. Our Group commenced business in 2005. We have manufactured a broad range of cleaning systems, including aqueous washing systems, plating and cleaning systems, train cleaning systems and other equipment for our customers. Our business in the provision of centralized dishwashing services for the food and beverage industry commenced in 2013.

As of the date of this prospectus, our Group is comprised of the Company and its subsidiaries, JE Cleantech International Limited, JCS-Echigo Pte Ltd., Hygieia Warewashing Pte. Ltd. and Evoluxe Pte. Ltd.

Corporate Structure

Our Company was incorporated in the Cayman Islands on January 29, 2019 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$100,000 divided into 33,333,333.33 Ordinary Shares, par value US$0.003 each. Prior to a group reorganization in December 2021, JE Cleantech International Limited was the holding company of our group of companies comprised of JCS-Echigo Pte. Ltd., Hygieia Warewashing Pte. Ltd. and Evoluxe Pte. Ltd. JE Cleantech International Limited was held 80% by JE Cleantech Global Limited (which is wholly-owned by Ms. Hong Bee Yin, our CEO), 14% by Triple Business Limited, 4% by Ever Bloom Properties Company Limited and 2% by Aqua Lady Group Limited. Upon completion of our reorganization, we were owned as to 9,600,000 (80%), 1,680,000 (14%), 480,000 (4%) and 240,000 (2%) Ordinary Shares by JE Cleantech Global Limited, Triple Business Limited, Ever Bloom Properties Company Limited and Aqua Lady Group Limited, respectively, and JE Cleantech International Limited, JCS-Echigo Pte. Ltd., Hygieia Warewashing Pte. Ltd. and Evoluxe Pte. Ltd. became our direct and indirect subsidiaries.

In April 2022, we closed on the sale of 3,020,000 newly issued Ordinary Shares and Triple Business Limited sold 750,000 of our Ordinary Shares in our Initial Public Offering. See “Security Ownership of Certain Beneficial Owners and Management” for information on the current shareholdings of our major shareholders.

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Organization Chart

The chart below sets out our corporate structure as of the date of this prospectus.

Entities

A description of our subsidiaries is set out below.

JE Cleantech International Limited (“JEC International”)

On April 9, 2018, JEC International was incorporated in the BVI as a BVI business company with limited liability. JEC International is authorized to issue a maximum of 50,000 shares of a single class of US$1.00 par value each. As part of a group reorganization on December 28, 2021, JEC International became a direct wholly-owned subsidiary of our Company.

JEC International has been an investment holding company with no business operations since its incorporation.

JCS-Echigo Pte. Ltd. (“JCS”)

On November 25, 1999, JCS was incorporated in Singapore as a private company limited by shares. JCS commenced business in 2005 and is principally engaged in the manufacture and sale of cleaning systems and other equipment. As part of a group reorganization on December 28, 2021, JCS became an indirect wholly-owned subsidiary of our Company.

Hygieia Warewashing Pte. Ltd. (“Hygieia”)

On December 29, 2010, Hygieia was incorporated in Singapore as a private company limited by shares. Hygieia commenced business in 2013 and is principally engaged in the provision of centralized dishwashing services, general cleaning services and leasing of dishwashing equipment. As part of an internal reorganization on December 28, 2021, Hygieia became an indirect wholly-owned subsidiary of our Company.

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Evoluxe Pte. Ltd. (“Evoluxe”)

On May 6, 2016, Evoluxe was incorporated in Singapore as a private company limited by shares. Evoluxe has been dormant since incorporation and has not engaged in any business activities since its incorporation. As part of an internal reorganization on December 28, 2021, Evoluxe became an indirect wholly-owned subsidiary of our Company.

Key Milestones

The key milestones in the development of our Group are highlighted chronologically below:

Year	Milestones
1999	JCS was established.

2005	JCS began its business in the sale of cleaning systems.

2006

We established the JCS Facility and commenced the business of the design, development, manufacture and sale of cleaning systems.

We completed our first order for a cassette washing system for a customer in the HDD industry.

2007	We registered our first patent in Singapore under JCS for a cleaning process and apparatus.

2010	Hygieia was established.

2011	We completed our first order for a medical cleaning system.

2012	We completed our first order for a dish cleaning system.

2013	Hygieia commenced provision of centralized dishwashing services at a customer’s premises.

2014	We established the Hygieia Facility.

2018	We received an invitation from a statutory board in Singapore to showcase a prototype of a robot floor scrubber for the interior of public trains.

2022	We completed our Initial Public Offering.

Our Ordinary Shares were listed on Nasdaq.

INDUSTRY OVERVIEW

We are principally engaged in (i) the sale of cleaning systems and other equipment; and (ii) the provision of centralized dishwashing and ancillary services. Our cleaning systems business commenced in 2005. We design, develop, manufacture and sell cleaning systems for various industrial end-use applications to our customers primarily in Singapore and Malaysia.

Precision Cleaning Industry In Singapore And Malaysia

The precision cleaning industry often requires the provision of a sophisticated cleaning process and equipment to ensure that items can be cleaned to a level that would meet the relevant industry standards for their specific use. In Singapore and Malaysia, the precision cleaning industry can be divided into two sub-segments of precision cleaning services and precision cleaning equipment manufacturing.

There are two major business models within the precision cleaning industry: (i) companies without manufacturing capability but providing precision cleaning product and services by selling standardized equipment and products to end-clients; and (ii) precision cleaning equipment manufacturers that offer both standardized and customized equipment and products to end-clients.

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Precision Cleaning Industry in Singapore

The precision cleaning industry in Singapore saw a CAGR of 5.8% from 2016 to 2020, and market size was approximately SGD88.8 million in 2020. Growth before COVID-19 was driven by technology advancement and demand for miniaturized components for machinery which in turn increased demand for precision cleaning services and equipment for these components. However, growth was slightly dampened when the airlines were adversely affected by COVID-19. Nonetheless, other industries such as electronics saw stable growth while pharmaceutical and medical devices saw accelerated growth in 2020, helping to cushion the decreased sales to the airline industry so the overall market only saw a slight decline.

The Singapore government’s initiatives to support Industry 4.0 has been supporting the growth of the precision cleaning industry. Presently, both the manufacturing sector and the cleaning sector fall under the SGD4.5 billion Industry Transformation Map (ITM), and the Singapore government has been supporting technology trials for cleaning and waste management systems under the INCUBATE program.

						CAGR
Industry Revenue Receipts (SGD million)	2016	2017	2018	2019	2020	2016- 2020
Precision Cleaning Industry	70.8	85.2	92.2	99.0	88.8	5.8%
Growth Rate (%)	4.0	20.3	8.2	7.3	-10.3	-
- Precision Cleaning Services	32.6	30.0	33.3	37.8	33.6	0.8%
-Precision Cleaning Equipment Manufacturing	38.3	50.0	55.1	60.7	55.2	9.6%

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment and services providers as well as the relevant trade associations in Singapore.

Since the outbreak of the first COVID-19 case in Singapore on January 23, 2020, the Singapore government raised the DORSCON (the Disease Outbreak Response System Condition, a color-coded framework that shows the current disease situation in Singapore) level from yellow to orange and introduced several restrictions which tightened alongside increasing cases. This eventually culminated in a nationwide partial lockdown, known as the ‘‘circuit breaker’’ from April 7, 2020 to May 4, 2020 (which was eventually extended to June 1, 2020), where, apart from shopping for necessities and work for essential workers, all Singaporeans were required to stay at home.

Despite the significant impact on most of the retail and service industries, the overall cleaning industry, especially the precision cleaning industry, was less impacted since the key end client group are business-to-business (“B2B”) clients who are less likely to suffer direct impact from the downturn of consumer demand.

The precision cleaning industry is estimated to see an accelerated CAGR of 9.0% between 2021 and 2025. Such growth is expected to be driven by the manufacturing segment with a CAGR of 10.7% over the same period, which is expected to be benefited from Industry 4.0 as the industry continues to transform. Nonetheless, as Industry 4.0 requires a hefty capital outlay, this will favor larger players who are managing large facilities. In the near future, it is expected that precision cleaning companies will continue to invest in AI technology and data to fully automate tasks, linking to cloud drive storage, and potentially leveraging the latest 5G technology to enhance data transmission and processing speed.

Precision Cleaning Industry in Singapore, Forecast (2021F-2025F)

						CAGR
Industry Revenue Receipts (SGD million)	2021F	2022F	2023F	2024F	2025F	2021F-2025F
Precision Cleaning Industry	101.2	112.7	123.3	132.5	143.0	9.0%
Growth Rate (%)	14.0	11.4	9.4	7.4	7.9	-
- Precision Cleaning Services	39.4	42.8	45.1	47.1	50.2	6.2%
- Precision Cleaning Equipment Manufacturing	61.8	70.0	78.2	85.4	92.8	10.7%

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment and services providers as well as the relevant trade associations in Singapore.

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Precision Cleaning Industry in Malaysia

The precision cleaning industry in Malaysia experienced a CAGR of 22.9% from 2016 to 2020, with a market size of MYR213.4 million in 2020. Sharp growth of 77.2% in the industry in 2020 was driven by the strong momentum in the manufacturing segment, resulting in 166.8% growth in 2020, due to the launch of 5G technology, the increase in demand experienced by the HDD and semiconductor industries and geopolitical issues that arose over that period.

Precision Cleaning Industry in Malaysia, Historic (2016-2020)

						CAGR
Industry Revenue Receipts (MYR million)	2016	2017	2018	2019	2020	2016-2020
Precision Cleaning Industry	93.5	105.1	112.6	120.4	213.4	22.9%
Growth Rate (%)	8.1	12.4	7.1	6.9	77.2	-
- Precision Cleaning Services	58.4	63.2	66.3	69.4	77.1	7.2%
- Precision Cleaning Equipment Manufacturing	35.1	41.9	46.3	51.1	136.3	40.4%

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment and services providers as well as the relevant trade associations in Malaysia.

The US-Sino relationship saw no improvement after the US presidential election in 2020. The geopolitical impact caused by the trade dispute between the world’s two largest economies constrained the growth of the semiconductor manufacturing industry in China. Leading semiconductor manufacturers were then looking for a cost-friendly market in which to expand their manufacturing capacity in order to better target the fast-growing Greater China and ASEAN markets. As a result, the demand for precision cleaning equipment manufacturing shifted from markets like Singapore to neighboring markets such as Thailand and Malaysia.

The strongly promoted initiative of Industry 4.0 by the Malaysian government acted as another major growth driver to keep the industry growing. Despite the large capital outlay required for a company to transform into a highly automated manufacturer with AI technology and IoT capabilities, industry players, in general, believe that such transformation can increase overall operational efficiency enough to result in an approximately 20% increase in revenue, post-transformation.

Precision Cleaning Industry in Malaysia, Forecast (2021F-2025F)

						CAGR
Industry Revenue Receipts (MYR million)	2021F	2022F	2023F	2024F	2025F	2021F-2025F
Precision Cleaning Industry	236.4	258.9	279.1	299.5	319.8	7.8%
Growth Rate (%)	10.8	9.5	7.8	7.3	6.8	-
- Precision Cleaning Services	85.7	90.9	96.7	101.7	106.7	5.6%
- Precision Cleaning Equipment Manufacturing	150.8	168.0	182.3	197.7	213.1	9.0%

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment and services providers as well as the relevant trade associations in Malaysia.

It is expected that the growth of precision cleaning activities in the Malaysian domestic market will record moderate growth over the next few years. By 2025, it is expected that the industry will reach MYR319.8 million from MYR236.4 million in 2021 with a CAGR of 7.8%. (Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment and services providers as well as the relevant trade associations in Malaysia.)

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Precision Cleaning Equipment Manufacturing Industry In Singapore

Market Overview

In Singapore, precision cleaning equipment manufacturing is a niche market and is estimated to have grown at a CAGR of 9.6% over the period from 2016 to 2020, driven by a steady increase in both end-use applications and awareness of the beneficial effects of precision cleaning. Precision cleaning employed in the electronics industry is linked closely to the industry’s output performance.

The strong growth in semiconductor production was driven by the increasing demand from the smartphone market. In addition, a global shortage in the memory segment of semiconductor chips also led to a strong gain for Singapore’s semiconductor producers in 2020.

Precision Cleaning Equipment Manufacturing Industry in Singapore, Historic (2016-2020)

						CAGR
Industry Revenue Receipts (SGD million)	2016	2017	2018	2019	2020	2016-2020
Precision Cleaning Equipment Manufacturing	38.3	50.0	55.1	60.7	55.2	9.6%
Growth Rate (%)	3.0	30.7	10.2	10.1	-9.0	-
- Electronic Subsector	-	30.0	33.3	37.8	42.7	-

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment providers as well as the relevant trade associations in Singapore.

Precision cleaning equipment manufacturing in the electronics subsector, representing 77.4% of the industry at SGD42.7 million in 2020, produces equipment used to clean a wide range of electrical components including printed circuit boards, silicon wafers for semiconductors, flat panel displays and consumer mobile parts, as well as the heads of hard disk drives (HDDs). An HDD is an electro-mechanical data storage device that stores and retrieves digital data using magnetic storage, and is a type of semiconductor device that is made of semiconductors.

Market Drivers

Components, in particular those intended for consumer electronic end-use applications, are increasingly being miniaturized as manufacturers pursue compactness. This requires highly precise cleaning at the micro-level to remove microparticles to ensure the components’ reliability and performance and prevent adverse effects in their subsequent use. The miniaturization trend of components has caused companies and production managers to increasingly pay attention to cleanliness, as they realize that their intricately engineered devices can be rendered inoperable by undesired microcontaminants.

Historically, Singapore has long been a manufacturing hub for HDD because of the prime location stationed in the fast-growing ASEAN economies, as well as business-friendly legislation and political stability. Seagate, one of the key leading manufacturers of HDDs, began establishing its manufacturing plants in Singapore in 2006, with its first Asian manufacturing hub. Recently, the Singapore government’s strong initiative in Industry 4.0 further supports high-tech manufacturing industries including HDD manufacturing, fueling the growth of such segment. It is expected that with the continuous effort of the Singapore government to develop the country into the regional powerhouse for advanced manufacturing technologies, which provides a platform for the U.S. to enter ASEAN markets, the HDD industry will continue to grow steadily.

Market Constraints

In the short term, precision cleaning equipment market players face growth constraints posed by a shrinking labor pool and rising labor costs. Precision cleaning equipment manufacturers face steep competition for a shrinking pool of highly skilled labor in an ageing Singaporean population. In addition, as labor regulations prevent the mass hiring of foreign skilled labor, companies increasingly pay wage premiums to retain these employees. This can, however, be mitigated in the long term as companies invest in innovation and technology to automate manufacturing processes.

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The Singapore Manufacturing Purchasing Managers’ Index (“PMI”), which indicates the industry consensus of the market condition of Singapore’s manufacturing sectors monthly, recorded growth in November 2022 at 49.8, after five consecutive months of decline from 50.4 in May 2022 to 49.7 in October 2022. A PMI below 50 indicates that the overall manufacturing sector is under contraction. Since then, the market condition started to grow and by February 2023, a PMI of 50.0 was recorded, showing that the overall manufacturing sector was expanding. Since then Singapore’s manufacturing PMI has declined to 49.9 in March 2023 and 49.7 in April 2023. (Source: theglobaleconomy.com)

The electronics sector PMI also posted a decline from 50.1 in January 2020, down to 42.8 in April 2020. Such decline in manufacturing activities indicates that the domestic demand for precision cleaning equipment from the manufacturing sector, including the electronics sector, has been weakened since the COVID-19 outbreak in Singapore in February 2020. The decline stopped in April 2020, when the electronics sector PMI recorded 42.8, and started to grow. By August 2020, with a PMI of 50.6, it had overtaken the PMI of the overall manufacturing sectors. By February 2021, a PMI of 50.8 was recorded for the electronics sector. Although in February 2022 it had receded slightly to 50.5 from 50.8 in January 2022, and in April 2023 it receded further to 50.4, a PMI above 50 indicates that the overall sector continues to expand.

Singapore’s manufacturing PMI of 49.7 in April 2023 was relatively low compared to regional neighbors’ including Indonesia and the Philippines, which were 52.7 and 51.4, respectively, but higher than Malaysia, which held at 48.8 from March to April 2023.

Operating Costs

Manufacturers that produce precision cleaning equipment in Singapore face high set-up, production and operating costs, which pose high barriers to entry for potential new firms. This is split generally into about 30-40% for direct labor costs, staff costs and sub-contracting costs, 10% for utilities and overhead, and the remaining 50-60% for raw materials. The predominant raw material for production of precision cleaning equipment is stainless steel, with minimal plastic components for certain machines.

Source: Department of Statistics Singapore, The Ministry of Manpower Singapore; Euromonitor findings from custom research.

According to the Ministry of Manpower in Singapore, the median gross monthly income from work of full-time employed residents increased from SGD4,056 in 2016 to SGD4,534 in 2020, recording a CAGR of 2.8% over the historic period. With no significant change in terms of the foreign labor policy as well as the low unemployment rate in the country, it is expected that Singapore’s median gross monthly income will grow at a steady rate of 3.8% CAGR over the forecast period, from SGD4,706.3 in 2021, to SGD5,463.5 by 2025.

In comparison, the steel bar price per ton fluctuated throughout the historic period with dramatic growth from approximately SGD397.1 in 2015 to approximately SGD649.6 in 2016, an increase of approximately 63.6% in a year time, driven by the rapid increase in construction contracts in Singapore, at the cost of the resulting in reduced profit margins for the manufacturing and construction industries. Although growth of construction contracts, value and volume was sluggish in 2017 and was recorded at only approximately 4.1% and 3.6% in 2018 and 2019, the steel bar price per ton, once again, recorded double digit growth of 12.5% in 2020. Such growth is the result of the reduced logistic capacity in the steel bar export and import business, caused by the COVID-19 pandemic.

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Over the forecast period, both the construction and the manufacturing sectors are expected to further drive up the price of steel. On the construction side, the Mega 2 infrastructure projects such as the Integrated Waste Management Facility, Tuas Water Reclamation Plant and Tuas Mega Port all commenced in the latter part of 2019.

On the manufacturing side, foreign investment in the industry sector is increasing, with Toll Group setting up a SGD228 million logistic hub in Tuas, and Canadian-based Bombardier quadrupling the size of its aircraft maintenance center in Seletar Aerospace Park. British home appliance manufacturer Dyson recently announced that it will set up its first electric car plant here in Singapore, and also double the size of its existing technology center at Science Park One.

The active infrastructure and commercial activities give momentum for the steel price in Singapore to grow steadily in the foreseeable future, from SGD784.1 per ton in 2021 to SGD816.7 per ton by 2025, an estimated CAGR of 1.0% over the forecast period.

Source: Department of Statistics Singapore, The Ministry of Manpower Singapore; Euromonitor findings from custom research.

*Forecast period figures of Median Gross Monthly Income and Steel Bar Price in Singapore, are estimated by Euromonitor International based on available information from the Passport, Department of Statistics Singapore and custom research.

Market Outlook

The precision cleaning equipment manufacturing market in Singapore is estimated to be valued at SGD88.8 million in 2020 and is expected to reach an estimated SGD143.0 million by 2025, marking a CAGR of 9.0% over the forecast period. The stable growth after the drop in 2020 will be largely driven by moderate expansion in the electronics sector and sustained growth of the emerging pharmaceutical and biomedical sectors in Singapore. With no significant change in the requirement of precision cleaning services in the pharmaceutical and biomedical sectors, it is expected that the rapidly expanding sector of electronics will continue to outgrow other subsectors and continue to be the most significant segment of the precision cleaning equipment market.

The precision equipment market for electronics in Singapore is expected to grow, but at a moderate pace in line with expected electronics output in Singapore. The longer-term trends, including the emergence of new technologies such as autonomous vehicles and the proliferation of the IoT in healthcare and robotic applications, is expected to sustain demand for semiconductors in the electronics industry for the forecast period.

With automation, digitization and robotic processes at the forefront of technological developments, it is expected that automated assembly lines with digitized control panels will be the new standard manufacturing process for industrial industries, especially for the precision cleaning equipment industry.

The global pessimistic outlook of the economy in 2020 due to COVID-19 caused a delay of orders for precision cleaning equipment as the market was not certain how long the pandemic would persist. However, as the COVID-19 vaccination progress began in early 2021, orders started to resume at a more normal pace as the global economy was preparing for the post COVID-19 recovery.

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The delay of the orders caused a slowdown in cash flow and revenue generation, but the overall demand for precision cleaning equipment is currently unaffected. It is expected that industry activities will resume to normal after the COVID-19 crisis.

Precision Cleaning Equipment Manufacturing in Singapore, Forecast (2021F-2025F)

						CAGR
Industry Revenue Receipts (SGD million)	2021F	2022F	2023F	2024F	2025F	2021F-2025F
Precision Cleaning Equipment	61.8	70.0	78.2	85.4	92.8	10.7%
Growth Rate (%)	12.0	13.2	11.8	9.2	8.7	-

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment providers as well as the relevant trade associations in Singapore.

Competitive Landscape

Singapore’s precision cleaning equipment manufacturing market is niche and relatively consolidated, served by approximately 10 companies, consisting of a handful of larger global companies that operate offices in Singapore, as well as several small and medium-sized players. High barriers to entry in the form of high set-up and operating costs, as well as the importance that end-user clients place on a strong track record, explains the absence of notable new entrants into the market.

The market for precision cleaning equipment manufacturing in the electronics sector mirrors that of the wider industry, given that is the dominant end-use application in the market. End-use application clients in general place a premium on quality of equipment performance and after-sales service. There is also a trend towards procuring high-quality equipment that would last longer, thereby reducing repair and replacement costs. Hence, precision equipment manufacturers that can strike the balance between quality products and price competitiveness will continue to gain inroads into market share.

Industry players also see a trend towards consolidation in the wider precision cleaning market, as companies move towards offering total solutions in the value chain (both cleaning equipment and cleaning services) in order to stand out from the competition.

Multinational companies (“MNCs”) are one of the major client types, especially for the HDD and semiconductor industries, of the precision cleaning equipment manufacturing industry. MNCs often have a stringent vendor selection process in order to ensure the suppliers meet their specific needs and standards. The rationale behind the rigid and stringent standard in the vendor selection process is to ensure the vendors can provide high-quality products in order for the HDD manufacturers to meet the heightened internal cleanliness standard of ensuring all components of the hard disk drive are free from submicron particulate contamination (less than 0.1 micrometer). Any existing vendor who does not pass its required standard will be removed from the MNC’s approved vendor list. Therefore, suitable suppliers are not easily available and existing suppliers are not easily replaceable.

Generally, precision cleaning equipment and systems have an average life span of two to seven years. It is a common practice for HDD manufacturers to allocate a certain amount of their annual budget to fund the acquisition of machines and equipment, including upgrading of existing machines and equipment, to ensure their production facilities work smoothly, to cater to changes in technology and to meet their production demand and expansion plans. As reported by Euromonitor, the annual budget allocated by MNCs for the purchasing and upgrading of precision cleaning machinery, equipment and systems ranges from 5% to 25% of the cost of owned plant, equipment and machinery. Since the average life span of precision cleaning systems and equipment ranges from two to seven years, upgrading and replacement of those machines have to be done progressively in order to maintain a stable production capacity of MNCs, hence, to avoid the upgrade or replacement process results in under-capacity. There are uncertainties including the system and machines’ stability after the upgrade or replacement. Moreover, if the upgrade or replacement of machines all take place at the same time, the production capacity could drop to zero during the process. It is a risk management consideration to better carry out such process progressively, rather than putting the MNC’s production capacity at risk. Hence, MNCs usually upgrade or replace their entire precision cleaning systems and equipment progressively, in order to level the cost associated with the upgrading and purchasing of machinery while maintaining product capacity throughout the years. Such practice explains the frequency with which MNCs purchase and upgrade precision cleaning systems and equipment on an annual, or on-demand basis. Several factors could cause variation in terms of the frequency and amount of budget allocation for MNCs to replace and upgrade the existing precision cleaning equipment and machinery. These include but are not limited to the life cycle of the currently owned precision cleaning equipment and machinery, technology advancement and product innovation of the company, as well as business expansion need. Under the threat of SSD, in order for leading HDD manufacturers to maintain the low-cost advantage of HDD against SSD, they are encouraged to further develop HDD technology, to not only upgrade existing storage technology but also to improve overall durability.

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Precision cleaning systems are generally custom-made to cater to the clients’ requirements and specifications, which involves a detailed understanding of the clients’ production processes and product specifications, which are often highly confidential. Therefore, MNCs generally prefer not to use many different vendors for precision cleaning systems, in order to protect their trade secrets. It would also be costly and time consuming to teach a new vendor the technical requirements of the client. Euromonitor is of the view that this makes HDD and semiconductor manufacturers loyal to only a few qualified vendors and to not change their suppliers from time to time. These factors give a strong competitive advantage to existing vendors in the industry, and make it difficult for new industry players to enter this key industry client segment.

The Precision Cleaning Equipment Manufacturing Industry In Malaysia

Market Overview

Precision cleaning is a key part of Malaysia’s electronics manufacturing sector, driven by the nation’s large electrical and electronics manufacturing industry. Within the sector, the manufacturing of semiconductors, printed circuit boards, HDD and precision metal components are key users of precision cleaning equipment. Apart from the electronics and components sectors, medical and pharmaceutical, as well as automotive sectors are the other two key end-use sectors that demand precision cleaning equipment and services.

During the period from 2016 to 2020, the precision cleaning equipment manufacturing industry experienced the strongest growth in 2020 with revenue receipts posting growth of 166.8%. The industry’s strong performance in 2020 was driven primarily by increased global demand for semiconductors, as well as the rapidly expanding electrical and electronics industries manufacturing facilities in Malaysia, as per announced in 2020.

Precision Cleaning Equipment Manufacturing Industry in Malaysia, Historic (2016-2020)

						CAGR
Industry Revenue Receipts (MYR million)	2016	2017	2018	2019	2020	2016-2020
Precision Cleaning Equipment Manufacturing	35.1	41.9	46.3	51.1	136.3	40.4%
Growth Rate (%)	9.2	19.5	10.5	10.3	166.8	-
- Electronic Subsector	-	-	27.9	30.2	79.1	-

Source: Euromonitor estimates from desk research and trade interviews with precision cleaning equipment providers as well as the relevant trade associations in Malaysia.

The electronics industry accounts for the bulk of revenue receipts from the sale of precision cleaning equipment in 2020, representing approximately 60% of the precision cleaning equipment industry, or approximately MYR79.1 million in terms of value. As the world’s seventh-largest electronics exporter and the leading hub for semiconductor assembly and testing, precision cleaning catering to Malaysia’s HDD and electronics industry is well-positioned for growth. In line with the trend of an increase in global demand for semiconductors, precision cleaning equipment manufacturing companies catering to manufacturers in this sector are expected to post positive growth.

Historically, the Malaysia HDD industry has been growing since the 1990s, thanks to the relatively low cost associated with the establishment of HDD factories and production. In addition, the increasing demand for consumer electronics such as desktop and laptop computers in the region further supports the growth of demand for HDDs over the historic period. However, the uprising of neighboring markets, such as the Philippines and Indonesia, which offer a better cost advantage for HDD manufacturers, has reduced the comparative advantage of Malaysia. On the other hand, the competition from SSD also hinders the demand for HDD. In 2019, Western Digital shut down its HDD assembly facility near Kuala Lumpur and opened up an SSDs factory in Penang to support the growing demand for SSD.

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Despite challenges from neighboring markets as well as SSD, the uprising trend of data centers, where HDD remains a better choice of data storage device compared to SSD, continues to grow in Malaysia and bolster the demand for HDD. In 2021, Microsoft announced plans to establish its first data center region in Malaysia, with AWS and Google set to follow. With the advantage of land available for corporations to build data centers at, as well as the long history of HDD and technology devices manufacturing, it is expected that Malaysia’s data center market size will continue to grow and that it will reach revenues of over US$800 million by 2025, hence further fueling growth in the demand for HDD industry.

Market Drivers

The positive growth of Malaysia’s precision cleaning industry is primarily due to the rising global demand for consumer electronics such as smartphones, tablets and wearables. Such demand has attracted investments from electrical and electronics companies, which are key users of products and services offered by precision cleaning equipment manufacturing companies. According to the Malaysian Investment Development Authority (the “MIDA”), approved investments in the manufacturing sector from January 2020 to September 2020 were worth MYR65.3 billion. Malaysia saw a total of 56 electrical and electronics projects with approved investments of MYR7.7 billion in 2020. The MIDA expects investments in the industry to further increase in 2021 and 2022.

Precision cleaning equipment manufacturers benefit from the increased investments as a rise in local manufacturing capacity or requirements are key drivers of revenue, especially for investments from the United States. The American Malaysian Chamber of Commerce also expects US investments in Malaysia to expand over the forecast period.

Market Constraints

End users often turn to companies that are well established in the precision cleaning equipment manufacturing industry as they are perceived to be more reliable than lesser-known companies. In line with this trend, industry players selling precision cleaning equipment often work towards establishing a long-term partnership with their clients such as through collaborating with precision cleaning chemical suppliers to provide a one-stop-shop solution and offering customization services and after-sales support. As a result of this, new players in the precision cleaning equipment manufacturing industry often struggle to secure new sales opportunities.

Similar to Singapore, COVID-19 caused the overall manufacturing sector of Malaysia to contract in 2020. Malaysia’s PMI declined from 48.8 in January 2020, down to 31.3 in April 2020, which showcased the heavy pressure faced by the manufacturing sectors due to the production suspension or the necessity for factories to operate under capacity. While Singapore’s PMI started to grow again in the middle of 2020, likewise, Malaysia’s PMI grew back to 45.6 in May 2020, and the PMI has remained fairly stable since then. By February 2021, the PMI of Malaysia’s manufacturing sector was recorded at 47.7 and in March 2022 it was 49.6.

Despite the impact of the COVID-19 pandemic on the global chain of manufacturing activities, including the semiconductor sector, the semiconductor industry in Malaysia remains relatively stable compared to other sectors due to the increased demand for electronics products caused by the work from home arrangement during the COVID-19 crisis, which mitigated the decline caused by the lockdown measures imposed from January to May 2020 arising from the COVID-19 outbreak.

Market Outlook

The precision cleaning industry is projected to post positive growth over the forecast period, driven primarily by the semiconductor industry. With emerging megatrends such as IoT and AI creating new application opportunities for semiconductors, global demand for semiconductors is expected to rise. The strong demand for semiconductors will likely lead to increased investment in Malaysia as the country has over the review period emerged as a design, development and manufacturing hub for semiconductors. Increased investment in the semiconductor industry benefits precision cleaning companies as semiconductor manufacturers are key users of precision cleaning equipment.

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Similar to Singapore, the global pessimistic outlook for the economy due to COVID-19 caused delays of orders for precision cleaning equipment as the market was not certain how long the pandemic would persist. It is expected that industry activities will resume to normal after the COVID-19 crisis.

Precision Cleaning Equipment Manufacturing in Malaysia, Forecast (2021F-2025F)

						CAGR
Industry Revenue Receipts (MYR million)	2021F	2022F	2023F	2024F	2025F	2021-2025
Precision Cleaning Equipment Manufacturing	150.8	168.0	182.3	197.7	213.1	9.0%
Growth Rate (%)	10.6	11.4	8.6	8.5	7.8	-

Source: Euromonitor estimates from desk research and trade interviews with and trade interviews with precision cleaning equipment providers as well as the relevant trade associations in Malaysia.

Competitive Landscape

The precision cleaning manufacturing industry in Malaysia is highly consolidated, with the top five companies in the industry accounting for more than 80% of industry sales. The leading players in the industry are primarily in the electronics industry. These manufacturers benefit from the robust growth of Malaysia’s position as a global hub for semiconductor manufacturing. In order to remain competitive, it is common for companies providing precision cleaning equipment to collaborate with chemical suppliers to offer end-users packaged solutions.

The barriers to entry for precision cleaning companies within the electronics industry are high due to the start-up costs involved. The costs incurred in obtaining relevant quality certifications such as the ISO9001 and ISO22000 certifications, for example, discourage small players from entering the industry. In addition, the reluctance of manufacturers within the electronics industry to engage new precision cleaning companies also increases barriers to entry. As a result, the precision cleaning industry in Malaysia is highly consolidated.

The Autonomous Robotic Floor Cleaning Equipment Industry In Singapore

Market Overview

Autonomous cleaning robots have intelligent programming to detect areas in the designated vicinity that need to be cleaned. Their functions include vacuuming, mopping and scrubbing and these robots are often paired with a platform where users can view the progress of the cleaning.

The efficiency of the cleaning makes them a complement or even substitute to manual cleaners such that they have recently become widespread in Singapore. The industry is relatively new in Singapore, with market leaders such as Lionsbot joining in as late as 2018 and still gaining a large market share. This is seen as a potential solution for the labor squeeze in Singapore’s cleaning force, especially for commercial property and food and beverage cleaning sectors.

Autonomous Robotic Floor Cleaning Equipment Industry in Singapore, Historic (2016-2020)

						CAGR
Industry Revenue Receipts (SGD million)	2016	2017	2018	2019	2020	2016-2020
Autonomous Robotic Floor Cleaning Equipment	0.8	1.2	1.7	2.3	6.5	68.2%
Growth Rate (%)	58.6	49.2	40.2	35.3	182.6	-

Source: Euromonitor estimates from desk research and trade interviews with autonomous robotic cleaning equipment manufacturers as well in Singapore.

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Market Drivers

While most industries suffered during the lockdown, this industry saw mixed results depending on where most of their robots were deployed. Companies that mostly deployed to shopping malls suffered from reduced sales due to the closure of malls and offices during the lockdown. On the other hand, companies that mostly deployed to healthcare and mass rapid transit stations found increased sales due to the demand for higher frequency and a higher standard of cleanliness as preventive measures against COVID-19.

Government subsidies also play a huge role as grants are extensive, encouraging businesses to adopt the technology. The NEA has authorized grants of 80% for approved autonomous cleaners, though there is a cap. As long as the buyer applies for the grant and is able to justify its need for it, it can claim the grant retroactively.

The launch of autonomous cleaning robots in Jewel Changi Airport, the National Gallery, Gardens by the Bay and other prominent areas have raised awareness of this industry, especially since they are often seen on the news. Jewel Changi Airport, in particular, has been spearheading the move towards autonomous cleaning by ordering one robot from every existing autonomous cleaning robot company.

Market Constraints

The main cost is the manufacturing of the robots, which remain quite expensive due to their advanced components such as LIDAR sensors, cameras, and vacuum motors though such prices are expected to decrease in the future. The robots are also not mass-produced as they must maintain their high quality, and this results in high production costs.

Secondly, the robots need to be maintained by a team of people who understand the equipment and software. Maintenance fee depends on the type and scale of the machine but ranges from around SGD3,000 to SGD6,000 per year. The attachable features, such as the scrubber head, also need to be replaced regularly depending on the frequency of cleaning. Such high-costs associated with the initial purchase and the ongoing maintenance fee inhibit purchases by some property management companies due to budget concerns.

Market Outlook

Autonomous Robotic Cleaning Equipment Industry in Singapore, Historic (2021-2025)

						CAGR
Industry Revenue Receipts (SGD million)	2021F	2022F	2023F	2024F	2025F	2021-2025
Autonomous Robotic Cleaning Equipment	12.5	17.3	23.1	29.4	36.3	30.5
Growth Rate (%)	92.3	38.4	33.5	27.3	23.5	-

Source: Euromonitor estimates from desk research and trade interviews with autonomous robotic cleaning equipment manufacturers as well in Singapore.

Since the industry is still in its fast-growing stage in 2022, with a strong push due to the COVID-19 pandemic, which increased the demand for unmanned cleaning solutions for commercial properties and public spaces in Singapore, the overall industry is expected to grow at a CAGR of 30.5% over the forecast period.

The growth of the industry over the forecast period is supported by the government through grants and incentives to companies to adopt the technology. It is also expected that there will be further advancement in cloud infrastructure, AI and 5G that will make the robots more attractive and cost-competitive.

Competitive Landscape

Since this is a relatively new market, the ranking of the market leaders was uncertain though it was acknowledged that there are three major players. These companies provide larger robots for Changi Airport, Singapore Mass Rapid Transit, shopping malls and large offices. There are also a number of smaller companies in the market, though they are not seen as strong competitors as they retrofit traditional cleaning equipment with the technology rather than come up with new models like the leading three players. In light of the fast-growing stage of the industry and the strong support from the government, it is expected that more and more new players will enter the market, hence, the market is expected to move towards fragmentation over the forecast period.

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The Centralized Dishwashing Services Industry In Singapore

Market Overview

Dishwashing services entail the cleaning of food preparation equipment used in the foodservice industry to the standard required by the end-user client, on a contractual basis. In Singapore’s food & beverage services sector, dishwashing providers deliver such back-end services to frontline clients which include conventional commercial food & beverage establishments and non-conventional dining. The potential client base may also include hotels, meetings, incentives, conferences and exhibitions (MICE) venues, confectioneries and bakeries.

Dishwashing is undertaken both on-site and at centralized off-site locations. On-site cleaning is traditionally labor-intensive, sometimes undertaken with the aid of small-scale dishwashing machines. In contrast, off-site cleaning is usually semi-automated, complemented by manual labor.

Apart from dishwashing, companies also provide value-added services such as the lease of dishware and related equipment, as well as consultancy services depending on their capability and clients’ needs.

Singapore’s dishwashing services market is estimated to have posted a CAGR of 0.2% from 2016 to 2020. Before COVID-19, growth was stable, driven by rising food & beverage services consumption due to rising incomes, increased eating out, growth in the tourism and MICE industry, and lack of dishwashing manpower. However, there was a huge decline in 2020 due to the lockdown and temporary or even permanent closure of food stores, though this is set to recover. Now that eating out has resumed, growth is expected because of the government’s Foreign Worker Quota limiting foreign hires.

Centralized Dishwashing Services Industry in Singapore, Historic (2016-2020)

						CAGR
Industry Revenue Receipts (SGD million)	2016	2017	2018	2019	2020	2016-2020
Centralized Dishwashing Services	30.7	33.0	36.1	40.6	30.9	0.2
Growth Rate (%)	10.2	7.6	9.5	12.3	-23.9	-
On-site Centralized Dishwashing Services	1.9	2.7	3.5	4.2	2.4	5.7
Off-site Centralized Dishwashing Services	28.8	30.3	32.6	36.4	26.7	-1.9

Source: Euromonitor estimates from desk research and trade interviews with centralized dishwashing services providers as well as the relevant trade associations in Singapore

Market Drivers

The biggest driver of the food & beverage services industry is economic growth and rising disposable income. Although Singapore’s GDP growth rate has slowed due to the pandemic, the trend up until 2019 was a general increase and it is expected to continue to grow in the next few years. As living standards rise, the ability to dine out and the propensity to try new culinary offerings also rises.

The rising consumption of food & beverage services has also boosted the number of food & beverage establishments in Singapore. The number of licensed food establishments in Singapore increased from 33,074 in 2015 to 38,373 in 2019, at a CAGR of 0.03%. Another contributing factor is the mall asset enhancement initiatives (AEI) undertaken by shopping mall landlords to adjust to changing consumption patterns. As Singaporeans increasingly engage in e-commerce, there is less need to visit shopping malls. In contrast, they gather with families and friends at restaurants and cafes. Hence, landlords have been allocating more retail space to food & beverage outlets in a bid to make their malls more ‘‘experiential’’ to fight declining retail footfall in this era of e-commerce.

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Market Constraints

While the above factors may drive demand for centralized dishwashing services, growth in this traditionally labor-intensive sector is however weighed down by manpower constraints. The scarcity of manpower in the sector is attributed to an increasingly ageing population, and disinterest in manual labor among the younger generation. Dishwashing is undertaken predominantly by elderly workers, as the younger generation shun manual labor in favor of higher value-added jobs that offer high remuneration in Singapore’s knowledge economy. However, this can be alleviated in the longer term as the trend towards higher automation in line with productivity drives continues.

Operating Costs

Centralized dishwashing is a more labor-intensive service in Singapore, as compared to the precision cleaning equipment manufacturing industry. Given that dishwashing labor is in general relatively less skilled as compared to manufacturing labor, companies have an incentive to hire foreign workers even with the cost of paying levies.

Centralized dishwashing service providers in Singapore, in general, have an operational cost structure comprised of the following components: labor costs, which includes labor costs, staff costs and sub-contracting costs representing 60% to 80% of the operating costs; 5%-15% for cleaning equipment; 10% to 15% for logistical transportation; and 5% to 15% for utilities and rent. The cost structure could vary depending on the business model of the provider, for example, a company that has a stronger focus on on-site dishwashing services will incur a higher proportion of labor costs as compared to an off-site dishwashing services provider, and vice versa.

According to Singapore’s Ministry of Manpower, ‘‘Cleaners, Laborer’s and Related Workers,’’ representing the lower skill level group of labor of the industry, exhibited a CAGR of 2.0% in basic salary over the historic period from SGD1,417 in 2016 to SGD1,535 in 2020, with the progressive wage model playing a role in the increase. The basic salary of such labor group is expected to grow at a slower CAGR of 2.1% over the forecast period, from SGD1,594.4 in 2021 to SGD1,741.0 by 2025.

Market Outlook

The dishwashing services market in Singapore was estimated to be valued at SGD30.9 million in 2020 due to the lockdown in the first and second quarters. However, recovery is expected to be fast as businesses were already receiving normal crowds in the first quarter of 2021. Dishwashing is expected to reach SGD75.0 million by 2024, resulting in a CAGR of 19.7% over the forecast period due to an expected sustained increase in food & beverage services consumption, the existence of remaining market potential to be tapped, the government’s drive to develop the centralized cleaning services sector (especially on-site) and persistent manpower shortages in the cleaning industry.

Demand for food & beverage services is expected to be sustained over the forecast period as the country recovers economically from the lockdown. According to the Singapore Department of Statistics survey of Business Expectations (Services Sector) in the first quarter of 2021, companies in the food & beverage services sector improved business expectations, with 21% of firms being optimistic about future business conditions. This is the first positive weighted balance after four quarters of negative sentiment due to the lockdown. Consumption levels are expected to recover and sustain in the long run as Singapore’s macroeconomic growth recovers at a stable pace.

Furthermore, the Singapore government is also supporting Industry 4.0 for centralized dishwashing services. In the longer term, automation and availability of machines will not render centralized dishwashing services obsolete as the various food & beverage establishments are still too small to possess automated cleaning machines (no economies of scale). Hence, food & beverage companies will still demand centralized dishwashing services instead of directly investing in Industry 4.0 and automation themselves.

The outbreak of COVID-19 caused a significant impact on both the retail and consumer services industries in Singapore. Several restrictions, including the ban on gatherings of more than 8 people and the shutdown of entertainment venues, have significantly reduced the number of people who dine out or shop. Additionally, the fear of COVID-19 also reduced the willingness of people to participate in any group leisure or entertainment activities. The pessimistic and tense situation brought on by COVID-19 reduced the number of tourists, as well as the frequency at which residents dine in consumer food services venues, thereby reducing the demand for centralized dishwashing services.

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Furthermore, the 85.7% drop in visitor arrivals in 2020, predicted by the Singapore Tourism Board, as well as the decline in foot traffic in shopping malls and restaurants caused by the government’s lockdown measures implemented in April 2020, significantly reduced consumer spending and revenue of the consumer food service industry, thereby causing heavy pressure on the short-demand for centralized dishwashing services in Singapore, before the relaxation of circuit breaker measures in June 2020. Such reduction in visitor arrivals continued into 2021, causing extended pressure on the consumer spending sector.

Consumers’ footprint towards food halls and restaurants improved significantly subsequent to the relaxation of circuit breaker measures, as did the demand for both on-site and off-site dishwashing services. However, compared to the year-to-date performance in 2019, the demand remains relatively weak. Food and beverage providers in Singapore in general reduced prices and offered take-out options in order to better retain consumers. Dishwashing service providers, in turn, suffered from reduced service fees charged to Singapore’s food and beverage operators during the COVID-19 pandemic.

Centralized Dishwashing Services in Singapore, Forecast (2021F-2025F)

						CAGR
Industry Revenue Receipts (SGD million)	2021F	2022F	2023F	2024F	2025F	2021F-2025F
Centralized Dishwashing Services	36.5	44.9	53.6	63.3	75.0	19.7%
Growth Rate (%)	25.7	23.0	19.5	18.0	18.5	-
On-site Centralized Dishwashing Services	3.1	3.9	4.6	5.4	6.1	18.3%
Off-site Centralized Dishwashing Services	33.4	41.0	49.0	57.9	68.9	19.9%

Source: Euromonitor estimates from desk research and trade interviews with centralized dishwashing services providers as well as the relevant trade associations in Singapore

Competitive Landscape

Singapore’s dishwashing cleaning services market is relatively consolidated with approximately 10 market players. A few large-sized companies dominate the market, while several other smaller players make up the remainder.

Competition in the sector is keen due to the low barriers to entry and low switching costs. Exit and entry to and from the sector are easy due to the relatively low set-up and labor costs compared to other industries. As a result, companies that can offer the greatest balance between cost, technical competence and track record of quality service would gain the edge in market share.

Driven by the fast-growing demand in centralized dishwashing services, competitors are required to increase productivity by either expanding their factories or by implementing automated assembly lines of dishwashing facilities. The latter is likely to be the future trend of the industry regarding the ongoing Industry 4.0 initiatives and the scarcity of land resources in Singapore.

BUSINESS

Overview

Our Group is based in Singapore and is principally engaged in: (i) the sale of cleaning systems and other equipment; and (ii) the provision of centralized dishwashing and ancillary services. Our cleaning systems business started in 2006 and we design, develop, manufacture and sell cleaning systems for various industrial end-use applications to customers mainly in Singapore and Malaysia. We have also provided centralized dishwashing since 2013 and general cleaning services since 2015, mainly for food and beverage establishments in Singapore. We are also a leading centralized dishwashing services provider in Singapore.

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For the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2024, our Group generated approximately SGD9.0 million, SGD11.4 million, SGD11.0 million and SGD7.0 million of revenue, respectively, from our sale of cleaning systems and other equipment business, representing approximately 60.8%, 61.4%, 61.0% and 65.0% of our total revenue, respectively.

For the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2024, our Group generated approximately SGD5.8 million, SGD7.8 million, SGD7.0 and SGD3.8 million of revenue, respectively, from our provision of centralized dishwashing and ancillary services business, representing approximately 39.2%, 38.6%, 39.0% and 35% of our total revenue, respectively.

The portion of our revenue from each business line has not changed substantially through November 30, 2024.

Our Products and Services

Our Products

The cleaning systems and other equipment we manufacture and sell can be categorized into four different categories, namely aqueous washing systems, plating and cleaning systems, train cleaning systems and other equipment, such as filtration units. The product lives of our cleaning systems and other equipment range from two to ten years.

While the focus of our sale of cleaning systems and other equipment business is on precision cleaning, we are also able to design, develop and manufacture other cleaning systems for various industrial end-use applications using our R&D and engineering capabilities.

Depending on our customers’ requirements and specifications, our cleaning systems are designed to enable our users to monitor various parameters and control the cleaning system or equipment. This enables our customers to monitor critical data and information such as water level, wash and rinse tank temperatures, flow rate of water and chemicals, megasonic or ultrasonic generator power, ultrasonic or megasonic frequency and pH value of the chemicals and waste water. Such critical data and information are crucial to our customers for their cleaning systems, particularly in the HDD, semiconductor and industrial electronic equipment/product manufacturing industries.

Our cleaning systems are mainly designed for precision cleaning, with features such as particle filtration, ultrasonic or megasonic rinses with a wide range of frequencies, high pressure drying technology, high flow rate spray and deionized water rinses, which are designed for effective removal of contaminants and to minimize particle generation and entrapment. In particular, precision cleaning systems to be installed in cleanrooms (enclosed spaces in which airborne particulates, contaminants and pollutants are kept within strict limits), such as those sold to HDD customers, will need to meet stringent cleanliness standards and requirements, and are also equipped with High Efficiency Particulate Air (HEPA) filters to trap particles that are 0.3 microns and larger in size and/or Ultra Low Particulate Air (ULPA) filters to trap particles that are 0.12 microns and larger in size, in order to ensure stringent cleanliness performance.

Our cleaning systems are designed and developed for megasonic cleaning or ultrasonic cleaning, and have megasonic or ultrasonic generators to generate rinses with a wide range of frequencies. In particular, megasonic cleaning uses higher frequencies to produce controlled cavitations, with cleaning bubbles that are smaller and less energetic but more numerous, thereby providing more gentle cleaning of fragile and delicate components and the removal of microscopic contaminants. Megasonic cleaning also reduces or eliminates cavitation erosion and the likelihood of surface damage to the product being cleaned.

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The table below sets forth the revenue generated from our sale of cleaning systems and other equipment by product type during the years ended December 31, 2021, 2022 and 2023 and during the six-month period ended June 30, 2024:

	Year Ended December 31,						Six-Months Ended June 30,
	2021		2022		2023		2024
	SGD’000%		SGD’000%		SGD’000%		SGD’000%

Aqueous washing systems	4,757	60.9	5,171	49.3	5,600	55.0	5,159	73.9
Plating and cleaning systems	-	-	-	-	-	-	-	-
Other equipment	3,056	39.1	5,311	50.7	4,581	45.0	1,822	26.1
Total	7,813	100%	10,482	100%	10,181	100%	6,981	100%

The table below sets out the features and major types of industrial end-use applications of the different types of cleaning systems:

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Our cleaning systems are designed and customized based on our customers’ requirements and specifications, and accordingly the cleaning systems that we manufacture and sell are of varying sizes and have different features and functions. Our cleaning systems also are comprised of different modules and components, parts and materials and the production and manufacturing process for each cleaning system will vary between orders, depending on the complexity of the design and the component lead time.

In addition, we also provide repair and servicing of the cleaning systems that we sell to our customers, and we also sell related parts used in such cleaning systems which we purchase from third party suppliers such as proximity sensors and transducer plates. Provision of repair and servicing of cleaning systems and sale of related parts amounted to approximately SGD1.2 million, SGD1.0 million and SGD0.8 million in revenue, representing approximately 7.9%, 5.2% and 4.5% of our total revenue, for the years ended December 31, 2021, 2022 and 2023, respectively. Provision of repair and servicing of cleaning systems and sale of related parts amounted to approximately SGD0.3 million in revenue, representing approximately 36.1%, of our total revenue, for the six-month period ended June 30, 2024.

We are the sole distributor of STICO anti-slip shoes in Singapore, and our customers are mainly food and beverage establishments in Singapore. The STICO anti-slip shoes are made of ethylene-vinyl acetate (EVA) material and are light with an anti-slip resistance function, making them suitable for wear on wet and oily surfaces. Sale of such STICO anti-slip shoes amounted to approximately SGD120,000, SGD159,000 and SGD92,000 in revenue, recognized as other income, for the years ended December 31, 2021, 2022 and 2023, respectively. Sale of such STICO anti-slip shoes amounted to approximately SGD74,000 and SGD16,000 in revenue, recognized as other income, for the six-month periods ended June 30, 2023 and 2024, respectively

We generally provide a one-year warranty period for the cleaning systems manufactured and sold to our customers from acceptance of delivery of such cleaning systems. During the warranty period, we offer free replacement for components and related parts, as well as repair and servicing of our cleaning systems. After expiry of the warranty period, repair and maintenance services will be provided with additional charges, based on the complexity of the services and cost of components required for any such repair or maintenance. Other equipment is warranted to be in good working order without faulty workmanship or faulty materials. We generally do not offer any product return or refunds for our cleaning systems and other equipment as our customers acknowledge that our products are functional and met their technical specifications upon delivery and inspection by them.

Our Services

We provide centralized dishwashing services at our Hygieia Facility in Singapore. Leveraging on our expertise in designing, developing and manufacturing cleaning systems, we set up our Hygieia Facility in 2014 with semi-automated washing lines, which are designed and manufactured in-house, for our centralized dishwashing operations. As of the date of this prospectus, four semi-automated dishwashing lines are installed at our Hygieia Facility, of which two are for washing Halal dishware and another two are for washing non-Halal dishware. Our dishwashing lines have the flexibility to process dishware made of different materials including melamine, stainless steel, porcelain and glass. The Halal washing lines at our Hygieia Facility have obtained a Halal certification, and are thus suitable for the washing of Halal dishware.

Incorporating our experience and know-how from precision cleaning, each of our in-house designed semi-automated washing lines are over 20 meters in length and are designed for automated cleaning and washing of dishware, with high capacity to handle large volume and each washing line can wash up to 20 to 30 tubs per hour, depending on the size and number of items in each tub.

Our washing lines also have proper segregation to minimize cross contamination. Each of the washing lines at our Hygieia Facility is standalone and separate, and the configuration of our Hygieia Facility is such that all the soiled dishware will be loaded on the respective washing lines at the same end and the cleaned dishware is removed and unloaded from the washing lines at the other end, thus keeping the soiled dishware and tubs completely separate from the cleaned dishware and tubs and Halal dishware completely separate from the non-Halal dishware. Our technical support team at our Hygieia Facility oversees our centralized dishwashing operations and provides maintenance services for our washing lines in order to ensure high reliability for our customers.

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Soiled dishware is collected from our customers’ premises and transported to our Hygieia Facility for centralized dishwashing and then sent back to our customers’ premises daily throughout the year. As the soiled dishware can be loaded into our washing lines without the need for pre-rinsing, this removes the need for dishwashers at our customers’ premises and saves time and labor costs. The risks of contamination due to food remnants or cleaning detergent is also eradicated. Our off-site centralized dishwashing services also allows our customers to cut down on manpower needed to wash dishware as well as the space allocated to dishwashing in order to maximize the dining area.

Since 2015, we also provide general cleaning services to food courts and hawker centers in Singapore, which comprise off-site centralized dishwashing services and on-site cleaning services. For such general cleaning services, we provide the off-site centralized dishwashing services at our Hygieia Facility and generally outsource the on-site cleaning services to third party sub-contractors. Such customers enter into general cleaning service contracts with our Group to appoint us as the main contractor to provide integrated cleaning solutions and services for their food courts or hawker centers, thereby reducing their administrative burden in having to liaise with various service providers for the cleaning of different aspects of the food and beverage establishment. As our Group specializes in centralized dishwashing services, we generally outsource the labor-intensive on-site cleaning services to our sub-contractors in order to focus our resources on our core competencies. Such on-site cleaning services include, among others, cleaning and maintenance of the entire food and beverage establishment and pest control, as well as the removal and disposal of food waste, litter, rubbish and refuse.

We typically enter into contracts for our provision of centralized dishwashing and general cleaning services with our customers for a term of one to two years. In view of the continued long-term relationship of at least three to four years with most of the customer groups with whom the Group has expiring contracts, we are confident that the Group will be able to renew those contracts upon expiry.

We generally charge our customers a fixed monthly fee for both our centralized dishwashing services and general cleaning services, and additional fees if extra services are required. Such extra services include ad hoc logistics services and extra manpower for the decolorization or de-staining of the dishware. Our sub-contractors are then paid a monthly fee for their on-site cleaning services, depending on the number of on-site staff required to work at the relevant food and beverage establishment during the relevant period. For further details, please refer to the paragraphs headed “Key contract terms with customers - Provision of general cleaning services” and “Sub-contracting” in this section.

Dishwashing equipment that we lease to customers

We also provide leasing services of dishwashing equipment to our customers, mainly for use at food and beverage establishments in Singapore. The terms of such leases are typically for a period of one to two year(s) and renew automatically, and our customers are charged a fixed monthly fee for such leasing services. For further details, please refer to the paragraphs headed “Key contract terms with customers- Provision of dishwashing equipment leasing services.” The dishwashing equipment leased to our customers typically enables a food and beverage establishment to wash up to 150 racks of items per hour, depending on the size of the equipment. Such dishwashing equipment is designed and manufactured in-house and can be customized to accommodate the needs of different customers.

Sale of Cleaning Systems

The cleaning systems designed, developed, manufactured and sold by our Group can generally be divided into two categories, namely precision cleaning systems and other cleaning systems, and are designed and customized based on our customers’ requirements and specifications. Precision cleaning systems consist of equipment and machines designed for the cleaning of critical surfaces in precision equipment with minimal particle generation and entrapment. Such cleaning processes aim to meet a measured limit of contaminants such as the particle count and/or non-volatile residue requirements, which are supplied by the customer or industry standards. Our cleaning systems are generally sold to HDD, semiconductor manufacturers or industrial electronic equipment/product manufacturers and are designed for cleaning of surfaces and product parts in various industrial end-use applications. Leveraging on our engineering know-how and expertise, we are able to design, develop and manufacture quality and customized products that suit our customers’ varying needs. Ancillary to our sale of cleaning systems, our Group also manufactures and sells other equipment such as filtration units, provides repair and servicing of cleaning systems and sells related parts.

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Design, Development and Sale Process

A brief description of our design and development process of our cleaning systems is set out as follows:

(1) Customers contact our sales team to inquire about our cleaning systems or we submit tenders to potential customers to bid for contracts

Generally, customers will approach our sales team to inquire about the purchase of our cleaning systems and may inform us of their specifications or requirements. In addition, when suitable opportunities arise, we will also submit tenders to potential customers to bid for certain contracts based on customers’ tender requirements.

(2) Our R&D and engineering team will evaluate our customer’s requirements and specifications

Based on the customer’s initial instructions, our R&D and engineering team will evaluate and will have internal discussions on the design and development plan for the proposed cleaning system. Such discussions include product functions, fabrication and assembly requirements, components, parts and materials required and any customized designs and/or functions required to be implemented in order to develop and manufacture the proposed cleaning system according to our customer’s requirements.

(3) Our R&D and engineering team will discuss the feasibility, design and specifications of the proposed cleaning system with our customer

Our R&D and engineering team will discuss the feasibility, design and specifications of the proposed cleaning system with our customer, in order to understand their specific needs and requirements, the proposed budget and intended usage for such cleaning systems. We will also discuss market developments and trends with our customer, in order to better understand the latest cleaning systems technology utilized in its industry, so that we can provide a comprehensive proposal to our customer.

After such discussions with our customer, we will provide a proposal, which may include draft designs with suggestions on the technical specifications and materials to be used for the cleaning system. The technical specifications of any cleaning system largely depend on its intended use, type and desired outcome of our customer, including washing or rinsing frequency, spray rinse flow rate, drying speed, cleanroom standards, desired residual liquid or air particle count or non-volatile residual levels. It generally takes approximately one to two weeks for us to deliver a proposal to a customer, depending on the complexity of the design.

(4) Our sales team will provide a price quotation to our customers

After the proposal and the designs of the cleaning system have been finalized and confirmed by our customer, our R&D and engineering team will discuss the proposed requirements with our procurement team in order to provide a price quotation to our customer. The quotation will take into account the complexity of the cleaning system to be manufactured and sold, the cost of the relevant parts and materials and the expected duration of the project. It generally takes approximately one to two weeks for us to deliver a quotation to a customer, depending on the complexity of the design and the time required to source for and obtain quotations from our suppliers for certain parts and components.

(5) After receiving confirmation from our customer, we will prepare detailed drawings, 3D designs and/or model simulations

After the quotation has been accepted by our customer, our R&D and engineering team will prepare the designs and detailed drawings for fabrication, manufacture and assembly of the cleaning system. Depending on the nature of the project, we may also use our software systems to prepare design simulations to enable the customer to have a preview of the proposed cleaning system upon the request of the customer, and to demonstrate the feasibility and functionality of the design. It generally takes approximately one to two weeks for our R&D and engineering team to prepare such detail drawings and designs and/or model simulations for our customer.

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(6) Once the drawings and designs are finalized, we will procure the relevant parts, materials and components

Once the design and development plan for the cleaning system has been finalized, our R&D and engineering team will prepare the finalized list of relevant parts, materials and components required for the manufacturing and production process, which will then be handed over to our procurement team. Our procurement team will then proceed to source for and place orders for such parts, materials and components from our suppliers.

(7) Production and manufacturing

Generally, our production process begins with the fabrication of the outer enclosure or tank for the cleaning system or equipment while we wait for the necessary parts, materials and components to be delivered. Once we have the necessary supplies on hand, our engineering and technical support team manufactures and assembles the various modules and components, which will comprise the cleaning system or equipment based or the detailed drawings and designs.

Our JCS Facility is well-equipped for the fabrication, production, assembly and in-house testing of our cleaning systems and equipment. In particular, our JCS Facility is fitted with machines, which utilize the CNC manufacturing process for automated control of tools and machinery using pre- programmed computer software. We also have various machinery and tools at our JCS Facility which are used in the production and manufacturing of the modules and components of the cleaning systems, including laser cutting machines and welding machines. Once the various modules and components have been produced, they are sent to our sub-assembly and system integration units for assembly and implementation. Once the final product has been assembled and completed, we conduct in-house testing on the cleaning system or equipment prior to delivery to our customer.

A brief description of the flow of our production and manufacturing process of cleaning systems and equipment is set out as follows:

(a) Fabrication of outer body of the cleaning system or equipment

Once the design and development plan for the cleaning system or equipment has been finalized, our engineers and technical support team will commence the production and manufacturing process by starting the fabrication of the outer body, which is usually the structure, enclosure or tank for the cleaning system or equipment, mainly using stainless steel. Such fabrication of the outer body is done in-house using (a) laser cutting machines which cut the metal sheets; (b) hydraulic press brake machines which bend the metal sheets to form the shape of the enclosure or tanks; and (c) welding machines to join the material together by welding.

(b) Delivery of components, parts and materials which undergo quality checks

Once the relevant components, parts and materials required for the manufacture of the cleaning system and equipment have been delivered to our JCS Facility, our quality control team will conduct an inspection upon their arrival to determine whether such components, parts and materials conform to our quality standards and the requirements stated in our purchase orders, or whether there are any defects, dents or scratches.

(c) Production and manufacturing of modules and components

Once the relevant components, parts and materials have been inspected, we will proceed to produce and manufacture the cleaning system or equipment. Our engineers and technical support team will use the designs created for our customer to start fabrication of the cleaning system or equipment. The production and manufacturing process utilizes CNC machines for automated control of tools and machinery using pre-programmed computer software, thus minimizing the manual operation and labor required, and enabling us to manufacture each component more efficiently. Once the software program has been input, we will conduct a trial run to ensure that the cleaning system or equipment meets our customer’s requirements and specifications.

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The production and manufacturing processes for the modules and components of our cleaning systems and equipment include (a) laser cutting machines to cut metal sheets to form the machine cover and various parts required to assemble the cleaning system or equipment, such as brackets and air knives; (b) welding machines to weld together and assemble the fabricated tanks or enclosures with the various parts manufactured; and (c) machining tools to manufacture precision parts such as robotic arms.

(d) Sub-assembly and system integration of modules and components

Once each module and component has been manufactured, it is sent to our sub-assembly and system integration units for assembly and implementation. At this stage, the various manufactured modules and components are assembled together, together with the additional related parts such as pipings, pumps and filters, as well as the control panels and electrical wiring to establish the electrical connection for the cleaning systems and equipment. Certain modules and components will also undergo electropolishing prior to assembly to provide additional protection to their stainless steel surface.

At the sub-assembly stage, our engineers and technical support team also conduct quality checks on the functionality and performance of each cleaning system module and component.

(e) In-house testing of assembled cleaning systems and modules

Once the final product has been assembled and completed, the cleaning system or equipment is sent for in-house testing prior to delivery to our customer. Our technical support team will conduct functionality tests to ensure that the overall performance of the cleaning system or equipment is satisfactory and that none of the modules and components are malfunctional, perform in-house quality checks and ensure that the final product functions and performs in accordance with our customer’s order and specifications. A programmer will also check all the input/output points with an electrician, before conducting the program testing and testing the cleaning system or equipment for load and dryness.

(f) Delivery, implementation and inspection by our customer

After production, manufacturing and in-house testing have been completed, the cleaning system or equipment will be delivered to our customer’s designated location. Our technical support team will assist with the implementation of the cleaning system or equipment at our customer’s premises and assist our customer during any inspection or tests conducted. Our customers will typically use cleanliness testing devices, such as a liquid particle counter which is an analytical instrument used to size and count particles in a liquid, to verify that the cleaned item achieves the desired limit of post-cleaning residual contaminants and meets their standards. After our customer conducts its inspections or tests, it is required to sign on a checklist to acknowledge that the cleaning system was functional and met their technical specifications. If required, we will also provide on-site training to our customer on the use and maintenance of the cleaning system or equipment.

The lead time from confirmation of an order by our customer to delivery of the final product generally takes approximately eight to 18 weeks, depending on the complexity of the design and the component lead time.

Provision of Centralized Dishwashing Services

We provide centralized dishwashing services at our Hygieia Facility which has four semi- automated dishwashing lines, of which two are for washing Halal dishware and the other two are for washing non-Halal dishware.

A brief description of the flow of the centralized dishwashing process is set out as follows:

(1) Customers contact our sales team and inquire about our centralized dishwashing services or we may submit tenders to potential customers to bid for contracts

Generally, customers will approach us to inquire about the scope and fees for our centralized dishwashing services and request a quotation for such services. In addition, when suitable opportunities arise, we will also submit tenders to potential customers to bid for certain contracts.

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Some customers may also request a quotation for general cleaning services for the food and beverage establishments, which will comprise both off-site centralized dishwashing services and on-site cleaning services. In such instances, we may request a quotation for such on-site cleaning services from our sub-contractors or may undertake such on-site cleaning services ourselves.

(2) Our sales team conducts site visit at our customer’s premises and assesses the services required

Our sales team will conduct a site visit at the customer’s premises, to inspect the space and the logistical arrangements to be made for collection of the soiled dishware to our Hygieia Facility and delivery of the cleaned dishware from our Hygieia Facility.

(3) Our sales team will provide a price quotation to our customer. After receiving confirmation, we proceed with provision of centralized dishwashing services

Based on our customers’ requirements, our sales team will prepare a price quotation, which will take into account, among other things, (a) the size of the food and beverage establishment, number of seats and expected customer turnover, (b) frequency of collection and delivery of dishware on a daily basis; (c) whether thermo stickers are required; (d) whether the services of a third party logistics provider for collection and return of the dishware are required; and (e) whether the services of our sub-contractor for on-site cleaning services are required.

After the quotation has been accepted by our customer and the service contract has been entered into, we will proceed with the provision of centralized dishwashing services based on the agreed terms of the contract.

(4) We or a third party logistics services provider will collect and deliver the soiled dishware from our customer to our facility

On a daily basis, the soiled dishware will be placed in tubs and trolleys provided by us at our customer’s premises, with Halal dishware being separated from non-Halal dishware. Generally, we or a third party logistics services provider will collect the soiled dishware from our customer’s premises, which will be delivered to our Hygieia Facility, usually one to two times per day depending on the customers’ needs. Upon arrival at our Hygieia Facility, the soiled dishware will be unpacked from the tubs by our staff and food remnants will be removed, if necessary, before the dishware is placed onto the respective Halal and non-Halal semi-automated washing lines for washing, rinsing and blow-drying. The rinsing is performed with high temperatures to sanitize the dishware. In addition, our customers may also request that thermo stickers are placed on a random sample of dishware to ensure that the temperature during the dishwashing process is maintained at a certain minimum temperature for sanitization purposes.

The lead time from collection of the soiled dishware from our customer’s premises to completion of the dishwashing process takes approximately four to 12 hours, depending on the location of our customer’s premises and frequency of collection.

(5) Our team will perform quality checks, and any dishware that requires further washing will be put back onto the washing lines. Cleaned dishware will be packed for delivery

After the dishware has been washed, rinsed and dried, the cleaned dishware is inspected by our staff before it is packed for delivery back to our customer’s premises. If any of the dishware does not pass our quality checks, the dishware will be put back onto the washing lines for re-washing. Once the cleaned dishware has passed our quality checks, it will be packed into clean tubs and trolleys, and moved to the storage area at our Hygieia Facility and will be ready for delivery back to our customers’ premises according to the delivery schedule, usually one to two times per day depending on our customers’ needs.

(6) The cleaned dishware will be packed and delivered by us or the third party logistics services provider to our customer’s premises

At the scheduled time, we or our third party logistics services provider will pick up the cleaned dishware from our Hygieia Facility for delivery back to our customer’s premises.

The lead time from the inspection and quality checks on the cleaned dishware to the delivery of the cleaned dishware back to our customers’ premises takes approximately three to 12 hours, depending on the delivery schedule for each customer.

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Pricing Policy

In respect of the sale of cleaning systems and other equipment, we generally determine the price on a cost-plus basis for each cleaning system or equipment that we manufacture and produce as our cleaning systems are customized. The unit selling price and gross profit margin of each product may fluctuate significantly from order to order, depending on various factors and considerations, including but not limited to the following:

● complexity of the design, particularly for aqueous washing systems and train cleaning systems, as the cleaning systems may include different features and various modules, components and parts, such as ultrasonic wash and rinse stations, spray rinse stations, vacuum oven, cleaning stations with robotic transfer functions, washing baskets, pneumatic control systems, heaters, sensors and pumps;

● the type and availability of the components and materials, such as stainless steel or aluminum, used for the cleaning system or equipment, which would vary in terms of cost price and component lead time;

● technical requirements for the production, including whether the customer’s approval is required for any changes to the processes, products or services for the production and manufacturing process;

● size and dimensions of the cleaning system or equipment, including the overall machine dimension, tank dimension and the size and number of modules, components and parts installed;

● level and number of functionality tests to be conducted, including whether test reports and certificates are to be provided to the customer;

● the customer’s specifications for certain designated suppliers and/or sub-contractors to be used for the production and manufacture of the cleaning system;

● purchase quantity, as certain customers may place orders for more than one unit of the same cleaning system or equipment;

● timeline for the production and manufacture of the cleaning system or equipment;

● provision of installation, testing and commissioning services;

● provision of on-site training by our technical personnel for our customer’s employees; and

● the expected number of units to be placed by our customer in the future.

The selling price and the corresponding profit margin for each cleaning system or equipment which we manufacture and sell will depend on the above factors and considerations, and in particular, the complexity of the cleaning system or equipment to be manufactured and sold, the cost of the relevant parts and materials and the expected duration of the project. Complex aqueous washing systems and train cleaning systems which are generally larger in size and comprised of various modules, components and parts will require a longer time for our R&D and engineering team to prepare the detailed drawings, designs and/or model simulations and will also require a longer time for production and manufacture, with a corresponding increase in the cost of production and the number of relevant parts and materials. Less complex aqueous washing systems such as standalone cleaning machines will require a comparatively shorter time for design, production and manufacture, as well as lower cost of production. From a commercial perspective, our Group will usually quote an initial higher selling price taking into consideration the aforesaid factors and with reference to the range of selling prices for similar cleaning systems and equipment sold by our Group with an aim to maximizing our profit. During the price negotiation process, our Group will adopt different negotiation strategies for different customers and our pricing is affected by various factors, such as the budget and cost consciousness of the customer, size of the customer, our relationship with the customer, the customer’s specifications and requirements, the features and functions of each product and the needs of the customer. The final selling price for each cleaning system or equipment will be arrived at after arm’s length negotiation and largely dependent on the respective bargaining power of our Group and the customer.

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In respect of the sale of related parts used in our cleaning systems, we generally determine the price based on the selling price suggested by our suppliers or at a mark-up of our own costs.

In respect of the provision of centralized dishwashing services and general cleaning services, we generally charge our customers a fixed monthly fee which is determined with reference to factors such as the size, number of seats and expected customer turnover of the food and beverage establishment, frequency of delivery and collection of dishware on a daily basis, our costs of dishwashing (including staff costs, cleaning detergent costs and utilities costs), sub-contracting costs, logistic costs, expected costs to be incurred by our customers if they had the capacity and were to engage their own staff to wash the dishware, duration of the contract and the capacity and utilization rate of our dishwashing lines. We may charge our customers additional fees if extra services are required.

In respect of the dishwashing equipment leasing services, the rental of our dishwashing equipment to our customers is determined with reference to prevailing market rates. In respect of our wholesale sale of STICO anti-slip shoes, the prices are determined with reference to the suggested retail price under our distributorship arrangement and the purchase quantity.

Credit period and payment methods

In respect of the manufacture and sale of cleaning systems, depending on, among other things, the technical requirements, project amount and size, project costs, relationship with our customers and the credit period offered by our suppliers to our Group in respect of the materials and components used in the cleaning systems, our customers may be required to pay a deposit and settle the remaining purchase price upon delivery and acceptance of the product, according to the terms of the contract. In other cases, our customers are generally offered credit terms of 30 days to 60 days from delivery. In respect of the sale of other equipment, our customers are generally offered credit terms of 30 days to 45 days from the day on which the order is completed.

In respect of the sale of related parts used in our cleaning systems, our customers are generally offered credit periods ranging from 30 days to 60 days.

In respect of the provision of centralized dishwashing services and general cleaning services, our customers are generally offered credit terms of 7 days to 30 days upon the receipt of invoice. In respect of the provision of dishwashing equipment leasing services, our customers are generally offered credit terms of 30 days upon receipt of invoice.

Settlements with our customers who purchase cleaning systems and other equipment from us are mainly in SGD or US$ by way of check or telegraphic transfers. Settlements with our customers who use our centralized dishwashing services, general cleaning services and dishwashing equipment leasing services are mainly in SGD by way of check or telegraphic transfers.

Seasonality

Our directors believe that both our sale of cleaning systems and other equipment operations and our provision of centralized dishwashing services and ancillary services operations are not subject to any seasonality.

Our Customers

During the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, our customers were from various industries, including HDD manufacturing, semiconductor manufacturing, food and beverage and public transportation. As of the date of this prospectus, our customers continue to be from such various industries. Our cleaning systems and other equipment are mainly sold in Singapore and Malaysia, and we provided centralized dishwashing and ancillary services to customers in Singapore.

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Top five customers

For the years ended December 31, 2021, 2022 and 2023, our top five customers accounted for approximately 80.6%, 68.1% and 66.1% of our total revenue, respectively. Our Group’s largest customer accounted for approximately 32.7%, 22.0% and 24.2% of our total revenue, respectively, for the corresponding year. For the six months ended June 30, 2024, our top five customers accounted for approximately 75.9% of our total revenue. During this period, our largest customer accounted for approximately 48.0% of our total revenue. During the years ended December 31, 2021, 2022 and 2023 and up to the date of this prospectus, we have not experienced any material disputes with our customers.

The following table sets out information on our top five customers for the periods indicated:

For the year ended December 31, 2021

Customer	Country of Incorporation/Establishment	Product/Services	Year of Commencement of Business Relationship	Credit Terms	General Payments	Transaction Amounts (SGD’000)	% of Total Sales
Group A(1)	Malaysia and the United States	Cleaning systems	2009	60 days	Telegraphic transfer	$4,833	32.7

Group B(2)	South Korea, Thailand, Belgium and the United States	Other equipment & related parts	2008	60 days	Telegraphic transfer	$3,188	21.6

Group C(3)	Singapore	General cleaning services & leasing of dishwashing equipment	2015	30 days	Telegraphic transfer	$1,441	9.8

Group D(4)	Singapore	General cleaning services & leasing of dishwashing equipment	2016	45 - 60 days	Telegraphic transfer	$1,188	8.0

Group E(5)	Singapore	Centralized dishwashing & general cleaning services	2015	30 days	Telegraphic transfer	$1,254	8.5

					TOTAL	$11,904	80.6

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For the year ended December 31, 2022

Customer	Country of Incorporation/Establishment	Product/Services	Year of Commencement of Business Relationship	Credit Terms	General Payments	Transaction Amounts (SGD’000)	% of Total Sales
Group A(1)	Malaysia and the United States	Cleaning systems	2009	60 days	Telegraphic transfer	$4,094	22.0

Group B(2)	South Korea, Thailand, Belgium and the United States	Other equipment & related parts	2008	60 days	Telegraphic transfer	$3,902	20.9

Group C(3)	Singapore	General cleaning services & leasing of dishwashing equipment	2016	30 days	Telegraphic transfer	$1,801	9.7

Group D(4)	Singapore	General cleaning services & leasing of dishwashing equipment	2015	45 - 60 days	Telegraphic transfer	$1,522	8.2

Group E(5)	Singapore	Centralized dishwashing & general cleaning services	2015	30 days	Telegraphic transfer	$1,370	7.3

					TOTAL	$12,689	68.1

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For the year ended December 31, 2023

Customer	Country of Incorporation/Establishment	Product/Services	Year of Commencement of Business Relationship	Credit Terms	General Payments	Transaction Amounts (SGD’000)	% of Total Sales
Group A(1)	Malaysia and the United States	Cleaning systems	2009	90 days	Telegraphic transfer	$1,212	6.7

Group B(2)	South Korea, Thailand, Belgium and the United States	Other equipment & related parts	2008	90 days	Telegraphic transfer	$3,495	19.4

Group D(4)	Singapore	General cleaning services & leasing of dishwashing equipment	2015	60 days	Telegraphic transfer	$1,200	6.7

Group E(5)	Singapore	Centralized dishwashing & general cleaning services	2015	30 days	Telegraphic transfer	$1,642	9.1

Group F(6)	Singapore	Cleaning systems	2016	60 days	Telegraphic transfer	$4,372	24.2

					TOTAL	$11,921	66.1

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For the six-month period ended June 30, 2024

Customer	Country of Incorporation/Establishment	Product/Services	Year of Commencement of Business Relationship	Credit Terms	General Payments	Transaction Amounts (SGD’000)	% of Total Sales
Group A(1)	Malaysia and the United States	Cleaning systems	2009	90 days	Telegraphic transfer	$5,159	48.0

Group B(2)	South Korea, Thailand, Belgium and the United States	Other equipment & related parts	2008	90 days	Telegraphic transfer	$1,230	11.5

Group D(4)	Singapore	General cleaning services & leasing of dishwashing equipment	2015	60 days	Telegraphic transfer	$563	5.2

Group E(5)	Singapore	Centralized dishwashing & general cleaning services	2015	30 days	Telegraphic transfer	$794	7.4

Group G(7)	Singapore	Cleaning systems	2016	60 days	Telegraphic transfer	$403	3.8

					TOTAL	$8,149	75.9

(1) Three of the entities in Customer Group A, which are principally engaged in the manufacture of HDD, were our customers for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, respectively. The ultimate holding company of Customer Group A is headquartered in the United States with international offices, and is listed on Nasdaq.

(2) Four, five and four entities in Customer Group B, which are principally engaged in the provision of engine and industrial solutions, were our customers for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, respectively. The ultimate holding company of Customer Group E is headquartered in the United States with international offices, and is listed on the New York Stock Exchange.

(3) Two of the entities in Customer Group C, which are principally engaged as operators of food courts, were our customers for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, respectively. The shares of Customer Group C’s parent company were listed on the Mainboard of the Singapore Exchange Securities Trading Limited prior to June 5, 2020. The company is now privatized.

(4) Four, four, three and three of the entities in Customer Group D, all of which are principally engaged as operators of food courts and retail malls or health and eldercare service providers, were our customers for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, respectively. The holding entity of Customer Group D is headquartered in Singapore.

(5) Two entities in Customer Group E, which are principally engaged as ground-handling and in-flight catering services providers, were our customers for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024. The parent company of Customer Group F is headquartered in Singapore and is listed on the Mainboard of the Singapore Exchange Securities Trading Limited.

(6) One entity in Customer Group F, which is principally engaged in the provision of customized commercial and industrial solution services, was our customer for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024. The parent company of Customer Group F is headquartered in Switzerland and is listed on the Mainboard of the SIX Swiss Exchange.

(7) The entity in Customer Group G, which are principally engaged as operators of food courts, was our customer for the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, respectively. The shares of Customer Group G’s parent company were listed on the Mainboard of the Singapore Exchange Securities Trading Limited prior to March 29, 2022. The company is now privatized.

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Competitive Strengths

Long and proven track record in precision cleaning in Singapore

We have been providing cleaning systems to our customers for over 14 years and have accumulated extensive industry experience. We believe our strong R&D and engineering capabilities enable us to design, develop and manufacture quality precision cleaning systems and other cleaning systems for various industrial end-use applications, which are customized to each of our customers’ needs.

In April 2018, JCS was awarded the Singapore Quality Class Certification by Enterprise Singapore, which validates JCS’s commitment towards continuous improvement and sustainable business performance and commendable management practices. The management system of JCS has also been assessed as conforming to ISO 9001: 2015 and ISO 45001: 2018 for design, manufacture, supply, installation and serving of integrated cleaning systems.

We believe our strong track record in precision cleaning will facilitate the promotion and demand for our products with both existing and new customers, as well as the expansion of our business. We will continue to develop products for different industrial end-use applications and to meet the needs of our customers across various industries by expanding our product portfolio.

Stable relationships with our major customers

Since 2006, we have developed stable relationships with our major customers and we believe that our engineering know-how and ability to design, develop and manufacture customized cleaning systems to meet our customers’ requirements and specifications and our ability to provide centralized dishwashing services have been the key drivers for them to appoint us as their suppliers over the years.

We have maintained stable business relationships with a majority of our major customers. During the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024, our top five customers included renowned HDD manufacturers, international engine and industrial solutions provider and food and beverage establishment operators in Singapore, three of which have more than 11 years of business relationships with us. As of the date of this prospectus, our customers continue to be from such various industries. We believe that certain customers, such as multinational corporations, may have stringent selection processes for their suppliers and we have had to meet certain criteria and audit checks before becoming an approved qualified supplier.

Experienced R&D and engineering team

We have an experienced R&D and engineering team led by Mr. Zhao Liang, who is also a member of our senior management team. Our directors believe that our Group has strong in-house R&D and engineering capabilities to design high quality precision cleaning systems and other cleaning systems customized to meet the standards and particular needs of our customers, including HDD, semiconductors and industrial electronic equipment/product manufacturers. As of the date of this prospectus, our R&D and engineering team has 11members, six of whom have obtained a bachelor’s degree in engineering.

With our strong R&D and engineering team, we are able to design and develop customized cleaning systems catered to our customers’ requirements and specifications. Against the backdrop of Industry 4.0 and an increasing demand for digitized and automated machinery in the manufacturing space, we have entered into collaborations with a customer, as well as other parties, to develop new customized cleaning solutions. In addition to previously co-developing a high performance dryer with one of our customers, we have also developed a robotic floor scrubber, which integrates various types of technology, such as sensors, cameras and navigation systems, to clean floors without human intervention. We are now in the development stage of an autonomous cleaning robot that will be capable of cleaning windows and other applications based on the configuration of the object being cleaned. Our directors believe that such customized cleaning systems and collaborations demonstrate our customers’ belief in the strength of our R&D and engineering capabilities.

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Experienced management team

We have an experienced management team, led by Ms. Hong Bee Yin, our Chairman, Executive Director, Chief Executive Officer and founder, who has been instrumental in spearheading the growth of our Group. Ms. Hong has over 18 years of experience in the cleaning solutions industry in Singapore and she is primarily responsible for planning and execution of our Group’s business strategies, including product development, as well as managing our Group’s relationships.

Our Group is supported by a senior management team with substantial experience in the cleaning solutions industry. Our senior management team includes members such as Mr. Zhao Liang, who is the head of our R&D and engineering team and has over 18 years of experience in the precision cleaning equipment industry.

For details of the profiles of the senior management team, please refer to “Management” in this prospectus.

Business Strategies

We intend to expand our business and strengthen our market position in the cleaning systems industry in Singapore, Malaysia and other countries and in the centralized dishwashing services industry in Singapore by implementing the following business strategies and future plans.

Expand our product portfolio and R&D and engineering team

We believe that our R&D capabilities and engineering expertise are vital in maintaining our long-term competitiveness and driving our business growth. We expect Industry 4.0 and artificial intelligence is the current trend for automation of industrial manufacturing and it has been an ongoing process in Singapore. As part of the Industry 4.0 and robotic initiatives, the Singapore government has allocated investment in R&D projects that speed up industry transformation projects to help local manufacturers undergo the industry transformation. Such ongoing initiatives help create the demand for both digitized and automated machinery in the manufacturing space.

(1) Expand our product portfolio

We have a long track record in the manufacture and sale of precision cleaning systems and other equipment and we are committed to continuing to increase our R&D and engineering capabilities so as to align ourselves with the Industry 4.0 initiatives and to cope with the continuously increasing standards and requirements of our customers. Going forward, against the backdrop of Industry 4.0, we expect an increase in demand for total automation products and solutions and we intend to leverage on our established reputation and engineering know-how, as well as industry expertise to capture opportunities arising therefrom. In this regard, we intend to further grow our automated cleaning systems and equipment business by expanding our product portfolio and developing cleaning systems which can be used across various industries for industrial and/or commercial uses.

To expand our product portfolio and as part of our R&D efforts, we have developed a robotic floor scrubber, which integrates various types of technology, such as sensors, cameras and navigation systems, to clean floors without human intervention. We are now in the development stage of an autonomous cleaning robot that will be capable of cleaning windows and other applications based on the configuration of the object being cleaned. Our directors believe that such customized cleaning systems and collaborations demonstrate our customers’ belief in the strength of our R&D and engineering capabilities.

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In particular, we believe that we will be able to market and sell the autonomous robot floor scrubbers to our existing customers in the food and beverage industry for our centralized dishwashing and ancillary services, given that such customers are already using our products and services to automate the dishwashing process at their respective food and beverage establishments and commercial properties. There is a push by the Singapore government for Industry 4.0 initiatives to elevate productivity in the food and beverage services sector, including the introduction of centralized dishwashing services at hawker centers, allocating investment into R&D projects that speed up industry transformation projects and strengthening the workforce’s skillsets, to boost productivity in the face of manpower challenges in the food and beverage industry. In light of the fact that such push will drive growth in the dishwashing cleaning sector, our directors believe that there also will be a corresponding increase in demand for other automation cleaning products and solutions by food and beverage establishments. On the other hand, our existing customers, such as cookhouses, eldercare homes and hospitals for which we have provided centralized dishwashing and ancillary services, may become our potential customers for the sale and marketing of the autonomous robot floor scrubbers in the future.

We believe that we can leverage on our existing customer base to market and sell the autonomous robot floor scrubbers in place of or to supplement our on-site cleaning services, while still retaining the customer base for our centralized dishwashing services. We believe that there will be sufficient demand for the autonomous robot scrubbers, which will also reduce our reliance on third party sub-contractors given that our on-site cleaning services are generally outsourced to third party sub-contractors in order to focus our resources on our core competencies, and therefore the autonomous robot scrubbers will not cannibalize our general cleaning services business. The autonomous robotic cleaning equipment industry is relatively new in Singapore. This is seen as a potential solution for the labor squeeze in Singapore’s cleaning force, especially for the commercial property and food and beverage cleaning sectors. Since the industry was still in its fast-growing stage in 2021, with a strong push due to the COVID-19 pandemic which increased the demand for unmanned cleaning solutions for commercial properties and public spaces in Singapore, the overall industry is expected to grow at a CAGR of 30.5% from 2021 to 2025. With the launch of grants and incentives to companies for adoption of the technology (for example, the Ministry of Education of Singapore has put out a tender to have these cleaning robots in schools), the growth of the industry is supported by the Singapore government. It is also expected that there will be further advancement in cloud infrastructure, artificial intelligence and 5G that will make the robots more attractive and cost competitive. Accordingly, we believe that there will be sufficient market demand for the commercial sale of the autonomous robot floor scrubbers for the public transportation, food and beverage and other industries.

Real Property

A description of our leased real properties is below:

Location	Usage	Lease period	Annual Rent (SGD)	Approximate gross floor area (sq. ft.)
JCS Facility 3 Woodlands Sector 1 Singapore 738361	Manufacturing facility and office	To November 15, 2027, with a further term of 30 years from expiry	36,759	33,785.6

Hygieia Facility 17 Woodlands Sector 1 Singapore 738354*	Centralized dishwashing facility and office	To March 15, 2044	52,020	34,276.7

* We have entered into an option to purchase agreement with an independent third party purchaser for the sale of this leasehold industrial property for SGD7,393,000 (USD5,480,000) with the completion date of the transaction expected to occur by June 30, 2025. We have collected an initial deposit equivalent to five % of the selling price, amounting to SGD369,650 (USD274,000). The sale of this industrial building will give rise to a net gain of approximately SGD3.7 million (USD2.7 million) over the net book value upon completion. Completion of this sale is conditioned mainly upon complying with the terms and conditions in obtaining consent from the lessor of the property to the sale, transfer and/or assignment of the property and the unexpired leasehold interest in the property to the purchaser.

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Production Capacity and Utilization Rate

JCS Facility

It is difficult to quantify the production capacity and utilization rates of our JCS Facility as the cleaning systems and other equipment manufactured by us at our JCS Facility are customized depending on our customers’ specific requirements, and are therefore of varying sizes, scale and capacity. Our JCS Facility is fitted with various types of machinery and equipment and the manufacturing process for each cleaning system utilizes different types of machinery and equipment with different components, parts and materials. The production and manufacturing process will also vary between orders, depending on the complexity of design and component lead time. We periodically monitor the overall usage and capacity of the machinery and equipment at our JCS Facility.

Our directors are of the view that our JCS Facility has sufficient capacity to process the orders for cleaning systems and other equipment for at least the next 12 months for the following reasons:

● during the production process, the most time-consuming process is engineering. Engineering work includes machine set up and pre-programming for laser cutting and machining, and jig and fixture preparation. All the above work could generally take more than 60% of the machine’s total production lead time. The average production lead time for the production and manufacturing of bulk orders for the same cleaning system/module is shorter as less time is required to use the relevant machinery and equipment for the aforesaid engineering work. In general, our Group can reduce the engineering process time of the subsequent units by about 90% as compared to the first machine built; and

● the operating hours of our JCS Facility may be increased from time to time in order to meet the delivery schedule of the orders for cleaning systems and other equipment as needed.

The utilization rates of the CNC lathe machine and the laser cutting machine are calculated based on 8.5 operating hours per working day on weekdays and 3.5 operating hours on Saturdays. In the event that the current hours of usage cannot meet the demand, our management will consider adding one or two more shifts on weekdays, and/or increasing the number of working hours on weekends to increase the production capacity of the CNC lathe machine and the laser cutting machine to meet the production schedule.

The production floor at our JCS Facility has a total usable floor area of approximately 1,470.1 square meters; the total estimated usable floor area which is utilized by our machinery and equipment is approximately 1,219.4 square meters, representing approximately 83.0% of the available space.

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Hygieia Facility

The processing capacity and utilization rates at our Hygieia Facility with respect to our provision of centralized dishwashing services during the fiscal years ended December 31, 2021, 2022 and 2023 are as follows:

	Year ended December 31,
	2021			2022			2023
	Actual annual processing (tubs)	Annual processing capacity(1) (tubs)	Average daily utilization rate(2) (%)	Actual annual processing (tubs)	Annual processing capacity(1) (tubs)	Average daily utilization rate(2) (%)	Actual annual processing (tubs)	Annual processing capacity(1) (tubs)	Average daily utilization rate(2) (%)

Halal semi-automated washing line A	91,289	148,010	61.7	101,979	148,010	68.9	119,148	148,010	80.5
Halal semi-automated washing line B	78,119	214,614	36.4	39,489	214,614	18.4	89,494	214,614	41.7
Non-Halal semi-automated washing line C	196,110	310,821	63.1	285,023	310,821	91.7	271,658	310,821	87.4
Non-Halal semi-automated washing line D	69,157	155,410	44.5	108,165	155,410	69.6	85,942	155,410	55.3

(1) For illustration purposes only, the processing capacity is determined by identifying the maximum number of tubs (which will contain the soiled dishware) we can wash per year. In this regard, the processing capacity is calculated based on the following assumptions: (i) 20.5 operating hours per working day (excluding equipment cleaning time and workers’ lunch break); and (ii) 361 working days each year for the years ended December 31, 2021, 2022 and 2023 (excluding holidays and regular maintenance).

(2) For illustration purposes only, the utilization rate is calculated by dividing the actual processing volume by the processing capacity for the same year, which is calculated based on the assumptions set out above.

Other than for our Halal semi-automated washing line, there was a steady increase in the utilization rates of the washing lines at our Hygieia Facility from the year ended December 31, 2022 to the year ended December 31, 2023 as (i) the number of food establishments utilizing our centralized dishwashing services increased; (ii) there was higher footfall and demand for dine-in services at our customers’ food and beverage establishments as a result of the resumption of dine-in services, which resulted in a higher volume of soiled dishware from our customers; and (iii) additional customers contracted for our centralized dishwashing services.

As diners in food and beverage establishments usually finish their meals at approximately the same time, customers of our centralized dishwashing services business generally require the soiled dishware to be washed and returned to their food and beverage establishments during the day and particularly after mealtimes, with the peak hours being from 3:30 p.m. to 9:30 p.m. on weekdays, even though our Hygieia Facility operates in three shifts and 20.5 hours per day. Therefore, the average utilization rate of the Halal and non-Halal washing lines at our Hygieia Facility during peak hours reaches 100%, calculated based on the number of tubs washed divided by the processing capacity of the respective washing lines, as we have more tubs arriving at our Hygieia Facility than we can process during peak hours.

Impact of COVID-19 on our business and operations

The World Health Organization declared the spread of COVID-19 a pandemic on March 11, 2020. The pandemic disrupted business, trade, commerce, financial and credit markets in Singapore and globally. Beginning in April 2020, in response to COVID-19, the Singapore government implemented extensive regulations imposing restrictions on premises and businesses in relation to the closure of businesses, on essential and non-essential service providers and on the movement of people, both in public places and in residences. On December 28, 2020, social, cultural, religious and business gatherings or events were resumed, although gathering sizes remained limited, and services and activities that involved significant prolonged close contact or significant crowds in an enclosed space were allowed to be re-opened, subject to their ability to effectively implement strict safe management measures.

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In response to changing conditions and infection rates, throughout the pandemic and through 2022, the Singapore government adjusted restrictions in both directions, such as alternately reducing and increasing allowed gathering group sizes of larger scale events or activities and reinstating or removing “work-from-home” requirements at workplaces to minimize workplace interactions.

The lockdown and other measures implemented by the government of Singapore had a material adverse impact on our business, results of operations and financial condition during the fiscal years ended December 31, 2020 and 2021, although our revenue started to rebound during the fiscal year ended December 31, 2022.

On May 5, 2023, WHO declared that COVID-19 is now an established and ongoing health issue, which no longer constitutes a public health emergency of international concern. As of the date of this prospectus, our businesses have essentially returned to pre-COVID-19 levels and we do not expect to encounter any further material business disruptions as the outbreak of COVID-19 in Singapore is generally under control and the government has generally relaxed its control measures. However, it is not possible to predict the ongoing impact that long COVID-19 or continuing COVID-19-related global supply chain issues may have on our business, liquidity, capital resources or financial results in the future. In addition, we are uncertain as to if or when any new outbreaks of COVID-19 may occur or how long it may take for any such outbreaks to be contained, and we cannot predict the impact that any such outbreaks may have on our operations. If Singapore experiences a major resurgence of COVID-19, or if another significant natural disaster or pandemic were to occur in the future, our business, financial condition, results of operations and prospects may be materially and adversely affected. We plan to continue to monitor the evolution of COVID-19, which may still be considered a threat in the long term because the virus continues to evolve and spread.

Licenses and Permits

The following licenses are material for our Group’s operations:

Description	Issuing Authority	Expiry Date	Issued to

License to operate a cleaning business	NEA	February 26, 2025	Hygieia

License / Certificate issued under the Radiation Protection Act	NEA	July 2, 2025	JCS

Certifications

As of the date of this prospectus, we have received the following certifications:

Relevant authority/organization	Recipient	Relevant list/category	Qualification/ License/Grading	Date of grant/registration	Date of expiry
Workplace Safety and Health Council	Hygieia	BizSAFE	Level 3	August 7, 2021	July 29, 2027
Workplace Safety and Health Council	JCS	BizSAFE	Level Star	August 23, 2017	June 22, 2026
Islamic Religious Council of Singapore	Hygieia	Storage management	Halal Certificate	N/A	March 31, 2025
SGS	Hygieia	Food safety management	ISO 22000: 2005	August 26, 2021	August 25, 2027
SOCOTEC Certification International	JCS	Occupational Health and Safety Management	ISO 45001: 2018	July 7, 2017	June 22, 2026
SOCOTEC Certification International	JCS	Quality management system	ISO 9001: 2015	June 23, 2017	June 22, 2026

We intend to apply for the renewal of the above relevant certifications prior to their respective expiry dates and based on past experience, our directors do not foresee any material difficulties in renewing the certifications of our Group.

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Awards and Accreditations

Throughout our operating history, our Group has received a number of awards and accreditations in recognition of our performance and quality products and services. The following table sets forth the awards and accreditations we have been granted up to the date of this prospectus.

Year	Award	Organized/Granted By	Recipient
2013	Enterprise 50 Award	KPMG and the Business Times	JCS
2016	SME 1000 Ranking - Top companies ranked by sales/turnover (745th), net profit (443th) and return on equity (680th)	Experian	JCS
2017	SME 1000 Ranking - Top companies ranked by return on equity (631st)	Experian	JCS
2017	SME 1000 Ranking - Emerging 500 companies ranked by sales turnover (1134th)	Experian	JCS
2018	Singapore Quality Class - Recognition of Commendable Performance in Business Excellence	Enterprise Singapore	JCS
2018	Clean Mark Silver Award	NEA	Hygieia
2018	SME 1000 Ranking - Emerging 500 companies ranked by sale turnover (1118th)	Experian	JCS
2019	SME 1000 Ranking - Emerging 500 companies ranked by sales turnover (1490th)	Experian	Hygieia
2021	Clean Mark Silver Award	NEA	Hygieia
2022	Clean Mark Silver Award	NEA	Hygieia

Competition

The precision cleaning equipment market in Singapore is niche and relatively consolidated with just over 10 companies in play comprised of a handful of larger global companies that operate offices in Singapore, as well as several small and medium-sized players, with high barriers to entry in the form of high set-up and operating costs, and track record. We are of the view that there is a trend towards consolidation in the wider precision cleaning market by industry players, as companies move towards offering total solutions in the value chain of both cleaning equipment and cleaning services in order to stand out from the competition.

We are of the view that the precision cleaning manufacturing industry in Malaysia is highly consolidated, with the top five companies in the industry accounting for more than 80% of industry sales. The leading players in the industry are primarily present in the electronics industry. These manufacturers benefit from the robust growth of Malaysia’s position as a global hub for semiconductor manufacturing.

We are also of the view that the dishwashing services market in Singapore currently has a low penetration rate, and that approximately 80% of the potential food and beverage market remains untapped and relatively consolidated to about 10 players, with four bigger companies, including our Group, dominating the market, and several other smaller players making up the remainder. In particular, there is keen competition for dishwashing services in the food and beverage industry due to low barriers to entry and low switching costs, the relatively low set-up and labor costs compared to other industries and clients being able to easily switch service providers given the relatively short span of contracts, with quality of service as the key differentiating factor.

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Sales And Marketing

As of the date of this prospectus, our sales and marketing team consisted of one full-time employee based in Singapore. Our Chairman, Ms. Hong Bee Yin, oversees our sales and marketing department.

One of our key channels for marketing is through word of mouth as our new customers are usually referred by our existing customers or business contacts. Our Group and our Chairman, Ms. Hong, have participated in overseas exhibitions, trade shows and industry forums to promote our Group’s products and services. Our Chairman, Ms. Hong has also taken interviews from magazines and newspapers to promote our Group’s products and services. Our Group has also participated in overseas exhibitions and trade shows where we showcase our products to potential customers in order to increase our publicity and presence in the cleaning solutions industry.

Our sales and marketing team also communicates with our existing customers to understand their needs and markets trends, so as to improve our cleaning systems and equipment. We consider customer feedback a valuable tool for improving our products and services. Our sales and marketing team is also responsible for handling customers’ complaints and any complaints arising from product defects or service quality and will relay such feedback internally to the relevant teams for follow up.

Our Group relates to a few industry associations, with JCS being a member of the Singapore Precision Engineering & Technology Association and a Technology Extension Partner of Singapore Institute of Manufacturing Technology, and Hygieia being a member of the Association of Catering Professionals Singapore.

Our Group has developed a strong existing customer base in Singapore and overseas. Our customers are corporate groups with their respective group members incorporated or established in various jurisdictions, such as Malaysia, Australia, the U.S., Thailand, Belgium, Philippines, India, South Korea, Taiwan, Japan and the PRC, for our sale of cleaning systems and other equipment business during the years ended December 31, 2022 and 2023. Please refer to the paragraph headed “Our Customers - Top five customers” in this section for further details of our top five customers and their respective countries of incorporation or establishment. We have established stable business relationships with our customers, with three out of our top five customers having more than 10 years of business relationships with us. The profile of our existing customer base, coupled with the stable business relationships we have with our customers, allowed our Group (i) to secure orders from repeat customers, which contributed to approximately 100% of the total sales of our cleaning systems and other equipment for the years ended December 31, 2021, 2022 and 2023 and for the six months ended June 30, 2024, and (ii) to gain referrals from our existing customers. Our Group also strives to maintain good customer relationships by producing high quality products and providing professional technical support, and therefore it is not necessary for our Group to actively engage in significant sales and marketing efforts for maintaining such business relationships with our existing customers. In addition, as the average utilization rate of certain major machinery and equipment used at our JCS Facility in respect of the production and manufacture of cleaning systems and other equipment during the years ended December 31, 2021, 2022 and 2023 and the six months ended June 30, 2024 generally exceeded 100%, our Group was unable to take on a large number of new orders from new customers. Rather, we mainly focused on fulfilling orders from repeat customers to maintain our business relationships. Under such circumstances, we did not actively engage in sales and marketing activities to pursue orders from new customers and only maintained a small sales and marketing team during the year ended December 31, 2023, including up to the date of this prospectus.

The following tables set forth the breakdown of our revenue contributed from the sale of precision and other cleaning systems and equipment from each geographical region during the years ended December 31, 2021, 2022 and 2023 and during the six months ended June 30, 2024:

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Year ended December 31, 2021

Geographical Region	Number of Customers	Number of Completed Orders	Method of Procurement	Transaction Amount (SGD’000)	% of Total Sales
Singapore	4	3	Orders from existing customers	83	1.1
Malaysia	1	13	Orders from existing customer	4,414	56.5
Thailand	1	42	Orders from existing customer	1,559	20.0
Belgium	1	27	Orders from existing customer	1,182	15.1
South Korea	1	4	Orders from existing customer	73	0.9
Taiwan	1	1	Orders from existing customer	-	-
United States	1	6	Orders from existing customer	376	4.8
PRC	1	1	Orders from existing customer	126	1.6
Total	11	97		7,813	100.0

Year ended December 31, 2022

Geographical Region	Number of Customers	Number of Completed Orders	Method of Procurement	Transaction Amount (SGD’000)	% of Total Sales
Singapore	7	28	Orders from existing customers	2,478	23.6
Malaysia	1	14	Orders from existing customer	3,896	37.2
Thailand	2	46	Orders from existing customers	2,363	22.5
Belgium	1	28	Orders from existing customer	1,389	13.2
South Korea	1	6	Orders from existing customer	178	1.7
Taiwan	1	2	Orders from existing customer	122	1.2
United States	1	3	Orders from existing customer	55	0.6
PRC	-	-	Orders from existing customer	-	-
Total	14	127		10,481	100.0

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Year ended December 31, 2023

Geographical Region	Number of Customers	Number of Completed Orders	Method of Procurement	Transaction Amount (SGD’000)	% of Total Sales
Singapore	5	50	Orders from existing customers	5,609	55.1
Malaysia	1	19	Orders from existing customer	758	7.4
Thailand	1	114	Orders from existing customer	1,945	19.1
Belgium	1	51	Orders from existing customer	1,470	14.4
Taiwan	1	2	Orders from existing customer	43	0.5
United States	1	4	Orders from existing customer	356	3.5
Total	10	240		10,181	100.0

Six-months ended June 30, 2024

Geographical Region	Number of Customers	Number of Completed Orders	Method of Procurement	Transaction Amount (SGD’000)	% of Total Sales
Singapore	10	50	Orders from existing customers	4,316	40.2
Malaysia	5	31	Orders from existing customer	4,723	44.0
Thailand	1	17	Orders from existing customer	518	4.8
Belgium	1	21	Orders from existing customer	687	6.4
United States	2	4	Orders from existing customer	456	4.2
Others	3	13	Orders from existing customer	42	0.4
Total	22	136		10,742	100.0

For the years ended December 31, 2022 and 2023 and for the six months ended June 30, 2024, 100% of our sales were comprised of orders from existing customers.

Inventory

As we generally manufacture and sell our cleaning systems and other equipment to our customers on an order-by-order basis, we maintain minimal levels of raw materials and components required for the manufacture of cleaning systems and other equipment and we source for raw materials and other components and parts based on the orders made by our customers.

Intellectual Property

Our Group’s intellectual property rights are important to its business. As of the date of this prospectus, the Group has:

● registered eight trademarks in Singapore and one trademark in Hong Kong;

● registered 24 patents in Singapore, Malaysia, the United States, Taiwan and the PRC, and applied for the registration of 9 patents in Singapore, Malaysia and Thailand; and

● registered one design in Singapore.

As of the date of this prospectus, we were not involved in any proceedings with regard to, and we have not received notice of any claims of infringement of, any intellectual property rights that may be threatened or pending, in which we may be involved either as a claimant or respondent.

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Employees

As of December 31, 2024, we employed a total of 95 persons, who were all located in Singapore, as compared to 103 as of December 31, 2023 and 102 as of December 31, 2022, who were also all located in Singapore. As of June 30, 2024, we employed a total of 104 persons who were all located in Singapore. Employees are not covered by collective bargaining agreements. We consider our global labor practices and employee relations to be good.

Insurance

We maintain property insurance policies covering our equipment and facilities in accordance with customary industry practice. We carry occupational injury, medical, pension, maternity and unemployment insurance for our employees, in compliance with applicable regulations. We also carry key person life insurance on the life of Ms. Hong Bee Yin, our Chairman, Executive Director and Chief Executive Officer. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in Singapore and in the markets in which we operate.

Litigation And Other Legal Proceedings

As of the date of this prospectus, we are not party to any significant proceedings.

REGULATORY ENVIRONMENT

This section sets forth a summary of the material laws and regulations that affect our Group’s business and operations in Singapore. Information contained in this section should not be construed as a comprehensive summary nor detailed analysis of laws and regulations applicable to the business and operations of our Group. This overview is provided as general information only and not intended to be a substitute for professional advice. You should consult your own advisers regarding the implication of the laws and regulations of Singapore on our business and operations.

Our business operations are not subject to any special legislation or regulatory controls other than those generally applicable to companies and businesses incorporated and/or operating in Singapore.

Environmental Public Health Act

The Environmental Public Health Act 1987 of Singapore (the “EPHA”) is administered by the NEA and regulates, among other things, the disposal and treatment of industrial waste and public nuisances. Under the EPHA, the Director-General of Public Health of Singapore (the “DGPH”) may, upon receipt of any information with respect to the existence of a nuisance liable to be dealt with summarily under the EPHA and if satisfied of the existence of a nuisance, serve a nuisance order on the person by whose act, default or sufferance the nuisance arises or continues, or if the person cannot be found, on the owner or occupier of the premises on which the nuisance arises. Some of the nuisances which are liable to be dealt with summarily under the EPHA include any factory or workplace which is not kept in a clean state, any place where there exists or is likely to exist any condition giving rise, or capable of giving rise to the breeding of flies or mosquitoes, any place where there occurs, or from which there emanates noise or vibration as to amount to a nuisance and any machinery, plant or any method or process used in any premises which causes a nuisance or is dangerous to public health and safety. If the DGPH receives any information in respect of the existence of a nuisance liable to be dealt with under the EPHA, a nuisance order may be served on the person responsible for the nuisance prescribing the measures to be taken to remedy the nuisance. Any failure to comply with the nuisance order served is an offense and such person is liable upon conviction for a fine not exceeding SGD10,000 for the first offense and to a further fine not exceeding SGD1,000 for every day during which the offense continues after conviction.

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Cleaning Business License

The EPHA also regulates the cleaning standards and productivity of the cleaning industry through the licensing of cleaning businesses which comprises the provision of cleaning work, being work carried out in Singapore that involves, as its main or only component, the bringing of premises or any public place into, or keeping of premises or any public place in, a clean condition, and includes supervising the carrying out of such work but excludes any work that the Minister for the Environment and Water Resources declares not to be cleaning work. Any person who fails to obtain and maintain a cleaning business license while carrying on a cleaning business in Singapore will be guilty of an offense and liable on conviction for a fine not exceeding SGD10,000 or to imprisonment for a term not exceeding 12 months or both, and in the case of a continuing offense, for a further fine not exceeding SGD1,000 for every day or part thereof during which the offense continues after the conviction.

Prior to being licensed, cleaning businesses must meet several track record, training and salary requirements which include (a) in respect of an existing cleaning business, having at least one cleaning contract ongoing or completed in the 12 months preceding the license application (for renewal of an existing cleaning business) and in respect of new start-ups, having at least one employee with no less than 2 years of practical experience in supervising cleaning work or who has attended the requisite training modules under the Environmental Cleaning (EC) Singapore Workforce Skills Qualifications (the “WSQ”); (b) having training for its cleaning workforce, where cleaners attend at least one module under the WSQ framework or the Institute of Technical Education Skills Certificate in Housekeeping Operations (Healthcare). At the point of license application and throughout the license period, at least 50% of the cleaners are to be trained and at the point of license renewal and throughout the license period, 100% of the cleaners are to be trained; and (c) submitting and implementing a progressive wage plan for resident (i.e. Singapore citizens or permanent residents) cleaners employed.

Progressive wage model

To obtain a cleaning business license, companies must, among other things, submit a progressive wage plan that covers employed resident cleaners (being Singapore citizens and permanent residents) whether they are full-time, part-time or casual employees, and such plan must (a) specify the basic wage for each class of cleaners; and (b) conform to the wage levels specified under the progressive wage model by the Commissioner for Labor, based on the recommendations of the Tripartite Cluster for Cleaners. A tripartite effort which is made up of seven unions, whose members are representatives from the National Trades Union Congress, Singapore National Employers Federation, Employment and Employability Institute, Building Construction and Timber Industries Employees’ Union, Environmental Management Association of Singapore, ISS Facility Services Private Limited, Integrated Property Management Pte Ltd, CapitaLand Mall Asia Limited, City Developments Limited, town councils, the Singapore Ministry of Manpower (“MOM”), the National Environmental Agency of Singapore (“NEA”) and Workforce Singapore. The progressive wage model was introduced in 2014 as a productivity-based wage progression pathway that helps to increase wages of workers through upgrading skills and improving productivity, and is regulated for the cleaning industry in Singapore by the NEA. The progressive wage model covers three broad categories of cleaning jobs: offices and commercial buildings, food & beverage establishments (which includes hawker centers and food courts), and the conservancy sector (which includes town councils and public cleansing).

In December 2016, the Tripartite Cluster of Cleaners recommended the introduction of (i) yearly wage adjustments to each wage point in the progressive wage model from 2017 to 2019; (ii) scheduled wage increases from 2020 to 2022; and (iii) an annual bonus equivalent to two weeks of basic monthly wages, for all wage points from 2020 onwards.

On June 7, 2021, the Tripartite Cluster of Cleaners recommended the introduction of a six-year schedule of sustained wage increases from July 1, 2023 to June 30, 2029, which will be reviewed in 2025.

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EC WSQ Qualification

Cleaners employed by a cleaning business are required to attend at least one module under the EC WSQ framework. The WSQ is a national credentialing system. The EC WSQ is one of the 33 WSQ industry frameworks developed to date, and is designed to help workers in the cleaning industry improve their employability as well as progress in their careers. This framework caters to the training of cleaning crew, stewards and supervisors in two sub-sectors: (a) commercial and private residential cleaning; and (b) public cleaning. The types of EC WSQ qualifications available include (i) the WSQ Certificate in Environmental Cleaning, which aims to equip cleaning professionals with skills needed to perform basic cleaning activities; (ii) the WSQ Higher Certificate in Environmental Cleaning, which is suitable for cleaning professionals who want to advance their skills with in-depth training and gain the soft skills required of a cleaning steward; and (iii) WSQ Advanced Certificate in Environmental Cleaning, which aims to equip cleaning professionals with skills needed for supervisory positions. Upon the completion of each unit, the worker will be awarded a statement of attainment (“SOA”). The WSQ qualifications will be awarded after the worker completes the required number of SOAs.

To help employers meet the challenge of having to release workers for training, Workforce Singapore has introduced the Assessment Only Pathway (“AOP”) qualifying criteria, aimed at allowing workers to obtain their EC WSQ qualification through assessment without having to attend classroom training. These workers would either have some prior training in cleaning or have a number of years of relevant working experience, and will be screened before they are allowed to enroll in the AOP.

On June 7, 2021, the Tripartite Cluster of Cleaners recommended the introduction of enhanced mandatory training requirements under the Skills Framework for Environmental Services and that the number of WSQ training modules be increased as follows:

Job Roles	Current	By December 31, 2023	Beyond 2025

All cleaners	Minimum of 1 WSQ module (for licensing conditions)	2 modules in total (1 mandatory workplace safety and health related module and 1 core module that is endorsed by the Tripartite Cluster of Cleaners)	3 modules in total

Multi-skilled cleaners			4 modules in total

Mechanical Driver

Supervisor

Environmental Protection and Management Act

The Environmental Protection and Management Act 1999 of Singapore and its subsidiary legislation are administered by the NEA, which provide for, among other things, laws relating to pollution control in Singapore through the regulation of various industries. Pursuant to the Environmental Protection and Management (Boundary Noise Limits for Factory Premises) Regulations (the “EPM Regulations”), the owner or occupier of any factory premises shall ensure that the level of noise emitted from his premises does not exceed the maximum permissible noise levels as set out in the First Schedule to the EPM Regulations. The permissible noise levels may vary depending on the type of affected premises, which include, among others, noise sensitive premises that require peace and quiet, residential premises and commercial premises not including factory premises. Any person who fails to comply with the requirements under the EPM Regulations is guilty of an offense and liable upon conviction for (a) a fine not exceeding SGD5,000 on the first conviction, and in the case of a continuing offense, to a further fine not exceeding SGD200 for every day or part thereof the offense continues after the conviction; and (b) a fine not exceeding SGD10,000 on a subsequent conviction, and in the case of a continuing offense, to a further fine not exceeding SGD300 for every day or part thereof during which the offense continues after conviction.

Radiation Protection Act

The Radiation Protection Act 2007 of Singapore (the “RPA”) controls and regulates, among other things, the possession and use of radioactive materials and irradiating apparatus. The RPA provides that no person shall, except under and in accordance with a license, have in his possession or under his control or use or otherwise deal in any radioactive material or irradiating apparatus. Any person who contravenes the aforementioned requirement under the RPA is guilty of an offense and liable upon conviction for a fine not exceeding SGD100,000 or imprisonment for a term not exceeding five years or both.

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Such licenses are issued by the Radiation Protection and Nuclear Science Department under the RPA and its subsidiary legislation, such as the Radiation Protection (Non-Ionizing Radiation) Regulations of Singapore (the “Non-Ionizing Radiation Regulations”), which regulate, among other things, the licenses and requirements for the manufacture or dealing with, keeping or possession for use and the import of a consignment of certain controlled irradiating apparatus, such as ultrasound apparatus and high power lasers. Ultrasound apparatus means any industrial apparatus designed to generate and emit ultrasonic power at acoustic frequencies above 16kHz. High power lasers means any laser apparatus from Class 3b and Class 4 based on the classification set out in the Second Schedule of the Non-Ionizing Radiation Regulations, being those emitting visible and/or invisible laser radiation with specified maximum accessible emission levels and those exceeding the accessible emission limits respectively.

The Non-Ionizing Radiation Regulations further set out the requirements for (a) ultrasound apparatus, including the requirement that every ultrasound apparatus shall be designed and constructed in such a manner that all marks, labels and signs are permanently affixed thereon and clearly visible and all user controls, meters, lights or other indicators are clearly visible, readily discernible and clearly labeled to indicate their function; and (b) high power lasers, including the requirement that every high power laser shall have a protective housing that prevents human access during operation to laser and collateral radiation that exceed the specified accessible emission limits, a safety interlock for each portion of the protective housing that is designed to be removed or displaced during operation or maintenance, a readily available remote control connector, a key-actuated master control and an emission indicator which provides a visible or audible signal during emission of accessible laser radiation in excess of the specified accessible emission limits. Any person who contravenes any of the provisions of the Non-Ionizing Radiation Regulations is guilty of an offense and liable on conviction for a fine not exceeding SGD2,000 or imprisonment for a term not exceeding six months or both.

Our subsidiary, JCS, has a license issued under the RPA for the possession of four industrial ultrasound apparatus and one high powered industrial laser.

Workplace Safety and Health Act

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) provides that every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees at work. These measures include providing and maintaining for the employees a work environment that is safe, without risk to health, and adequate with regards to facilities and arrangements for employees’ welfare at work, ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by the employees, ensuring that the employees are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in or near their workplace and under the control of the employer, developing and implementing procedures for dealing with emergencies that may arise while those persons are at work and ensuring that the employees at work have adequate instruction, information, training and supervision as is necessary for them to perform their work. The relevant regulatory body is the MOM.

Any person who breaches his duty under the WSHA is guilty of an offense and will be liable on conviction, in the case of a body corporate, to a fine not exceeding SGD500,000 and if the contravention continues after the conviction, the body corporate shall be guilty of a further offense and will be liable to a fine not exceeding SGD5,000 for every day or part thereof during which the offense continues after conviction. For repeat offenders, where a person has on at least one previous occasion been convicted of an offense under the WSHA that causes the death of any person and that person is subsequently convicted of the same offense that causes the death of another person, the court may, in addition to any imprisonment, if prescribed, punish the person, in the case of a body corporate, with a fine not exceeding SGD1 million and, in the case of a continuing offense, with a further fine not exceeding SGD5,000 for every day or part thereof during which the offense continues after conviction.

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Under the WSHA, it is the duty of any person who manufactures any machinery, equipment or hazardous substance (“MEHS”), which includes, among other things, welding equipment, for use at work to ensure, so far as is reasonably practicable, that (a) information regarding the safe use of the MEHS is supplied for use at work (which should include precautions to be taken for the proper use and maintenance of such MEHS, the health hazards associated with the MEHS and the information relating to and the results of any examinations or tests of the MEHS that are relevant to its safe use); (b) the MEHS are safe, and without risk to health, when properly used; and (c) the MEHS are examined and tested in compliance with the obligation imposed by paragraph (b). The duties imposed on any person in respect of the aforementioned shall (i) apply only if the MEHS are manufactured or supplied in the course of a trade or business carried on by the person (whether for profit or not); (ii) apply whether the MEHS are exclusively manufactured or supplied for use by persons at work; (iii) extend to the supply of the MEHS by way of sale, transfer, lease or hire and whether as principal or agent, and to the supply of the MEHS to a person for the purpose of supply to others; and (iv) not apply to a person by reason only that the person supplies the machinery or equipment under a lease-purchase agreement, conditional sale agreement or credit-sale agreement to another (“customer”) in the course of a business of financing the acquisition of the machinery or equipment by the customer from others. In the event any person contravenes the relevant provision in the WSHA that imposes the aforementioned duty on such person, that person is guilty of an offense, and liable on conviction (in the case of a natural person) for a fine not exceeding SGD200,000 or imprisonment for a term not exceeding two years or both, or (in the case of a body corporate) for a fine not exceeding SGD500,000.

Further, the Commissioner for Workplace Safety and Health (the “CWSH”) may serve a remedial order or a stop-work order in respect of a workplace if he is satisfied that (a) the workplace is in such condition, or is so located, or any part of the machinery, equipment, plant or article in the workplace is so used, that any work or process carried on in the workplace cannot be carried on with due regard to the safety, health and welfare of persons at work; (b) any person has contravened any duty imposed by the WSHA; or (c) any person has done any act, or has refrained from doing any act which, in the opinion of the CWSH, poses or is likely to pose a risk to the safety, health and welfare of persons at work. The remedial order shall direct the person served with the order to take such measures, to the satisfaction of the CWSH, to, among other things, remedy any danger so as to enable the work or process in the workplace to be carried on with due regard to the safety, health and welfare of the persons at work, whereas a stop-work order will direct the person served with the order to immediately cease to carry on any work or process indefinitely or until such measures as are required by the CWSH have been taken, to the satisfaction of the CWSH, to remedy any danger so as to enable the work or process in the workplace to be carried on with due regard to the safety, health and welfare of the persons at work, and shall specify the date on which such order is to take effect.

Pursuant to the Workplace Safety and Health (Noise) Regulations 2011 of Singapore (the “WSHNR”), the occupier of a workplace must take reasonably practicable measures to reduce or control the noise from any machinery or equipment used or from any process, operation or work carried out by him in the workplace, so that no person at work in the workplace is exposed or likely to be exposed to excessive noise. This may include replacing noisy machinery, equipment, processes, operations or work with less noisy machinery, equipment, processes, operations or work, and such other measures as prescribed under the WSHNR. Where it is not practicable to reduce the noise, the occupier of a workplace shall limit the duration of time persons at work are exposed to the noise in accordance with the time limits prescribed in the Schedule under the WSHNR. Any person who contravenes the aforementioned is guilty of an offense and is liable on conviction for a fine not exceeding SGD10,000, and in the case of a second or subsequent conviction, for a fine not exceeding SGD20,000 or imprisonment for a term not exceeding six months or both.

Pursuant to the Workplace Safety and Health (Risk Management) Regulations, the employer in a workplace is supposed to, among other things, conduct a risk assessment in relation to the safety and health risks posed to any person who may be affected by his undertaking in the workplace, take all reasonably practicable steps to eliminate or minimize foreseeable risks, implement measures or safety procedures to address the risks, and to inform workers of the same, maintain records of such risk assessments and measures/safety procedures for a period of not less than three years and submit such records to the CWSH when required by the CWSH from time to time. Any employer who fails to comply with the aforementioned requirements is guilty of an offense and is liable on conviction for a fine not exceeding SGD10,000 for the first offense, and for a fine not exceeding SGD20,000 for a subsequent offense or imprisonment for a term not exceeding six months or both.

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Work Injury Compensation Act

The Work Injury Compensation Act 2019 of Singapore (The “WICA”), which is regulated by the MOM, applies to all employees who are engaged under a contract of service or apprenticeship with an employer regardless of their level of earnings. The WICA does not cover self-employed persons or independent contractors. However, as the WICA provides that, where any person (referred to as the principal) in the course of or for the purpose of his trade or business contracts with any other person (referred to as the subcontractor employer), the principal shall be liable to compensate those employees of the subcontractor employer who were injured while employed in the execution of work for the principal.

The WICA provides that if an employee dies or sustains injuries in a work-related accident or contracts occupational diseases in the course of the employment, the employer shall be liable to pay compensation in accordance with the provisions of the WICA. An injured employee is entitled to claim medical leave wages, medical expenses and lump sum compensation for permanent incapacity or death, subject to certain limits stipulated in the WICA.

An employee who has suffered an injury arising out of and in the course of his employment can choose to either:

(a) report the accident to his employer in order to submit a claim for compensation through the MOM without needing to prove fault or negligence on anyone’s part. There is a fixed formula in the WICA for the amount of compensation to be awarded; or

(b) commence legal proceedings to claim damages under common law against the employer for breach of duty or negligence.

Damages under a common law claim are usually more than an award under the WICA and may include compensation for pain and suffering, loss of wages, medical expenses and any future loss of earnings. However, the employee must show that the employer has failed to provide a safe system of work, or breached a duty required by law or that the employer’s negligence caused the injury.

Under the WICA, every employer is required to insure and maintain insurance under approved policies with an insurer against all liabilities which he may incur under the provisions of the WICA in respect of all employees employed by him, unless specifically exempted. Further, every employer is required to maintain work injury compensation insurance for all employees engaged in manual work labor regardless of their salary level, as well as all employees doing non-manual work who earn SGD2,100 or less a month. Failure to provide adequate insurance is an offense carrying a fine of up to SGD10,000 or imprisonment for a term of up to 12 months, or both. For further information on our Group’s insurance policies, please refer to “Information on the Company – Insurance.”

Employment Act

The Employment Act 1968 of Singapore (the “Employment Act”) is the main legislation governing employment in Singapore and is administered by the MOM. The Employment Act covers every employee who is under a contract of service with an employer and includes a workman (as defined under the Employment Act) but does not include, among others, any person employed in a managerial or executive position (subject to the exceptions set out below). The definition of “employee” under the Employment Act does not extend to freelance contractors who have entered into a contract for service. Accordingly, freelance contractors are not considered to be employees of our Group.

A workman is defined under the Employment Act as including, among others, (a) any person, skilled or unskilled, who has entered into a contract of service with an employer in pursuance of which he is engaged in manual labor, including any apprentice; and (b) any person employed partly for manual labor and partly for the purpose of supervising in person any workman in and throughout the performance of his work.

Core employment provisions of the Employment Act, such as public holiday and sick leave entitlements, minimum days of annual leave, payment of salary and allowable deductions and release for wrongful dismissal, cover all employees, including persons employed in a managerial or executive position, except public servants, domestic workers, seafarers and those who are covered separately.

In addition to the core employment provisions of the Employment Act, Part IV of the Employment Act contains provisions relating to, among other things, working hours, overtime, rest days, holidays, annual leave, payment of retrenchment benefit, priority of retirement benefit, annual wage supplements and other conditions of work or service (“Part IV”). However, such Part IV provisions only apply to: (a) workmen earning basic monthly salaries of not more than SGD4,500; and (b) employees (excluding workmen) earning basic monthly salaries of not more than SGD2,600.

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An employer who breaches any provision of Part IV of the Employment Act is guilty of an offense and is liable on conviction for a fine not exceeding SGD5,000, and for a second or subsequent offense a fine not exceeding SGD10,000 or imprisonment for a term not exceeding 12 months or both.

From April 1, 2016, employers are required to issue to their employees who are covered by the Employment Act and who are employed for 14 days or more a written record of the key employment terms of the employee. The key employment terms required to be provided (unless inapplicable to such employee) include, among other things, working arrangements (such as daily working hours, number of working days per week and rest day(s)), salary period, basic salary, fixed allowances and deductions, overtime rate of pay, types of leave and other medical benefits.

Employment of Foreign Manpower Act

The employment of foreign employees in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (the “EFMA”) and is regulated by the MOM. The EFMA prescribes the responsibilities and obligations of employers of foreign employees in Singapore.

The EFMA provides that no person shall employ a foreign employee unless the foreign employee has obtained a valid work pass from the MOM in accordance with the Employment of Foreign Manpower (Work Passes) Regulations 2012, which allows the foreign employee to work for him. Any person who fails to comply with or contravenes this provision of the EFMA is guilty of an offense and will: (a) be liable on conviction for a fine not less than SGD5,000 and not more than SGD30,000 or imprisonment for a term not exceeding 12 months or both; and (b) on a second or subsequent conviction: (i) in the case of an individual, be liable for a fine of not less than SGD10,000 and not more than SGD30,000 and imprisonment for a term of not less than one month and not more than 12 months; or (ii) in any other case, be punished with a fine of not less than SGD20,000 and not more than SGD60,000.

In Singapore, the work pass to be issued to a foreigner is contingent on, among other things, the type of work and salary being received by the foreigner in question. Foreign professionals, managers and executives earning a fixed monthly salary of at least SGD4,500 with acceptable qualifications (such as a good university degree, professional qualifications or specialist skills) may apply for an employment pass, whereas older and more experienced candidates will need higher salaries. Mid-level skilled staff earning a fixed monthly salary of at least SGD2,500 who possess a degree, diploma or technical certificate and have the relevant work experience may apply for an S-pass; and semi-skilled foreign workers from approved source countries working in, among others, the manufacturing sector may apply for a work permit.

Further, under the Employment of Foreign Manpower (Work Passes) Regulations 2012, an employer is required to purchase and maintain medical insurance with coverage of at least SGD15,000 per 12-month period of a foreign workers’ employment (or for such shorter period where the foreign workers’ period of employment is less than 12 months) for the foreign workers’ in-patient care and day surgery except as the Controller of Work Passes may otherwise provide by notification in writing.

In addition, the employment of foreign workers is also subject to sector-specific rules regulated by the MOM through the following policy instruments: (a) business activity; (b) approved source countries; (c) the imposition of security bonds and levies; and (d) quota (or dependency ratio ceilings) based on the ratio of local to foreign workers.

Business activity

To be considered to be under the manufacturing sector, a company must have a valid factory notification or registration, use machinery to manufacture or produce items from raw materials and operate in a designated industrial setting area.

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Approved source countries

The approved source countries for manufacturing workers are Malaysia, the PRC, and NAS countries. The minimum age for all foreign workers (other than domestic foreign workers) is 18, and all workers can only work up to 60 years of age. In addition, Malaysian foreign workers must be under 58 years of age and non-Malaysian foreign workers must be under 50 years of age in order to apply for a work permit.

Further, for the manufacturing sector, the maximum number of years a foreign worker can work in Singapore on a work permit is as follows:

Nationality	Type of worker	Maximum period of employment
PRC	Basic skilled	14 years
PRC	Higher skilled	22 years
NAS, Malaysia	All	No maximum period of employment

Quota and levies

The number of foreign workers that employers can hire under a work pass is limited by the quota or dependency ratio ceiling, and employers pay the requisite levy according to the qualification of the foreign worker employed. The levy rates are tiered so that employers who hire close to the maximum quota will be required to pay a higher levy, and the levy rates are subject to changes as and when announced by the Singapore government. The levy rates for the manufacturing sector are set out in the table below:

	Basic skilled		Higher skilled
	Monthly	Daily(1)	Monthly	Daily(1)
Quota
Tier 1:
Up to 25% of the total workforce	SGD370	SGD12.17	SGD250	SGD8.22
Tier 2:
Above 25% of the total workforce	SGD470	SGD15.46	SGD350	SGD11.51
Tier 3:
Above 50% to 60% of the total workforce	SGD650	SGD21.37	SGD550	SGD18.09

The levy rates for the services sector are set out in the table below:

	Basic skilled		Higher skilled
	Monthly	Daily(1)	Monthly	Daily(1)
Tier 1:
Up to 10% of the total workforce	SGD450	SGD14.80	SGD300	SGD9.87
Tier 2:
Above 10% to 25% of the total workforce	SGD600	SGD19.73	SGD400	SGD13.16
Tier 3:
Above 25% to 35% of the total workforce	SGD800	SGD26.31	SGD600	SGD19.73

(1) The daily levy rate only applies to work permit holders who did not work for a full calendar month. The daily levy rate is calculated as follows: (Monthly levy rate X 12)/365 = rounding up to the nearest cent.

The quota for the services sector is set at 35%. A Singaporean or Permanent Resident employee employed under a contract of service, including the company’s director, is counted as (a) one local employee if they earn the LQS of at least SGD1,400 per month; and (b) 0.5 local employee if they earn half the LQS of at least SGD700 to SGD1,400 per month.

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Employers pay less levy for higher skilled foreign workers. Foreign workers with the following certificates will qualify as higher skilled workers:

Type of qualification	Certificates needed
Academic qualifications	- Malaysia: Sijil Pelajaran Malaysia - NAS: High school certificates - PRC: Diploma Skills

Evaluation Test (“SET”) conducted by the Institute of Technical Education (“ITE”)	SET Level 1 or National ITE Certificate (Nitec)

Workforce skills qualification	Composite Assessment for Generic Manufacturing

Market-Based Skills Recognition Framework	Earn a fixed monthly salary of at least SGD1,600 and worked at least four years in Singapore as a work permit holder

Required safety courses

For the manufacturing sector, foreign workers who handle metals and machinery in the metalworking industry, such as our foreign workers employed under JCS, must take a Metalworking Safety Orientation Course or an Apply Workplace Safety and Health in Metal Work course before their work permits can be issued, and such courses may be conducted by either the Occupational Safety and Health Training and Promotion Centre or other training institutions approved by the Chief Inspector appointed by the Minister of Manpower.

A work permit cannot be issued to the foreign worker until he has taken the safety course. Employers are responsible for their workers passing the test. If the foreign workers fail the course, they should retake it as soon as possible and are required to pass the course within three months of their arrival or their work permit could be revoked. Foreign workers in the metalworking industry that have worked in the metalworking industry for (a) less than six years must pass the safety course once every two years; and (b) more than six years must pass the safety course once every four years.

Employers renewing a work permit must ensure that the foreign worker’s safety course certificate has a validity period of more than one month on the day of renewal, otherwise the work permit will not be renewed.

Infectious Diseases Act 1976

The Infectious Diseases Act 1976 of Singapore (the “IDA”) relates to the quarantine and the prevention of infectious diseases. Under the IDA, if the Director of Medical Services (the “DMS”) has reason to believe that there exist on any premises conditions that are likely to lead to the outbreak or spread of any infectious disease, he may, among other things, by written notice, order the closure of the premises for a period not exceeding 14 days, and require the owner or occupier of the premises to cleanse or disinfect the premises in the manner and within the time specified in the notice or carry out such additional measures as the DMS may require in the manner and within the time specified in the notice. Such notice directing the owner or the occupier of the premises to close the premises may be renewed by the DMS from time to time for such period, not exceeding 14 days, as the DMS may, by written notice, specify.

In addition, the DMS may order any person who is, or is suspected to be, a case or carrier or contact of an infectious disease to be detained and isolated in a hospital or other place for such period of time and subject to such conditions as the DMS may determine. The DMS may also direct any person carrying on any occupation, trade or business in a manner as is likely to cause the spread of infectious disease to take preventative action that the DMS reasonably believes is necessary to prevent the possible outbreak or prevent or reduce the spread of the infectious disease. Under the IDA, “preventative action” in the case of such direction, includes, among other things, requiring the person to stop carrying on, or not carry on, the occupation, trade or business during a period of time specified in the direction.

Any person who, without reasonable excuse, fails to comply with any requirement of such notice or direction given to that person by the DMS is guilty of an offense. While there are no specific penalties for such offense, any person guilty of an offense under the IDA for which no penalty is expressly provided shall (a) in the case of a first offense, be liable on conviction for a fine not exceeding SGD10,000 or imprisonment for a term not exceeding 6 months or both; and (b) in the case of a second or subsequent offense, be liable on conviction for a fine not exceeding SGD20,000 or imprisonment for a term not exceeding 12 months or both.

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Central Provident Fund Act

The Central Provident Fund (“CPF”) system is a mandatory social security savings scheme funded by contributions from employers and employees. Pursuant to the Central Provident Fund Act 1953 of Singapore (“CPFA”), an employer is obliged to make CPF contributions for all employees who are Singapore citizens or permanent residents who are employed in Singapore by an employer (save for employees who are employed as a master, a seaman or an apprentice in any vessel, subject to an exception for non-exempted owners). CPF contributions are not applicable for foreigners who hold employment passes, S passes or work permits. CPF contributions are required for both ordinary wages and additional wages (subject to an ordinary wage ceiling and a yearly additional wage ceiling) of employees at the applicable prescribed rates which is dependent on, among other things, the amount of monthly wages and the age of the employee. An employer must pay both the employer’s and employee’s share of the monthly CPF contribution. However, an employer can recover the employee’s share of CPF contributions by deducting it from their wages when the contributions are paid for that month.

Where the amount of the contributions which an employer is liable to pay under the CPFA in respect of any month is not paid within such period as may be prescribed, the employer shall be liable for the payment of interest on the amount for every day the amount remains unpaid commencing from the first day of the month succeeding the month in respect of which the amount is payable and the interest shall be calculated at the rate of 1.5% per month or the sum of SGD5, whichever is greater. Where any employer who has recovered any amount from the monthly wages of an employee in accordance with the CPFA fails to pay the contributions to the CPF within such time as may be prescribed, he will be guilty of an offense and will be liable on conviction for a fine not exceeding SGD10,000 or imprisonment for a term not exceeding seven years or both. Where an offense has been committed under the CPFA but there are no penalties provided, the offender may be liable for a fine not exceeding SGD5,000 or imprisonment for a term not exceeding six months or both, and where the offense is repeated by the same offender, the offender may be liable for a fine not exceeding SGD10,000 or imprisonment for a term not exceeding 12 months or both.

Customs Regulations

Goods exported from Singapore are regulated under the Customs Act 1960 of Singapore (the “Customs Act”). To export goods from Singapore, the exporter is required to declare the goods to Singapore Customs, a department under the Ministry of Finance, which is the lead agency for trade facilitation and revenue enforcement. The Singapore Goods and Services Tax (the “GST”) is not levied on goods exported from Singapore. A Customs export permit is required for, among other things, the export of locally manufactured goods or local GST paid goods, the export of goods from free trade zones, dutiable goods from licensed warehouses and non-dutiable goods from a zero-rated warehouse. The exporter will be the party that issues the commercial invoice to his overseas customer. Exporters who intend to engage in import and/or export activities in Singapore or appoint a declaring agent to apply for Customs import, export and transhipment permits or certificates will need to activate their Customs Account with Singapore Customs, further to which a declaring agent may be appointed to apply for Customs permits on their behalf. Declaring agents have to be registered with Singapore Customs. Exporters may be penalized if they do not comply with the requirements and conditions imposed under the Customs Act. Making an incorrect declaration or failing to make a declaration of goods imported into, exported from or transhipped in Singapore will result in being liable on conviction for a fine not exceeding SGD10,000, or the equivalent of the amount of the customs duty, excise duty or GST payable, whichever is the greater amount, or imprisonment for a term not exceeding 12 months, or both.

Intellectual Property Rights

The protection of industrial designs is provided for under the Registered Designs Act 2000 of Singapore. There are two key criteria for registration: the subject matter must be (a) a ‘design’, which means features of shape, configuration, pattern or ornament applied to article by any industrial process; and (b) ‘new’, being a design that is not the same, or substantially the same, as any other design that has been registered or published in Singapore or elsewhere, and publication includes sale or use of any article which embodies the design.

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Inventions are protected in Singapore under the Patents Act 1994 of Singapore and may be registered either through a domestic application filed with the Registry of Patents within the Intellectual Property Office of Singapore (the “IPOS”) or an international application filed in accordance with the Patent Cooperation Treaty, with the Registry of Patents acting as the receiving office for the application. A patent may be granted for an invention which is a product or a process, and such invention must (a) be new; (b) involve an inventive step (being a step that is not obvious to a person who is skilled in the relevant art); (c) be capable of industrial application; and (d) not encourage offensive, immoral or anti-social behavior through its publication or exploitation.

Trademarks may be protected both under the Trade Marks Act 1998 of Singapore (the “TMA”) and under common law. These two systems are independent of each other. Protection under the TMA is conditional upon registration of the trademark with the Registry of Trade Marks within the IPOS. There are three key criteria for registration: the subject matter must be (a) a ‘trademark’, which is any sign capable of being graphically represented that is used, or proposed to be used, by a trader to distinguish his goods or services from those of other traders; (b) ‘distinctive,’ if it is not descriptive of those goods or services. It is a question of degree in every case whether the sign is so descriptive of the goods or services in question that it will be refused registration; and (c) does not conflict with an earlier trademark, that is an earlier registered trade mark or a trademark (whether registered or not) which is well known in Singapore.

MANAGEMENT

The names, titles and ages of the members of the Company’s Board of Directors, executive officers and key personnel as of the date of this prospectus are as set forth in the below table.

Name	Age	Title

Executive Officers and Directors:

Hong Bee Yin	52	Chairman, Executive Director and Chief Executive Officer
Long Jia Kwang	46	Executive Director and Chief Financial Officer

Independent Non-executive Directors:

Singh Karmjit	77	Independent Non-executive Director
Tay Jingyan, Gerald	36	Independent Non-executive Director
Khoo Su Nee, Joanne	50	Independent Non-executive Director

Key Personnel:

Zhao Liang	42	Head of design department
Wui Chin Hou	51	Field operations manager

No arrangement or understanding exists between any such director or officer and any other persons pursuant to which any director or executive officer was elected as a director or executive officer. Our directors are elected annually and serve until their successors take office or until their death, resignation or removal. The executive officers serve at the pleasure of the Board of Directors.

Executive Officers and Directors

Ms. Hong Bee Yin is the founder of our Group, having incorporated JCS in November 1999. Ms. Hong is currently our Chairman, Executive Director and Chief Executive Officer. She was appointed as our director on January 29, 2019 and re-designated as our Executive Director on March 5, 2020. Ms. Hong is primarily responsible for planning and execution of our Group’s strategies including product innovation and customization, as well as managing our Group’s relationship with major customers and suppliers. She is also responsible for overseeing all day-to-day aspects of our Group’s operation including production, inventory and material control.

Since commencing her start-up business, JCS, in November 1999, Ms. Hong has accumulated more than 25 years of operational experience in providing cleaning solutions for the cleaning industry. Prior to forming our Group, Ms. Hong worked at JLW Property Consultants Pte Ltd. from June 1993 to June 1998 with her last position as assistant manager (Industrial Department). From June 1998 to approximately September 1999, she worked at JCS Automation Pte Ltd. (now known as JCS Biotech Pte. Ltd.) as marketing manager.

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Ms. Hong obtained a Diploma in Electronic and Computer Engineering from Ngee Ann Polytechnic, Singapore in August 1993. She also completed the Tsinghua SEM Indonesia-Singapore Executive Program and SPRING CEO Leadership Circle Program in May 2014 and November 2016, respectively. Ms. Hong was appointed as the deputy chairman of Singapore Precision Engineering and Technology Association from April 2017 to April 2019, and she was appointed as the chairman from April 2019 to April 2025.

Mr. Long Jia Kwang joined our Group as financial controller in December 2014 and was appointed as our Executive Director and Chief Financial Officer on March 5, 2020. Mr. Long is primarily responsible for managing accounting and finance, human resources and administrative functions of our Group.

Mr. Long has over 23 years of experience in auditing, accounting and financial management. Prior to joining our Group, Mr. Long worked at KPMG in Johor Bahru, Malaysia from February 2000 to September 2007 with his last position as deputy audit manager. From October 2007 to October 2014, he worked at KPMG Services Pte. Ltd. in Singapore with his last position being senior manager. Since November 2023, he has also served as an independent non-executive director of Davis Commodities Limited (a company listed on the Nasdaq Stock Market (stock code: DTCK)).

Mr. Long obtained a Bachelor of Commerce degree from the University of Adelaide, Australia in December 1999. Mr. Long was a certified practicing accountant of CPA Australia from November 2004 to April 2015, a chartered accountant of the Malaysian Institute of Accountants from September 2006 to February 2010 and a member of the Institute of Singapore Chartered Accountants (formerly known as Institute of Certified Public Accountants of Singapore) since April 2013.

Independent Non-executive Directors

Ms. Khoo Su Nee, Joanne was appointed as an independent non-executive director of the Company on January 19, 2022. Ms. Khoo will serve as the chairman of the audit committee and as a member of the compensation and nomination committees.

Ms. Khoo has over 28 years of experience in corporate finance and business advisory services. Ms. Khoo started her career at PricewaterhouseCoopers in January 1997 and her last position was senior associate in February 2000. From May 2000 to August 2004, she worked at Stone Forest Consulting Pte Ltd., a business advisory company, and her last position was an assistant manager. She was responsible for providing consultancy services including IPO advisory, working capital consulting, business turnaround and profit improvement. Ms. Khoo worked in the corporate finance industry at several companies, which include (i) Hong Leong Finance Limited from September 2004 to November 2005 as an assistant vice president; (ii) Phillip Securities Pte Ltd. from November 2005 to January 2008 as an assistant vice president; and (iii) Canaccord Genuity Singapore Pte. Ltd. (formerly known as Collins Stewart Pte. Limited) from February 2008 to October 2012 with her last position as a director. She founded and has acted as an executive director of Bowmen Capital Private Limited, a management consultancy company, since February 2013. From October 2019 to April 2020, she also served as a director of PayLinks Pte. Ltd., a financial service company.

Ms. Khoo served as an independent director of Kitchen Culture Holdings Limited (a company listed on the Catalist of the Singapore Exchange Limited (stock code: SGX:5TI)) from October 2012 to February 2019. Since January 2014, she has served as an independent director of Teho International Inc Ltd. (a company listed on the Catalist of the Singapore Exchange Limited (stock code: SGX:5OQ)). Ms. Khoo served as an independent director of Excelpoint Technology Ltd. (a company listed on the main board of the Singapore Exchange Limited (stock code: SGX: BDF)) from September 2016 to April 2022. She has also served as an independent non-executive director of Xamble Group Limited, formerly known as Netccentric Limited (a company listed on The Australian Securities Exchange (stock code: ASX: XGL)) since July 2017. Since June 2020, she has also served as an independent non-executive director of ES Group (Holdings) Limited (a company listed on the Catalist of the Singapore Exchange Limited (stock code: SGX:5RC). Since February 2024, she has also served as an independent non-executive director of Ryde Group Ltd (a company listed on the NYSE American (stock code: NYSE AMERICAN:RYDE).

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Ms. Khoo obtained a Bachelor of Business degree in Accountancy from Royal Melbourne Institute of Technology in November 1997. She was admitted as a Certified Practicing Accountant of the CPA Australia in October 1999 and a Chartered Accountant of the Malaysian Institute of Accountants in July 2000. Ms. Khoo was a member of the Women Corporate Directors from September 2018 to June 2019.

Mr. Karmjit Singh was appointed as a non-executive director of the Company on March 5, 2020 and redesignated as our independent non-executive director on November 12, 2021. Mr. Singh serves as the chairman of the nomination committee and as a member of the audit and compensation committees. Mr. Singh is primarily responsible for providing guidance to the management team on corporate strategies and governance matters.

Mr. Singh has over 50 years of experience in business management. From 1974 to 1998, Mr. Singh worked at Singapore Airlines Limited serving in a variety of managerial capacities covering corporate affairs, planning, aviation fuel and administrative services. Mr. Singh joined SATS Ltd. in July 1998 as the chief executive of SATS Airport Services Pte Ltd. and then became the chief operating officer of SATS Ltd. in July 2004 overseeing the ground handling and inflight catering operation of the SATS group of companies until his retirement in September 2009. He then became the consultant to the president and chief executive officer of SATS Ltd. from October 2009 until September 2010.

Mr. Singh has been an independent director of Keppel Telecommunications & Transportation Ltd. since October 2020, chairman of that company’s nominating committee from October 2012 to July 2019, a member of its audit committee from January 2011 to July 2019 and a member of its board safety committee since July 2019. Keppel Telecommunications & Transportation Ltd. was listed on Singapore Exchange Limited (stock code: K11) and subsequently delisted on May 8, 2019.

Mr. Singh obtained a Bachelor of Arts degree in Geography from the National University of Singapore in June 1970. Mr. Singh has been actively engaged in prominent civil and industry affairs in Singapore. Mr. Singh has served as the chairman of Chartered Institute of Logistics and Transport Singapore since 1994. Mr. Singh was a council member of the Public Transport Council, Singapore from August 2005 to May 2019.

Mr. Tay Jingyan, Gerald was appointed as an independent non-executive director of the Company on January 19, 2022. Mr. Tay will serve as chairman of the compensation committee and as a member of the audit and nomination committees.

Mr. Tay has over 10 years of experience in business management and financial advisory services. Since October 2014, Mr. Tay has been the group chief executive officer of TPS Group Alliance, an alliance of companies offering a variety of professional services including corporate services, statutory compliance, accounting, corporate advisory, real estate and family office services. Mr. Tay worked with TPS Group Alliance as an associate from January 2005 until his promotion as the chief executive officer. From August 2013 to January 2014 and from May 2014 to the present, Mr. Tay was and has also been a director of Capilion Corporation Pte. Ltd., a company together with companies within its group engaging in private equity, corporate services, real estate and financial securities. Mr. Tay also founded and has acted as the director of Excelsus Tech Pte Ltd. (formerly known as Excelsus Capital Pte. Ltd.), a holding company for technology-related businesses and projects, since February 2014, and Galacthor International Pte Ltd, a company for general physical commodities trading, since December 2011.

Mr. Tay obtained a Bachelor of Arts degree in Communication from the University at Buffalo, The State University of New York in February 2012.

Key Personnel

Mr. Zhao Liang joined our Group as the head of the design department in October 2010 and is mainly responsible for leading the design of the mechanical and process aspects of cleaning systems and other equipment.

Mr. Zhao has over 18 years of experience in engineering and mechanical design. From February 2006 to September 2010, Mr. Zhao worked in JCS Automation Pte Ltd. with his last position as the head of the design department.

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Mr. Zhao obtained a Bachelor of Engineering degree in Mechanical Engineering from the Nanyang Technological University, Singapore in February 2012 and a Master of Science degree in Management from the Singapore Management University in August 2016.

Mr. Wui Chin Hou is the field operations manager of our Group and is mainly responsible for managing the operation of dishwashing facilities and the cleaning operation of food courts. Mr. Wui joined our Group in September 2016.

Mr. Wui has over 29 years of experience in production management. Prior to joining our Group, Mr. Wui worked at Mitsubishi Chemical Infonics Pte Ltd. from January 1996 to September 2008 with his last position as a production supervisor. From September 2008 to September 2016, Mr. Wui worked at Armstrong Industrial Corporation Limited with his last position as an assistant production manager.

Mr. Wui obtained a Diploma in Computer Studies from the Comsertrac School of Computer Training in Singapore in June 1992.

Family Relationships

There are no family relationships among the directors or executive officers of either the Company or its subsidiaries.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nomination committee, each of which will operate pursuant to a charter adopted by our board of directors. The board of directors may also establish other committees from time to time to assist our company and the board of directors. The composition and functioning of all of our committees are intended to comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and SEC rules and regulations, if applicable. Each committee’s charter is available on our website at http://www.jecleantech.sg. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Ms. Khoo, Mr. Singh and Mr. Tay will serve on the audit committee, which will be chaired by Ms. Khoo. Our board of directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Ms. Khoo as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly/semi-annual financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules, if and when required;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

●	Continuously engaging in the review for any potential cybersecurity risks as part of the Company’s overall risk management program; and

●	reviewing earnings releases.

On April 26, 2024, our Board of Directors approved an amendment to the audit committee charter (the “Audit Committee Charter”) to reflect the adoption of a cybersecurity policy (the “Cybersecurity Policy”) and granted the audit committee full authority and power to implement the Cybersecurity Policy. The Audit Committee Charter authorizes and directs the members of the Audit Committee to conduct continuous analysis of and review for any potential cybersecurity risks as part of the Company’s overall risk management program and to create a cyber-resilient organization, which will contribute to the value preservation of the Company. The Audit Committee Charter further provides authority and responsibility to the members of the audit committee to: (i) understand the economic drivers and impact of cyber-risk, including the financial impact on the Company; (ii) align cyber-risk management policies with the Company’s business needs by integrating cyber-risk analysis into significant business decisions; (iii) ensure our organizational structure supports cybersecurity goals; and (iv) incorporate cybersecurity expertise into Board governance.

Compensation committee

Mr. Tay, Ms. Khoo and Mr. Singh will serve on the compensation committee, which will be chaired by Mr. Tay. Our board of directors has determined that each such member satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee’s responsibilities include:

●	evaluating the performance of our chief executive officer in light of our company’s corporate goals and objectives and, based on such evaluation,: (i) recommending to the board of directors the cash compensation of our chief executive officer, and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

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●	reviewing and recommending to the board of directors the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and determining the necessity for recovery of certain incentive compensation previously paid to the Company’s current and former executive officers in the event of a restatement of the Company’s financial statements for any fiscal year;

●	reviewing and recommending to the board of directors the compensation of our directors; and

●	preparing the compensation committee report required by SEC rules, if and when required.

Effective December 1, 2023, our Board of Directors amended the compensation committee charter (the “Compensation Committee Charter”) so as to include a compensation recovery policy (the “Compensation Recovery Policy”) and to give the compensation committee full authority and power to implement that policy. The Compensation Committee Charter provides the members of the compensation committee with authorization and authority to carry out such duties and responsibilities associated with the Compensation Recovery Policy. The compensation committee shall, in the event of a restatement of the Company’s financial statements, have the authority and power to: (i) determine such executive officers who served at any time during the performance period for the incentive-based compensation; (ii) determine the relevant recovery period; (iii) determine the amount of incentive-based compensation that must be subject to the Company’s Compensation Recovery Policy and establish procedures for recovery; (iv) maintain documentation of the above-referenced determinations; and (v) prepare and have filed all disclosures with respect to the Compensation Recovery Policy in accordance with federal securities laws, including the disclosure required in the applicable Securities and Exchange Commission filings.

Nomination committee

Mr. Singh, Ms. Khoo and Mr. Tay and will serve on the nomination committee, which will be chaired by Mr. Singh. Our board of directors has determined that each member of the nomination committee is “independent” as defined in the applicable Nasdaq rules. The nomination committee’s responsibilities include:

●	developing and recommending to the board of directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders; and

●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

While we do not have a formal policy regarding board diversity, our nomination committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender or national origin). Our nomination committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

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Foreign Private Issuer Status

The Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq in respect of the following:

●	the majority independent director requirement under Section 5605(b)(1) of the Nasdaq listing rules;

●	the requirement under Section 5605(d) of the Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

●	the requirement under Section 5605(e) of the Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

●	the Shareholder Approval Requirements under Section 5635 of the Nasdaq listing rules; and

●	the requirement under Section 5605(b)(2) of the Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Code of Conduct and Code of Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions. A current copy of this code is posted on the Corporate Governance section of our website, which is located at http://www.jecleantech.sg. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the code of ethics, and any waivers of the code of ethics or the code of conduct for our directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq.

Compensation

For the year ended December 31, 2023, we paid an aggregate of SGD952,000 as compensation to our directors, our executive officers and our key employees.

We did not set aside or accrue any amounts to provide pension, retirement or similar benefits for directors and officers for the years ended December 31, 2022 and 2023, other than contributions to our Provident Fund Plan as social insurances and housing provident fund, which aggregated SGD63,000 and SGD68,000, respectively, for officers and directors.

Compensation Recovery Policy

As required by the listing standards of the Nasdaq Listing Rules, Rule 10D under the Exchange Act and Rule 10D-1 under the Exchange Act, the Compensation Committee of the Board of Directors has adopted a compensation recovery policy, also known as a clawback policy (the “Compensation Recovery Policy”), effective December 1, 2023. In the event of a restatement of the Company’s financial statements, the Compensation Recovery Policy requires the Company to recover the incremental portion of any incentive-based compensation received by any current or former executive officer of the Company that was in excess of the amount the officer would have received had his or her incentive compensation been determined based on the restated financial statements. Events requiring a restatement of financial statements include the material noncompliance of the Company with any financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

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During and after the last completed fiscal year, the Company was not required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to the registrant’s Compensation Recovery Policy.

For additional information regarding our Compensation Recovery Policy, please refer to Exhibit 97.1 to our Annual Report for the fiscal year ended December 31, 2023.

2022 Equity Incentive Plan

On November 10, 2022, the Board of Directors of the Company approved the 2022 Equity Incentive Plan (the “Equity Incentive Plan”) and referred it to the shareholders for approval. The Equity Incentive Plan was approved by the shareholders on December 6, 2022. Set forth below is a summary of the material features of the Equity Incentive Plan.

Purpose

The purpose of the Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its subsidiaries by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s Shareholders.

Administration

The Equity Incentive Plan may be administered by the Board of Directors or the Compensation Committee or any committee to whom the Board of Directors has delegated authority to administer the Equity Incentive Plan. All references in the Equity Incentive Plan to the “Plan Administrator” are, as applicable, to the Board of Directors, the Compensation Committee or any other committee.

The Plan Administrator has full power and exclusive authority to: (i) select the eligible persons to whom awards may from time to time be granted under the Equity Incentive Plan; (ii) determine the type or types of award to be granted to each participant; (iii) determine the number of Ordinary Shares to be covered by each award; (iv) determine the terms and conditions of any award; (v) approve the forms of notice or agreement for use under the Equity Incentive Plan; (vi) determine whether, to what extent and under what circumstances awards may be settled in cash, Ordinary Shares or other property or canceled or suspended; (vii) interpret and administer the Equity Incentive Plan and any instrument evidencing an award, notice or agreement executed or entered into under the Equity Incentive Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Equity Incentive Plan; and (ix) delegate ministerial duties to such of the Company’s employees as it so determines.

Types of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of awards to be granted under the Equity Incentive Plan, including awarding compensation in the form of equity. The types of awards the Plan Administrator has the authority to grant include, but are not limited to, restricted stock awards, restricted stock units, performance based restricted stock, stock options or stock appreciation rights (collectively, the “Awards”). Such Awards may be granted either alone, in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. Awards granted under the Equity Incentive Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Equity Incentive Plan.

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Eligibility

An Award may be granted to any employee, officer or director of the Company or its subsidiaries whom the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any of its subsidiaries that (i) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

Share Reserve

A maximum of 3,004,000 Ordinary Shares are available for issuance under the Equity Incentive Plan. Shares issued under the Equity Incentive Plan shall be drawn from authorized and unissued shares. Ordinary Shares covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if Ordinary Shares are issued under the Equity Incentive Plan to a participant and thereafter are forfeited to or otherwise repurchased by the Company, the shares subject to such Awards and the forfeited or repurchased shares shall again be available for issuance under the Equity Incentive Plan. Any Ordinary Shares: (i) tendered by a participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award; or (ii) covered by an Award that is settled in cash or in a manner such that some or all of the shares covered by the Award are not issued, shall be available for Awards under the Equity Incentive Plan. The number of Ordinary Shares available for issuance under the Equity Incentive Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Ordinary Shares or credited as additional Ordinary Shares subject or paid with respect to an Award.

The Plan Administrator shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

Adjustments

In the event, at any time or from time to time, a share dividend, share split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to Shareholders, other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding Ordinary Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company; or (ii) new, different or additional securities of the Company or any other company being received by the holders of Ordinary Shares, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities available for issuance under the Equity Incentive Plan; and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Restricted Stock Awards

The Plan Administrator may grant restricted stock awards (“RSA”) to participants at any time on such terms and conditions as the Plan Administrator shall determine in its sole discretion. An RSA refers to an award of stock to a participant that typically vests over time and is subject to conditions that must be met before the participant can exercise the right to transfer or sell the stock. Some of the conditions may include continued employment for a defined period, earnings per share goals or other pre-agreed financial performance goals that the Plan Administrator establishes in its sole discretion.

Share Appreciation Rights

The Plan Administrator may grant Share Appreciation Rights (“SAR”) to participants at any time on such terms and conditions as the Plan Administrator shall determine in its sole discretion. An SAR may be granted in tandem with an option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related option. An SAR may be exercised upon such terms and conditions and for the term as the Plan Administrator determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Equity Incentive Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (i) the term shall not exceed the term of the related option; and (ii) the tandem SAR may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option, except that the tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable.

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The Plan Administrator, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

Other Grant of Share Awards, Restricted Share and Share Units

The Plan Administrator may also grant share awards, restricted share and share units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or any of its subsidiaries or the achievement of any performance goals, as the Plan Administrator shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

Amendment and Termination of Plan

The Board of Directors may amend, adjust, suspend or terminate the Equity Incentive Plan or any portion thereof at any time and in such respects as it shall deem advisable; provided, however, that to the extent required by applicable law, regulation or share exchange rule, Shareholder approval shall be required for any amendment to the Equity Incentive Plan. Subject to provisions in the Equity Incentive Plan, the Board of Directors may amend the terms of any outstanding Award, prospectively or retroactively.

The Equity Incentive Plan shall have no fixed expiration date. After the Equity Incentive Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Equity Incentive Plan’s terms and conditions.

Nontransferability of Awards

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the participant’s death. During a participant’s lifetime, an Award may be exercised only by the participant. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit a participant to assign or transfer an Award, subject to such terms and conditions as the Plan Administrator shall specify.

Change of Control

Unless the Plan Administrator determines otherwise with respect to a particular Award in the instrument evidencing the Award or in a written employment, services or other agreement between the participant and the Company or any of its subsidiaries, in the event of a “change of control” as defined in the Equity Incentive Plan, if and to the extent an outstanding Award is not converted, assumed, substituted for or replaced by the successor company, then effective immediately prior to the change of control, such Award shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, and then terminate upon the effectiveness of the change of control. If and to the extent the successor company converts, assumes or replaces an outstanding Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the successor company or other consideration that may be received with respect to such Award.

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Employment Agreements with Executive Directors

Employment Agreements with Hong Bee Yin

Effective as of January 1, 2014, we entered into an employment agreement with Hong Bee Yin pursuant to which she was employed as Executive Director of JCS-Echigo Pte Ltd. The agreement provides for an annual base salary of SGD300,000 and annual base director fee of SGD24,000, which amount may be adjusted from time to time in the discretion of the Company. Under the terms of the agreement, Ms. Hong is entitled to receive an annual cash bonus in the amount of SGD500,000 for any year in which the Company’s net profit, after tax, (inclusive of any amounts payable or to be set aside for all bonuses) equals at least SGD5 million, together with such additional bonus as may be agreed from time to time with the Company. Ms. Hong’s employment will continue indefinitely, subject to termination by either party to the agreement upon 6 months’ prior written notice or the equivalent salary in lieu of such notice. The agreement also contains non-compete and non-disclosure provisions and restrictions against the unauthorized use of the Company’s intellectual property.

On August 12, 2024, the Board of Directors approved an amendment to Ms. Hong Bee Yin’s employment agreement as Executive Director of our subsidiaries with effect from January 1, 2024, under which we agreed to pay Ms. Hong a total monthly remuneration of SGD52,500 (consisting of a monthly salary of SGD45,000, a monthly director’s fee of SGD2,500 and a monthly transport allowance of SGD5,000) for total annual remuneration of SGD630,000. In addition, the annual cash bonus provision was amended so that, in addition to the total annual remuneration payable to Ms. Hong, we have agreed to pay Ms. Hong a cash performance bonus in an amount equal to the percentages reflected below based on the amount of the Group’s profits before tax (“PBT”), excluding any extraordinary items, as evidenced by the audited fiscal year-end financial statements for any given fiscal year as follows:

Audited Group’s PBT	Percentage of Profit Sharing	Performance Bonus

First SGD1,000,000	0%	SGD0
From SGD1,000,001 – SGD2,000,000	10%	*
From SGD1,000,001 – SGD2,000,000	15%	*
From SGD3,000,001 and above	20%	*

* Dependent on the amount of the Group’s PBT

Effective as of March 5, 2020, we entered into an additional employment agreement with Hong Bee Yin pursuant to which she was employed as an Executive Director, Chairman and Chief Executive Officer of JE Cleantech Holdings Limited. That agreement provides for a monthly base director fee of US$6,000. The other terms stated herein remain unchanged.

The aggregate compensation paid to Ms. Hong for the year ended December 31, 2023, pursuant to both employment agreements, combined, was US$352,286.

Employment Agreement with Long Jia Kwang

We entered into an employment agreement dated September 5, 2014 with Long Jia Kwang pursuant to which he was employed as Financial Controller for JCS-Echigo Pte Ltd. The agreement provides for a monthly base salary of SGD9,750, plus a transportation allowance of SGD750 per month. These amounts may be adjusted from time to time. The agreement provides that the Company may, in its discretion, transfer or assign Mr. Long to any position compatible with that of Financial Controller or to any of the companies in our Group. Under the terms of the agreement, Mr. Long’s employment will continue indefinitely, subject to termination by either party to the agreement upon 1 months’ written notice or the equivalent salary in lieu of such notice. Effective as of March 5, 2020, we entered into an employment agreement with Long Jia Kwang pursuant to which he was employed as an Executive Director and Chief Financial Officer of JE Cleantech Holdings Limited. The agreement provides for a monthly base director fee of US$4,000. The other terms stated herein remain unchanged. The aggregate compensation paid to Mr. Long for the year ended December 31, 2023 was US$162,191. On August 12, 2024, the Board of Directors approved a special bonus of SGD50,000 to be paid to Mr. Long.

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Independent Non-Executive Directors’ Agreements

Each of our independent non-executive directors has entered into a Director’s Agreement with the Company and where relevant, a subsidiary. The terms and conditions of such Directors’ Agreements are similar in all material aspects, save for the director’s fees. Each Director’s Agreement is for an initial term of one year and will continue until the independent non-executive director’s successor is duly elected and qualified. Each independent non-executive director will be up for re-election each year at the annual shareholders’ meeting and, upon re-election, the terms and provisions of his or her Director’s Agreement will remain in full force and effect. Any such Director’s Agreement may be terminated for any or no reason by the independent non-executive director or at a meeting called expressly for that purpose by a vote of the shareholders holding more than 50% of the Company’s issued and outstanding Ordinary Shares entitled to vote.

Other than as disclosed above, none of our independent non-executive directors has entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employees

As of December 31, 2024, we employed a total of 95 persons, 53 of whom are employed by JCS-Echigo and 42 of which are employed by Hygiea. Employees are not covered by collective bargaining agreements. We consider our labor practices and employee relations to be good.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are not directly or indirectly owned or controlled by any foreign government or by another corporation. The following table sets forth the number of the Company’s Ordinary Shares beneficially owned as of the date of this prospectus by (i) those persons or groups known to beneficially own more than 5% of our Ordinary Shares; (ii) each executive officer and director; and (iii) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

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Except as indicated below, the shareholders listed possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class(1)
Named Executive Officers and Directors:
Hong Bee Yin(2)	3,500,000	66.5%
Long Jia Kwang	-	-%
Karmjit Singh	-	-%
Tay Jingyan, Gerald	-	-%
Khoo Su Nee, Joanne	-	-%

All executive officers and directors as a group (5 persons)	3,500,000	66.5%

5% Shareholders:
JE Cleantech Global Limited	3,200,000	60.8%

(1) Based on 5,260,260 shares outstanding as of the date of this prospectus.

(2) Includes 3,200,000 shares held by JE Cleantech Global Limited, a company directly owned as to 100.00% by Ms. Hong and 300,000 shares held directly by Ms. Hong.

RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter that requires the committee to review all related-party transactions on an ongoing basis and that all such transactions be approved by the committee.

Related Party Transactions

Set forth below are related party transactions of our Company for the years ended December 31, 2021, 2022 and 2023, and the six months ended June 30, 2024, which are identified in accordance with the rules prescribed under Form F-1 and may not be considered as related party transactions under Singapore law.

On September 24, 2021, prior to the reorganization and the Company’s Initial Public Offering, the Company declared a dividend of SGD 2.9 million (approximately US$2.1 million) payable in cash to its shareholders - JE Cleantech Global Limited, which is wholly-owned by Ms. Hong Bee Yin, the Company’s controlling shareholder, and Triple Business Limited. The dividend was subsequently paid in full. Of this amount, SGD 2.5 million (approximately US$1.9 million) was paid to JE Cleantech Global Limited and SGD 406,000 (approximately US$0.3 million was paid to Triple Business Limited. On October 5, 2021, the Company entered into a loan facility agreement with Ms. Hong Bee Yin, the Company’s controlling shareholder, for a revolving loan facility of up to approximately SGD 1.4 million (approximately US$1.1 million) for general working capital and general corporate purposes, including the payment of expenses related to the Company’s initiative to raise capital through an initial public offering and simultaneous listing of the Company’s Ordinary Shares on a globally recognized stock exchange. Ms. Hong and the Company entered into a subsequent revolving loan facility on October 6, 2021 in the amount of SGD 1.0 million (approximately US$0.7 million) to be used for the same purposes. The total amount of the revolving loan facility of approximately SGD 2.4 million (approximately US$1.8 million) from Ms. Hong Bee Yin, the Company’s controlling shareholder, is non-trade, unsecured, interest-free and payable on demand.

During the fiscal years ended December 31, 2021 and 2022, an amount of SGD 1.5 million (approximately US$1.2 million) and SGD 0.6 million (approximately US$0.5 million), respectively, were drawn down from the original revolving loan facility made available by Ms. Hong Bee Yin to the Company in 2021. In the fiscal years ended December 31, 2022 and 2023, the Company repaid SGD 1.4 million (approximately US$1.1 million) and SGD 0.7 million (approximately US$0.6 million), respectively, to Ms. Hong Bee Yin. As of December 31, 2023, the amount of outstanding loan owed to Ms. Hong Bee Yin is Nil.

Other than the above-mentioned disclosure, there were no significant related party transactions conducted during the years ended December 31, 2021, 2022 and 2023, or during the six months ended June 30, 2024.

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RESALE SHAREHOLDER

The 800,000 Ordinary Shares being offered by the Resale Shareholder were issued to the Resale Shareholder as a result of the corporate reorganization on December 28, 2021, the details of which are set forth above under “History and Corporate Structure – Corporate History.”

We are registering the Ordinary Shares in order to permit the Resale Shareholder to offer the Ordinary Shares for resale from time to time.

If the Resale Shareholder is an affiliate of a broker-dealer, the Resale Shareholder and any participating broker-dealers would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to the Resale Shareholder or any broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, the Resale Shareholder is not an affiliate of a broker-dealer.

The table below contains information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of our Ordinary Shares by the Resale Shareholder. The Resale Shareholder may sell all, some or none of its Ordinary Shares in this offering. See “Plan of Distribution.”

Name of Resale Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Percentage of Ordinary Shares Beneficially Owned Prior to Offering(2)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(3)	Percentage of Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(2)
JE Cleantech Global Limited(1)	3,200,000	60.8%	800,000	2,400,000	45.6%

(1)

JE Cleantech Global Limited is directly owned as to 100.00% by Ms. Hong, our Executive Director and Chief Executive Officer, who may be deemed to have sole voting and dispositive power with respect to the shares held by JE Cleantech Global Limited.

(2)	Calculated based on 5,260,260 Ordinary Shares issued and outstanding as of the date of this prospectus

(3)	Represents the number of Ordinary Shares that will be held by the Resale Shareholder after completion of this offering based on the assumptions that (i) no other Ordinary Shares are acquired or sold by the Resale Shareholder prior to completion of this offering; and (ii) all of the Resale Shares are sold. However, the Resale Shareholder is not obligated to sell all or any portion of the Resale Shares.

We have agreed with the Resale Shareholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement that includes this prospectus.

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PLAN OF DISTRIBUTION

The Resale Shareholder and any of her pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Ordinary Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Resale Shareholder may use any one or more of the following methods when selling the securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Resale Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Resale Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Resale Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Resale Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Resale Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Resale Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Resale Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such an event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Resale Shareholder has informed the Company that it does not have any written or oral agreement or understanding directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Resale Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to our Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Resale Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our Ordinary Shares by the Resale Shareholder or any other person. We will make copies of this prospectus available to the Resale Shareholder and have informed her of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

We are an exempted company incorporated with limited liability in the Cayman Islands. Our affairs are governed by our Amended and Restated Memorandum and Amended and Restated Articles, the Companies Act and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,000 divided into 33,333,333.33 Ordinary Shares, par value US$0.003 each.

Ordinary Shares

The following are summaries of certain material provisions of our Amended and Restated Memorandum, our Amended and Restated Articles and the Companies Act insofar as they relate to the material terms of our Ordinary Shares. The summaries are not complete and are subject to, and qualified in their entirety by the provisions of, our Amended and Restated Memorandum and our Amended and Restated Articles, which are filed as Exhibits 3.1 and 3.2 to our registration statement on Form F-1 filed with the SEC on March 10, 2022. Prospective investors should carefully review the terms and provisions set forth in our Amended and Restated Memorandum and our Amended and Restated Articles.

General

All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our shareholders or board of directors subject to the Companies Act and to the Amended and Restated Articles.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the Ordinary Shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the Ordinary Shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the Ordinary Shares. A special resolution will be required for important matters such as a change of name or making changes to our Amended and Restated Memorandum or our Amended and Restated Articles.

Transfer of Ordinary Shares

Subject to the restrictions contained in our Amended and Restated Articles, as applicable, any of our shareholders may transfer all or any of their Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

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Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share. Our board of directors may also decline to register any transfer of any Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	the Ordinary Shares transferred are fully paid and free of any lien in favor of us; and

●	any fee related to the transfer has been paid to us; and

●	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

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Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Amended and Restated Articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements.

Changes in Capital

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value, negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the Nasdaq Rules in lieu of following home country practice after the closing of this offering. The Nasdaq Rules require that every company listed on Nasdaq hold an annual general meeting of shareholders. In addition, our Amended and Restated Articles allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

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Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a majority in number representing seventy-five percent (75%) in value of the shareholders voting together as one class and (b) if the shares to be issued to each shareholder in the surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (A) in the case of a shareholder scheme, by 75% in value of the members or class of members, as the case may be, with whom the arrangement is to be made; and (B) in the case of a creditor scheme, a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

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●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the affected shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act or the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Articles permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Amended and Restated Articles.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our Amended and Restated Memorandum and our Amended and Restated Articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and our Amended and Restated Articles, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company - a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Amended and Restated Articles provide that any action required or permitted to be taken at general meetings of the Company may only be taken upon the vote of shareholders at general meeting and shareholders may not approve corporate matters by way of a unanimous written resolution without a meeting being held.

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Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our Amended and Restated Articles allow our shareholders to requisition a shareholders’ meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our Amended and Restated Articles require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Amended and Restated Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Act, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended and Restated Articles, directors may be removed by ordinary resolution.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

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Under the Companies Act of the Cayman Islands and our Amended and Restated Articles, our Company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Amended and Restated Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Amended and Restated Memorandum and our Amended and Restated Articles may only be amended by special resolution.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and our Amended and Restated Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and our Amended and Restated Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

SHARES ELIGIBLE FOR FUTURE SALE

All of the Ordinary Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. As of the date of this prospectus, an aggregate of 3,546,406 of our Ordinary Shares outstanding are “restricted securities” as that term is defined in Rule 144 because they either were issued in a transaction or series of transactions not involving a public offering or they have been repurchased by the Company under its stock repurchase program. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Ordinary Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market prices of our Ordinary Shares. Prior to this offering, there has been a limited public market for our Ordinary Shares; however, our Ordinary Shares are listed on Nasdaq under the symbol JCSE.

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Rule 144

In general, under Rule 144 as currently in effect, persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than six months but not more than one year may sell such Ordinary Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Ordinary Shares for more than one year may freely sell our Ordinary Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Ordinary Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Ordinary Shares; or

●	the average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Ordinary Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Conyers Dill & Pearman, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

We have received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

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United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below) that acquire our Ordinary Shares in this offering and hold our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Ordinary Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, as described above, and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Dividends

The entire amount of any cash distribution paid with respect to our Ordinary Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Ordinary Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends, but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in the Ordinary Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

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Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Ordinary Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes, in such Ordinary Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Ordinary Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Ordinary Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company,” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Ordinary Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

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However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Ordinary Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Ordinary Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Our Ordinary Shares have been approved for listing on Nasdaq under the symbol JCSE. However, we cannot guarantee that, once listed, our Ordinary Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Ordinary Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Ordinary Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over its adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Ordinary Shares held at the end of the taxable year over the fair market value of such Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

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If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR SECURITIES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

LEGAL MATTERS

The validity of the Ordinary Shares offered in this offering and certain legal matters as to Cayman Islands law has been passed upon for us by Conyers Dill & Pearman.

Certain legal matters in connection with this offering with respect to United States federal securities law have been passed upon for us by Schlueter & Associates, Greenwood Village, Colorado.

EXPERTS

The financial statements as of December 31, 2022 and 2023, and for each of the three years in the period ended December 31, 2023 incorporated by reference in this prospectus have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements). Such financial statements have been incorporated by reference herein in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403, United States of America.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the Ordinary Shares being offered hereby. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments thereto including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and the exhibits and schedules for further information with respect to us and our Ordinary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As we are a foreign private issuer, we are required to file our Annual Report on Form 20-F within 120 days of the end of each year. However, we intend to furnish the depositary with our Annual Reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders.

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INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 30, 2024;

(2)	our Report on Form 6-K for the six months ended June 30, 2024, filed with the SEC on October 30, 2024;

(3)	any future Annual Reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(4)	any future Reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (https://www.jecleantech.sg) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus. If you would like a copy of any of these documents, please write or call us at:

JE Cleantech Holdings Limited

3 Woodlands Sector 1

Singapore 738361

+65 6602 9468

Email: enquiry@jecleantech.sg

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Up to 800,000 Ordinary Shares

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of the Company’s business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our Amended and Restated Memorandum of Association and our Amended and Restated Articles of Association permit, to the fullest extent permissible under Cayman Islands law, indemnification of our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as directors or officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Ordinary Shares

Pursuant to a group reorganization on December 28, 2021, the Registrant issued an aggregate of 11,999,999 Ordinary Shares, par value US$0.001, as follows:

II-1

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
JE Cleantech Global Limited, a company incorporated in the BVI with limited liability on November 19, 2018 and wholly-owned by Ms. Hong, our CEO	December 28, 2021	9,599,999 Ordinary Shares	9,599,999 shares of JE Cleantech International Limited

Triple Business Limited, a company incorporated in the BVI on August 4, 2016 with limited liability, which is legally and beneficially owned by Fuji Investment SPC, an Independent Third Party	December 28, 2021	1,680,000 Ordinary Shares	1,680,000 shares of JE Cleantech International Limited

Ever Bloom Properties Company Limited, a company incorporated in Samoa on November 14, 2017 with limited liability	December 28, 2021	480,000 Ordinary Shares	480,000 shares of JE Cleantech International Limited

Aqua Lady Group Limited, a company incorporated in the British Virgin Islands on 3 July 2017 with limited liability	December 28, 2021	240,000 Ordinary Shares	240,000 shares of JE Cleantech International Limited

On November 20, 2024, the Registrant issued 300,000 Ordinary Shares, par value US$0.003, to Ms. Hong Bee Yin, its Chief Executive Officer, under the 2022 Equity Incentive Plan. The shares were issued at the recommendation of the Registrant’s Compensation Committee in consideration of Ms. Hong’s successful planning and execution of the complex Initial Public Offering in April 2022 as well as for sustainability and growth of the Company.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

See “Exhibit Index” beginning on page II-3 of this registration statement.

(b)	Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the data is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
3.2	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
2.1	Description of Registered Securities (incorporated by reference to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2024).
5.1**	Opinion of Conyers Dill & Pearman regarding the validity of securities being registered
10.1	Form of Directors’ Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.3	Banking Facility from United Overseas Bank Limited to JCS-Echigo Pte Ltd (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.4	Loan Facility Agreement between Hong Bee Yin and JE Cleantech Holdings Limited (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.5	Audit Committee Charter (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.6	Nomination Committee Charter (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.7	Compensation Committee Charter (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
10.8	Amended and Restated Audit Committee Charter (incorporated by reference to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2024).
10.9	Amended Compensation Committee Charter (incorporated by reference to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2024).
10.10*	2022 Equity Incentive Plan
14.1	Code of Ethics of the Company (incorporated by reference to Exhibit 14 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022).
19.1	Insider Trading Policy of JE Cleantech Holdings Limited (incorporated by reference to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2024)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on March 10, 2022)
23.1*	Consent of WWC, P.C.
23.2**	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)
23.3**	Consent of Rajah & Tann Singapore LLP
24.1*	Power of Attorney (included on signature page)
97.1	Compensation Recovery Policy (incorporated by reference to the Company’s Annual Report on Form 20-F filed with the SEC on April 30, 2024).
99.1**	Opinion of Rajah & Tann Singapore LLP regarding Singapore legal matters
107*	Filing Fee Table

* Filed herewith

** To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 23, 2025.

JE CLEANTECH HOLDINGS LIMITED

By:	/s/ HONG Bee Yin
Name:	HONG Bee Yin
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ LONG Jia Kwang
Name:	LONG Jia Kwang
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

We, the undersigned directors and executive officers of JE Cleantech Holdings Limited and its subsidiaries hereby severally constitute and appoint HONG Bee Yin, singly (with full power to act alone), our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution in her for her and in her name, place and stead, and in any and all capacities, to sign this registration statement on Form F-1 and any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and him, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	January 23, 2025	/s/ HONG Bee Yin
HONG Bee Yin, Chief Executive Officer (Principal Executive Officer) and Executive Director

Date:	January 23, 2025	/s/ LONG Jia Kwang
LONG Jia Kwang, Chief Financial Officer (Principal Financial and Accounting Officer) and Executive Director

Date:	January 23, 2025	*
Karmjit Singh, Director

Date:	January 23, 2025	*
TAY Jingyan, Director

Date:	January 23, 2025	*
KHOO Su Nee, Director

* By	/s/ HONG Bee Yin
HONG Bee Yin, Attorney-in-Fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of JE Cleantech Holdings Limited, has signed this registration statement or amendment thereto on this 23rd day of January, 2025.

SCHLUETER & ASSOCIATES, P.C.

By:	/s/ Henry F. Schlueter
Name:	Henry F. Schlueter
Title:	Managing Director Authorized Representative in the United States

II-5